    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 2000.


                                                      REGISTRATION NO. 333-41552
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            ------------------------

                                AMENDMENT NO. 6

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               TALITY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                           NO. 7373                          77-0548279
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL       (IRS EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)                  NUMBER)

                       555 RIVER OAKS PARKWAY, BUILDING 3
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 943-1234
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              ROBERT P. WIEDERHOLD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               TALITY CORPORATION
                       555 RIVER OAKS PARKWAY, BUILDING 3
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 943-1234
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

     GREGORY J. CONKLIN, ESQ.         R. L. SMITH MCKEITHEN, ESQ.            JOHN L. SAVVA, ESQ.
      LISA A. FONTENOT, ESQ.          CADENCE DESIGN SYSTEMS, INC.        KRISTEN SMITH DAYLEY, ESQ.
   GIBSON, DUNN & CRUTCHER LLP       2655 SEELY AVENUE, BUILDING 5           SULLIVAN & CROMWELL
      ONE MONTGOMERY STREET            SAN JOSE, CALIFORNIA 95134           1870 EMBARCADERO ROAD,
          TELESIS TOWER                                                  PALO ALTO, CALIFORNIA 94303
 SAN FRANCISCO, CALIFORNIA 94104

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF EACH CLASS OF               AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED           REGISTERED             PER SHARE(1)              PRICE(1)          REGISTRATION FEE(1)
------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par
  value $.001 per share.......        14,662,500                $12.00               $175,950,000              $46,451
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Previously paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 Subject to Completion. Dated October 5, 2000.

                               12,750,000 Shares

                                 [Tality Logo]
                              Class A Common Stock
                            ------------------------
     This is an initial public offering of shares of Class A common stock of Tality Corporation. All of the 12,750,000 shares of Class A common stock are being sold by Tality Corporation.

     Immediately following the offering, Tality Corporation will be a holding company whose principal assets will be its 1% general partnership interest and approximately 16.7% limited partnership interest in Tality, LP. At that time, Cadence Design Systems, Inc. will own an approximately 82.3% limited partnership interest in Tality, LP and our only outstanding share of Class B common stock. Through its ownership of our Class B common stock, Cadence will have approximately 82.3% of the voting power of all outstanding shares of our voting stock and will be able to control all matters requiring stockholder approval.

     Prior to this offering, there has been no public market for the Class A common stock. Tality estimates that the initial public offering price per share will be between $10.00 and $12.00. The Class A common stock has been approved for quotation on the Nasdaq National Market under the symbol "TLTY".

     See "Risk Factors" beginning on page 9 to read about factors you should consider before buying shares of Class A common stock.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                               Per
                                                              Share       Total
                                                              ------   ------------
Initial public offering price...............................  $        $
Underwriting discount.......................................  $        $
Proceeds, before expenses, to Tality........................  $        $

     To the extent that the underwriters sell more than 12,750,000 shares of Class A common stock, the underwriters have the option to purchase up to an additional 1,912,500 shares from Tality Corporation at the initial public offering price less the underwriting discount.
                            ------------------------
     The underwriters expect to deliver the shares of Class A common stock in
New York, New York, on                          , 2000.

GOLDMAN, SACHS & CO.
                       LEHMAN BROTHERS
                                            UBS WARBURG LLC
                                                           SG COWEN
                            ------------------------
                  Prospectus dated                     , 2000.

Inside cover graphics to depict the stages of the electronics design process generally, and identify the participation by Tality in the steps of the design process. The steps of the design process represented will include:

ELECTRONIC PRODUCT REALIZATION:

     Tality Corporation provides innovative engineering services that extend from product concept through manufacturing to help communications companies realize their product visions.

           - concept

               We assist clients in refining a product concept and mapping technology options.

           - specification

               We map our clients' product concept into technology, partition it into software and hardware, and define how each component will operate.

           - implementation

               We physically implement specifications into advanced integrated circuits, complex printed circuit boards and complete systems.

           - prototype

               We work with third-party manufacturers to develop and deliver product prototypes for testing to identify and resolve remaining design issues.

           - manufacturing support

               We assist clients through the process of moving to volume manufacturing.

                               PROSPECTUS SUMMARY

     This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and the financial statements and notes to those statements, before you decide to buy our Class A common stock.

                                     TALITY

     We are a leading global provider of innovative engineering services for the design of complex electronic systems and integrated circuits, or chips. We focus our offerings primarily on the growing communications market. Our targeted segments of this market include wireline and wireless communications infrastructure, high-speed data access equipment and consumer communication products. Our engineering expertise encompasses all aspects of product design, including complete system, sub-system and advanced integrated circuit design. The breadth of this expertise extends from product conceptualization through implementation for production manufacturing.

     We are the world's largest independent electronics design services provider, with over 1,000 engineers located at 14 design sites in the United States, Canada, the United Kingdom and India. Since the beginning of 1998, we have completed over 500 design projects. Our clients include both leading and emerging electronic systems companies and integrated circuit manufacturers. Our top three clients by revenue for 1999 were Texas Instruments, Unisys and Philips Business Communications.

     In recent years, proliferation of the Internet and the increasing need for connectivity have driven growth in the worldwide demand for communications products. This demand has increased technological and business complexity, competition, resource constraints and the need to introduce products to market quickly. To address these issues, electronic products manufacturers and chip companies increasingly rely on outsourcing to provide expertise in areas that fall outside of their core competencies and areas of competitive differentiation. Examples of this trend include the expanded role of electronics contract manufacturers, integrated circuit foundries and, more recently, electronics design services and intellectual property companies.

     Our design solutions enable clients to address the pressures of increasing business and technological complexity, growing competition, resource constraints and the need to decrease time-to-market. Our engineering team has extensive expertise in our targeted segments of the communications market. We also have significant experience in systems design, embedded software and firmware design, printed circuit board and chip-level design and full systems integration. In addition, through our internal research and development efforts and our design projects, we have accumulated a growing portfolio of intellectual property that we may offer clients as part of our electronics design services. To every design engagement, we bring an established design infrastructure, comprised of the design automation tools, computing infrastructure and laboratory environments necessary for the development of clients' products. We also assist clients by providing project management services to address the growing complexities of the design phase of product development and offer assistance in the management of clients' supply chains through the application of our in-depth knowledge of and experience in technical and business management processes.

     Our goal is to be the preferred global design partner and intellectual property provider for electronic products companies and integrated circuit manufacturers in communications-related markets. To achieve this objective, we intend to:

     - target segments of the electronics market that we believe offer opportunities for rapid and sustainable growth;

     - grow our base of intellectual property to generate complementary and recurring revenue streams and to enhance operating efficiencies;

     - strengthen our relationships with select clients to develop and maintain a continuous, strategic role in their product development activities and participate in their commercial success on an incentive basis;

     - develop an extensive supply chain network to enhance our ability to assist clients in the management of their supply chains;

     - grow through acquisitions of complementary businesses and technologies;
       and

     - expand our sales and marketing activities.

OUR RELATIONSHIP WITH CADENCE

     Since 1995, we have operated as the electronics design services group of Cadence. On July 17, 2000, Cadence announced its plan to separate its electronics design services group into a separate company focused on providing design solutions and proprietary technology to electronic products companies and integrated circuit manufacturers. Following the separation, this business will be conducted by Tality, LP. We expect the separation to be substantially complete upon completion of the initial public offering. Until that time, our business will continue to operate as Cadence's electronics design services group.

     Tality Corporation is a holding company whose principal assets immediately after completion of this offering will be a 1% general partnership interest and an approximately 16.7% limited partnership interest in Tality, LP. At that time, Tality, LP's partners will consist of Tality Corporation and a wholly-owned subsidiary of Cadence.

     Immediately after completion of this offering, Cadence will own the only outstanding share of Class B common stock of Tality Corporation and an approximately 82.3% limited partnership interest in Tality, LP. Through its ownership of Class B common stock, Cadence will have voting rights equal to its percentage ownership in Tality, LP. As a result, its voting power in Tality Corporation associated with its ownership of Class B common stock will be approximately 82.3%. With the 410,000 shares of Class A common stock held by Cadence Design Systems, Inc. and the share of Class B common stock held by Cadence Holdings, Inc., Cadence will have total voting power in Tality Corporation of approximately 82.7% immediately after completion of this offering. The special voting rights associated with Cadence's share of Class B common stock are not transferable by Cadence except to its subsidiaries. Except for its special voting rights, and the right to convert into Class C common stock as described below, the Class B common stock has the same rights as our Class A common stock.

     The following chart describes the relationships of Cadence and Tality immediately after completion of the offering:

                                      LOGO

     Cadence will have the right at any time to exchange each of its limited partnership units in Tality, LP for, and convert its share of Class B common stock into, one share of Class A common stock. Partnership units held by Tality Corporation or any of its subsidiaries are not exchangeable into shares of Class A common stock. While Cadence currently has no plans to distribute its equity interests in Tality Corporation and Tality, LP to Cadence stockholders, the amended and restated certificate of incorporation of Tality Corporation and the limited partnership agreement of Tality, LP contain provisions intended to preserve flexibility for such a transaction in the future. If Cadence decides in the future to effect a tax-free distribution of its equity interests in Tality Corporation and Tality, LP to Cadence stockholders, Cadence will have the right to convert its share of Class B common stock into, and exchange all of its partnership units in Tality, LP for, an equal number of shares of our Class C common stock. The Class C common stock may only be issued in connection with a tax-free distribution. In general, the Class C common stock will have voting rights intended to provide Cadence, and its stockholders who receive shares of Class C common stock in the tax-free distribution, with 80% of the fully-diluted voting power of Tality Corporation. In all other respects, the Class C common stock will have the same rights as our Class A common stock.

     Cadence has agreed with the underwriters not to transfer its Class B common stock and limited partnership units in Tality, LP, or any Class A common stock or Class C common stock acquired by it, through the date that is 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. After the expiration of this 180-day period, Cadence will no longer be restricted from transferring any of its common stock of Tality Corporation or limited partnership units in Tality, LP to the public or to its stockholders.

     We expect that the separation of our business from Cadence will be substantially completed prior to the completion of this offering. In connection with the separation, prior to completion of this offering, we will enter into agreements with Cadence providing for, among other things:

     - the transfer by Cadence to us of assets and liabilities relating to our business;

     - the allocation of intellectual property between us and Cadence; and

     - various ongoing relationships between us and Cadence.

     The agreements regarding the separation of our business operations from those of Cadence are described more fully in the section of this prospectus entitled "Arrangements Between Tality and Cadence". The terms of these agreements, which are being negotiated in the context of a parent-subsidiary relationship, may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. The assets and liabilities to be transferred to us by Cadence are described more fully in our consolidated financial statements and notes to those statements that are also included elsewhere in this prospectus.

OUR CORPORATE INFORMATION

     Tality Corporation was incorporated on July 13, 2000 in the State of Delaware.

     Our principal executive offices are located at 555 River Oaks Parkway, Building 3, San Jose, California 95134, and our telephone number at that address is (408) 943-1234.

TRADEMARKS

     We have applied for trademark registrations in the United States and several other countries for the name Tality. This prospectus contains other product names, trade names and trademarks that belong to us or to other organizations.
                            ------------------------

     Unless specified otherwise or the context otherwise requires, "Tality", "we", "us" and "our" refer to Tality Corporation and its subsidiaries, including Tality, LP. When this prospectus discusses the historical business of Tality, references to Tality include all predecessor companies that operated the business currently conducted by the Cadence design services group and Tality, LP immediately following its separation from Cadence.

     Unless specified otherwise or the context otherwise requires, "Cadence" refers to Cadence Design Systems, Inc., a Delaware corporation, and its subsidiaries other than Tality Corporation and its subsidiaries, including Tality, LP.

     Unless specified otherwise, this prospectus:

     - gives effect to the filing of Tality Corporation's amended and restated certificate of incorporation;

     - gives effect to our separation from Cadence; and

     - assumes that the underwriters have not exercised their option to purchase additional shares of our Class A common stock in the offering.

                                  THE OFFERING

CLASS A COMMON STOCK
  OFFERED..................  12,750,000 shares

COMMON STOCK TO BE
  OUTSTANDING AFTER THIS
  OFFERING:

  CLASS A COMMON STOCK.....  15,120,000 shares

  CLASS B COMMON STOCK.....  1 share

CONTROL BY CADENCE.........  Cadence will own the only share of Class B common stock outstanding immediately following this offering. By virtue of Cadence's ownership of our Class B common stock, Cadence will be able to control our corporate actions, such as electing our board of directors, amending our certificate of incorporation and controlling all fundamental corporate decisions.

LIMITED PARTNERSHIP UNITS
TO BE OUTSTANDING AFTER
  THIS OFFERING............  84,367,801 units

                             Each limited partnership unit not owned by Tality Corporation or any of its subsidiaries is exchangeable for one share of Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock. Limited partnership units owned by Tality Corporation or any of its subsidiaries are not exchangeable for shares of Class A common stock.

                             If Cadence Holdings, Inc. were to convert its share of Class B common stock into, and exchange all of its limited partnership units for, Class A common stock, it would own 70,100,001 shares of Class A common stock, or approximately 82.3% of our outstanding Class A common stock, or 80.5% if the underwriters' option to purchase additional shares of our Class A common stock is exercised in full. Together with the 410,000 shares of Class A common stock held by Cadence Design Systems, Inc., upon such conversion and exchange Cadence would own approximately 82.7% of our outstanding Class A common stock, or 80.9% if the underwriters' option to purchase additional shares of our Class A common stock is exercised in full.

                             If all limited partnership units, other than those owned by Tality Corporation or any of its subsidiaries, were exchanged for, and the share of Class B common stock was converted into, Class A common stock, there would be 85,220,001 shares of Class A common stock outstanding immediately after this offering.

USE OF PROCEEDS:
  BY TALITY CORPORATION....  To purchase additional partnership interests in
                             Tality, LP, resulting in a 1% general partnership interest and an approximately 16.7% limited partnership interest.

  BY TALITY, LP............  For general partnership purposes, including working capital, capital expenditures, sales and marketing activities and potential acquisitions and investments.

PROPOSED NASDAQ NATIONAL
  MARKET SYMBOL............  TLTY

VOTING RIGHTS..............  Each holder of Class A common stock is entitled to one vote per share.

                             A holder of Class B common stock is entitled to a number of votes equal to the total number of shares of Class B common stock plus the total number of limited partnership units of Tality, LP owned by such holder.

                             Holders of our Class A and Class B common stock generally will vote together as a single class on all matters.

     The information set forth above:

     - includes approximately 1,740,000 shares of Class A common stock owned by certain Cadence employees and 220,000 shares of Class A common stock owned by Tality directors as of September 30, 2000;

     - includes 410,000 shares of Class A common stock owned by Cadence; and


     - excludes 13,492,240 shares of Class A common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $6.25 per share and 4,462,760 shares of Class A common stock currently available for future issuance under our 2000 Equity Incentive Plan, our 2000 Broad Based Equity Incentive Plan and our Directors Stock Option Plan.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The summary financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto appearing elsewhere in this prospectus. The following table sets forth the historical summary data for Tality, LP for the years ended December 30, 1995, December 28, 1996, January 3, 1998, January 2, 1999 and January 1, 2000 and the six months ended July 3, 1999 and July 1, 2000. Also set forth below are the pro forma statements of operations data for Tality Corporation and Tality, LP on a consolidated basis for the year ended January 1, 2000 and the six months ended July 1, 2000.

     The historical financial information included in this prospectus may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

     The pro forma statements of operations data set forth the consolidated results of Tality Corporation and Tality, LP on a pro forma basis and reflect the following:

     - the structure of Tality Corporation and Tality, LP upon completion of this offering, the receipt by Tality Corporation of net proceeds of approximately $126.8 million from this offering and the purchase by Tality Corporation of additional partnership interests of Tality, LP, resulting in a 1% general partnership interest and an approximately 16.7% limited partnership interest;

     - the allocation of approximately 82.3% of the net losses of Tality, LP to Cadence; and

     - the net losses attributable to Tality Corporation.

                                                       TALITY, LP                                          TALITY CORPORATION
                       ---------------------------------------------------------------------------   -------------------------------
                                            YEAR ENDED                          SIX MONTHS ENDED                        SIX MONTHS
                       -----------------------------------------------------   -------------------     YEAR ENDED          ENDED
                       DEC. 30,   DEC. 28,   JAN. 3,     JAN. 2,    JAN. 1,    JULY 3,    JULY 1,    JANUARY 1, 2000   JULY 1, 2000
                         1995       1996       1998       1999        2000       1999       2000        PRO FORMA        PRO FORMA
                       --------   --------   --------   ---------   --------   --------   --------   ---------------   -------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF
  OPERATIONS DATA:
Revenue..............  $ 47,249   $ 88,400   $ 90,690   $ 105,262   $128,873   $ 57,520   $ 90,284      $128,873         $ 90,284
Costs and expenses...    66,507    119,480    151,367     255,097    189,190     92,384    116,158       189,190          116,158
Loss from
  operations.........   (19,258)   (31,080)   (60,677)   (149,835)   (60,317)   (34,864)   (25,874)      (60,317)         (25,874)
Loss before minority
  interest...........   (19,457)   (31,609)   (61,234)   (151,260)   (62,253)   (35,741)   (25,809)      (62,253)         (25,809)
Minority interest....        --         --         --          --         --         --         --        51,234           21,241
Net loss.............  $(19,457)  $(31,609)  $(61,234)  $(151,260)  $(62,253)  $(35,741)  $(25,809)     $(11,019)        $ (4,568)
Pro forma basic and
  diluted net loss
  per share..........                                                                                   $  (0.73)        $  (0.30)
Weighted average
  shares used in
  computing pro forma
  basic and diluted
  net loss per
  share..............                                                                                     15,120           15,120

     The pro forma balance sheet data for the financial position of Tality, LP below gives effect to the retention by Cadence of all of Tality, LP's working capital except the current portion of capital lease obligations and deferred revenue, as provided in the amended and restated master separation agreement.

     The pro forma as adjusted balance sheet data reflect, for the consolidated financial position of Tality Corporation and Tality, LP:

     - the reclassification of the equity interest of Cadence to minority interest; and

     - the receipt of the estimated net proceeds of this offering based on an assumed initial public offering price of $11 per share and after deducting an assumed underwriting discount and estimated offering expenses payable by us.

     - the receipt of proceeds of $1,375,000 from the purchase by three directors of 220,000 restricted shares of Class A common stock for $6.25 per share under the 2000 Equity Incentive Plan.

                                                                 AT JULY 1, 2000
                                             -------------------------------------------------------
                                                                                           TALITY
                                               TALITY                      TALITY, LP    CORPORATION
                                             CORPORATION    TALITY, LP        PRO         PRO FORMA
                                               ACTUAL         ACTUAL         FORMA       AS ADJUSTED
                                             -----------    -----------    ----------    -----------
                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................     $     --       $     --       $    --       $128,183
Working capital..........................           --         40,744        (6,521)       121,662
Total assets.............................           --        155,691        79,318        207,501
Long-term liabilities....................           --          3,242         3,242          3,242
Minority interest........................           --             --            --        162,738
Cadence's net investment.................           --        116,820        69,555             --
Total stockholders' equity...............           --             --            --         35,000

---------------

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. If that happens, the trading price of our Class A common stock could decline, and you may lose all or part of your investment. Many of the risk factors below relate to the business of Tality, LP. These risks also affect Tality Corporation because Tality Corporation's sole assets immediately after the offering will be its partnership interests in Tality, LP.

                         RISKS RELATED TO OUR BUSINESS

OUR ELECTRONICS DESIGN SERVICES BUSINESS HAS A LIMITED OPERATING HISTORY, HAS HISTORICALLY SUFFERED LOSSES AND MAY NEVER ACHIEVE PROFITABILITY.

     We began operating in 1995 as the electronics design services group within Cadence and will continue to operate our business within Cadence until completion of the separation, which we expect to be substantially complete upon the completion of this offering. We have no long-term experience in offering electronics design services and licensing our intellectual property. We have historically incurred losses and we may not succeed in generating sufficient revenue to achieve profitability. We incurred net losses of $61.2 million in 1997, $151.3 million in 1998 and $62.3 million in 1999. We expect our expenses to increase substantially in connection with our separation from Cadence and as we continue to expand our operations. In particular, we will be required to incur new fixed costs to build a business and administration infrastructure separate from Cadence and additional expenses associated with hiring engineering professionals, research and development and sales and marketing activities. The rate of growth of our revenue over prior periods may not continue or increase, and our separation and expansion may prove more expensive than we anticipate. If we fail to increase our revenue to offset our expenses, we will continue to experience losses.

IF OUR ELECTRONICS DESIGN SERVICES DO NOT ACHIEVE WIDESPREAD MARKET ACCEPTANCE, WE MAY BE UNABLE TO INCREASE OUR REVENUE.

     To increase our revenue, we will need to successfully market our electronics design services, including our proprietary technologies, to existing and potential clients, particularly communications-related products companies and integrated circuit manufacturers that could choose to develop and maintain product design capabilities internally. If we do not develop technologies that meet the needs of clients and successfully promote the use of external design services, we may be unable to increase our revenue. The market for independent electronics design services is new, making it difficult to determine the size and growth of the market and to predict how this market will develop. We face numerous obstacles in marketing our services to prospective clients, including:

     - the time and expense entailed in building relationships with these companies;

     - intense competition with the internal design teams of potential clients and factors that may make it more cost-effective for them to use their internal resources;

     - difficulties in establishing technical and business credibility to convince companies to rely on us for critical design expertise and technology;

     - difficulties in persuading companies to bear the development costs associated with our services and technologies;

     - the desire of many prospective clients to retain sole management of their supply chain for product development;

     - the desire of clients to retain rights to all intellectual property developed in the design process; and

     - rapid changes in technology and industry standards with which we must be technically competent.

COMPETITION FOR QUALIFIED PERSONNEL IN OUR INDUSTRY IS INTENSE, AND OUR BUSINESS COULD SUFFER IF WE ARE NOT ABLE TO SUCCESSFULLY ATTRACT AND RETAIN KEY EMPLOYEES AND QUALIFIED PROFESSIONALS.

     If we are unable to retain the services of our key personnel and hire and retain additional qualified personnel, we may be unable to manage our business effectively and our operating results would suffer. We depend substantially on the continued services of Robert P. Wiederhold, our president and chief executive officer, other members of senior management, design services engineers and sales personnel. Mr. Wiederhold is our only employee with whom we have an employment agreement. As our success depends on our ability to develop and introduce new technology and respond to changing design environments and standards, retaining qualified engineers with the requisite education and experience will be fundamental to our growth. The high cost of training new personnel, not fully utilizing these personnel or losing trained personnel to competing employers could reduce our gross margins and harm our business and operating results.

     In addition, our success will depend on our ability to hire additional experienced engineers, senior management and sales and marketing personnel. The robust economy and opportunities available in other high technology companies has made, and could continue to make, recruiting and retaining employees, especially design engineers, more difficult for us. Competition for these personnel is intense, particularly in geographic areas recognized as high technology centers such as the Silicon Valley area, where our principal offices are located, and the other locations where we maintain design sites. To attract and retain individuals with the requisite expertise, we may be required to grant large numbers of stock options or other stock-based incentive awards, which may be dilutive to existing stockholders. We may also be required to pay significant base salaries and cash bonuses, which could harm our operating results. If we do not succeed in hiring and retaining candidates with appropriate qualifications, we will not be able to grow our business and our operating results will suffer.

WE HAVE EXPERIENCED SIGNIFICANT VARIATIONS IN OUR PAST QUARTERLY OPERATING RESULTS. VARIATIONS IN OUR FUTURE QUARTERLY OPERATING RESULTS COULD CAUSE THE MARKET PRICE OF OUR CLASS A COMMON STOCK TO DECLINE.

     We have experienced, and may continue to experience, significant variations in our quarterly operating results. For example, since the beginning of 1998, our quarterly gross margins have fluctuated between (29)% of revenue and 22% of revenue. If our revenue or operating results fall short of the levels expected by public market analysts and investors, the trading price of our Class A common stock could decline dramatically. As we expand our operations, we expect that operating expenses, particularly the cost of hiring engineering professionals, research and development costs and sales and marketing costs, will continue to increase. In addition, we base our expense budgets partially on our expectations of future revenue, which is difficult to predict. A significant portion of our expenses is fixed, at least in the short-term. If our revenue falls below the levels we expect or decreases and we are unable to reduce our costs rapidly, our operating results would suffer. For example, during 1997, we rapidly expanded our engineering resources by hiring additional design engineers and establishing new design sites in anticipation of a significantly increased number of new design services engagements. However, in 1998, new design services engagements fell short of levels that we had anticipated, which harmed our operating results in 1998 and 1999.

     In addition, many of our client engagements are terminable with little or no advance notice and without penalty. Since a significant portion of our costs is fixed, we may not be able to reduce our costs in a timely manner in connection with the unanticipated revenue loss when one or more projects is terminated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors Affecting Operating Results" for a discussion of factors that may cause our quarterly operating results to fluctuate.

THE LENGTHY SALES CYCLE OF OUR SERVICES AND TECHNOLOGIES MAKES THE TIMING OF OUR REVENUE DIFFICULT TO PREDICT AND MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE UNEXPECTEDLY.

     We have a lengthy sales cycle that generally extends approximately three to five months. The length of our sales cycle may cause our revenue and operating results to vary unexpectedly from quarter to quarter. The complexity and expense associated with our business generally requires a lengthy client education and approval process. Consequently, we may incur substantial expenses and devote significant management effort and expense to develop potential relationships that do not result in agreements or revenue and may prevent us from pursuing other opportunities.

     In addition, sales of our services may be delayed if clients delay approval or commencement of projects because of:

     - clients' budgetary constraints and internal acceptance review procedures;

     - the timing of clients' budget cycles; and

     - the timing of clients' competitive evaluation processes.

If clients experience delays in their approval or project commencement activities, we may not learn of, and therefore be able to communicate to the public, revenue or earnings shortfalls until late in a fiscal quarter.

WE RELY ON FIXED PRICE ARRANGEMENTS FOR A SIGNIFICANT PORTION OF OUR ENGAGEMENTS, WHICH ARRANGEMENTS MAY NOT BE PROFITABLE IN THE LONG TERM.

     We derive a significant portion of our revenue from arrangements under which a fixed fee is agreed upon in advance of performing our services. If we are unable to accurately price our design services delivered under fixed price arrangements, our business may not become profitable and the market price of our Class A common stock could decrease. Under these arrangements, we must make assumptions and estimates regarding the time and resources that we will need to devote to a project. If we underestimate the resources necessary to complete a fixed price project, we may be required to complete the project at a loss or at a significantly lower profit margin. In addition, if we underestimate the time necessary to complete a project, we may be required to recognize revenue at a later date than we anticipated, which could have a negative impact on our quarterly results of operations.

IF WE ARE UNABLE TO DERIVE SIGNIFICANT REVENUE FROM OUR INTELLECTUAL PROPERTY, WE MAY NOT BE ABLE TO OFFSET OUR RESEARCH AND DEVELOPMENT COSTS IN ACCORDANCE WITH OUR EXPECTATIONS.

     As part of our strategy, we will be developing proprietary technology for license in conjunction with our design services and will increasingly focus on generating revenue through royalty arrangements under which fees will be paid for the use of our intellectual property. We have recently begun to derive revenue from licensing our technology, including technology developed at our own direction and expense and technology developed in the course of performing services for clients. We expect research and development expenses to increase as licensable technologies and license fees become a source of revenue. Despite our increased spending on research and development activities, we cannot be certain that our licenses or royalty arrangements will generate significant revenue over the long term.

BECAUSE THE COMMUNICATIONS AND INTEGRATED CIRCUIT MARKETS IN WHICH WE COMPETE EXPERIENCE RAPID TECHNOLOGICAL CHANGE, OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO ADAPT OUR SERVICE OFFERINGS TO THESE TECHNOLOGICAL CHANGES QUICKLY AND IN A COST-EFFECTIVE MANNER.

     The communications and integrated circuit markets are characterized by rapid technological change, the adoption of new standards, frequent new product introductions and changes in client and end user requirements. We may be unable to respond quickly or effectively to these developments.

The need to continuously adapt our service offerings and invest in our intellectual property to respond to these changes may require us to incur significant expenses and may disrupt our ability to deliver our services in a timely manner as we transition to new technologies and standards. The introduction of new services by competitors, market acceptance of products based on new or alternative technologies or the emergence of new industry standards could render our existing or future service offerings uncompetitive, which would harm our operating results.

WE FACE INTENSE COMPETITION AND EXPECT NEW ENTRANTS TO OUR INDUSTRY, AND OUR FAILURE TO COMPETE SUCCESSFULLY COULD PREVENT US FROM INCREASING REVENUE AND BECOMING PROFITABLE.

     The electronics design services industry is highly competitive, and the market it serves is experiencing rapid technological developments, changes in industry standards, varying client requirements and frequent new product introductions and improvements. If we are unable to compete effectively, our ability to increase our revenue and market share will be harmed and our operating results will suffer.

     The electronics design services industry is relatively new, and electronic products companies and integrated circuit manufacturers are only beginning to purchase these services from outside vendors. In order to compete successfully, we must gain industry acceptance for our design services and proprietary technology and deliver design capabilities superior to those delivered by the internal design departments of potential clients and those of other design companies. We may not be successful in competing against existing or new competitors.

     We face competition from:

     - numerous existing small- and medium-size engineering services companies;

     - design services organizations of electronic products company suppliers, integrated circuit foundries, electronics manufacturing service providers, intellectual property companies, application specific integrated circuit vendors and real-time operating systems companies, any of which may decide to increase their design services offerings to complement their existing design products and services; and

     - professional engineering services firms that may enter the market.

In addition, as we increase our focus on licensing our intellectual property, we expect competition with intellectual property companies to increase.

IF OUR TARGETED SEGMENTS OF THE COMMUNICATIONS MARKET DEVELOP MORE SLOWLY THAN WE EXPECT, OUR REVENUE WILL NOT GROW AS FAST AS ANTICIPATED, IF AT ALL.

     Many of our targeted segments of the communications market are either emerging or rapidly changing, and the potential size of these market segments and the timing of their development are difficult to predict. If these targeted segments develop more slowly than we expect, our ability to increase revenue may be limited. We depend, in part, upon the broad acceptance by businesses and consumers of a wide variety of consumer electronics. Our ability to achieve this broad acceptance will depend on many factors, including:

     - the development of content and applications for consumer appliances and devices;

     - the willingness of large numbers of businesses and consumers to use these devices to perform functions currently carried out manually or by traditional personal computers; and

     - the evolution of industry standards facilitating use of the Internet in consumer electronics devices through wired and wireless telecommunications systems, satellite or cable.

A SIGNIFICANT PORTION OF OUR HISTORICAL GROWTH HAS RESULTED FROM ACQUISITIONS, AND IF WE ARE UNABLE TO IDENTIFY AND MAKE FUTURE ACQUISITIONS, OUR ABILITY TO EXPAND OPERATIONS AND INCREASE REVENUE MAY SUFFER.

     In the past, a significant portion of our growth has been attributable to the acquisition of other businesses and technologies. Although we currently have no specific understandings, commitments or agreements with respect to any acquisition, we expect that acquisitions of complementary businesses and technologies will continue to play a key role in our ability to expand our operations, hire additional personnel and increase our revenue. If we are unable to identify suitable targets for acquisition or complete acquisitions on acceptable terms, we may fail to expand our services offerings and our revenue may increase more slowly than we expect. Even if we are able to identify and complete acquisitions, we may be unable to realize the benefits anticipated as a result of these acquisitions.

ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND ADVERSELY AFFECT OUR FINANCIAL CONDITION OR OUR OPERATIONS.

     Although we currently have no specific understandings, commitments or agreements for any acquisition, we have acquired other businesses before and expect to make investments in or acquisitions of complementary businesses and technologies in the future. We cannot be certain that we would successfully integrate any businesses, technologies or personnel that we might acquire, and any acquisitions might divert management's attention away from our core business. Growth through acquisition involves a number of risks, including:

     - difficulties in combining the acquired operations or technology with our company;

     - the assumption of unanticipated liabilities;

     - failure to realize anticipated benefits such as cost-savings and revenue enhancements;

     - potential loss of key personnel of an acquired business;

     - unanticipated costs;

     - adverse effects on existing relationships with suppliers and clients; and

     - failure to understand and compete effectively in markets in which we have limited previous experience.

     We are also likely to issue additional equity in connection with future acquisitions, which could result in dilution of our stockholders' equity interests. Fluctuations in our stock price may make acquisitions more expensive or prevent us from being able to complete them on acceptable terms.

OUR RECENT GROWTH HAS PLACED A STRAIN ON OUR MANAGEMENT AND OPERATIONAL RESOURCES, AND, IF WE DO NOT EFFECTIVELY MANAGE OUR GROWTH AND INTEGRATE NEWLY-HIRED KEY PERSONNEL, WE MAY BE UNABLE TO PROVIDE ADEQUATE SERVICES AND SUPPORT TO CLIENTS AND EXECUTE OUR BUSINESS STRATEGY.

     Our rapid growth has placed, and is expected to continue to place, a significant strain on our managerial, technical, operational and financial resources. If we do not effectively manage our growth, we may be unable to deliver services in a timely fashion, fulfill existing client commitments or attract and retain clients. We have grown from approximately 850 employees at June 30, 1999 to over 1,200 employees as of September 30, 2000. We have recently hired and continue to hire new members of our management team, including our chief financial officer, who joined us in July 2000. We have also recently hired several other individuals who serve important operational, marketing and sales functions. These individuals have only worked together a short time and have limited experience with us and our operations. Our success will depend to a significant extent on the ability of new key employees to integrate themselves into our daily operations and to work effectively as a team. After this offering, we expect to significantly increase our hiring of personnel in all areas and continue our expansion. To manage our growth, we must train and integrate employees quickly, implement additional information systems and further develop our operational, administrative and financial systems. We will also need to manage an increasing number of complex relationships with clients, marketing partners and other third parties. Our business would suffer if our systems, procedures or controls are inadequate to support our current or future operations or we are unable to effectively manage our expansion.

ERRORS OR DEFECTS IN OUR DESIGNS COULD EXPOSE US TO LIABILITY AND HARM OUR REPUTATION.

     Our clients use our design services and intellectual property to assist them in developing products that involve a high degree of technological complexity, each of which has its own specifications and is based on various industry standards. Because of the complexity of the systems and products with which we work, some of our designs can be adequately tested only when put to full use in the marketplace. As a result, our clients or their end users may discover errors or defects in the hardware or software we design, or the products or systems incorporating our design and intellectual property may not operate as expected. Errors or defects could result in:

     - loss of current clients and loss of market share;

     - failure to attract new clients or achieve market acceptance;

     - loss of or delay in revenue;

     - diversion of development resources to resolving the problem;

     - increased service costs; and

     - liability for damages.

IF NECESSARY LICENSES OF THIRD-PARTY TECHNOLOGY ARE TERMINATED OR BECOME UNAVAILABLE OR TOO EXPENSIVE, OUR COMPETITIVE POSITION AND SERVICES WOULD SUFFER.

     Many of our services require software applications and other intellectual property that is licensed from third parties. In addition, we may be required to license technology from other third-party suppliers to enable us to offer new services and intellectual property or enhance our current offerings. Our inability to renew or obtain on favorable terms any third-party license required to provide services to clients could require us to obtain substitute technology of lower quality or performance standards or at greater cost. Even if we are able to obtain adequate substitute technology, our operations could be disrupted and our ability to deliver services could be impaired as we transition to the new technology. Either of these outcomes could seriously impair our ability to sell existing or new design services and develop our intellectual property and could harm our operating results.

WE RELY ON OUR INTELLECTUAL PROPERTY RIGHTS TO BE COMPETITIVE, AND IF WE ARE UNABLE TO PROTECT THESE RIGHTS, OUR ABILITY TO COMPETE EFFECTIVELY MAY BE LIMITED.

     We rely on a combination of patent, copyright, trademark and trade secret laws to establish and protect our intellectual property rights. We enter into confidentiality, invention assignment and license agreements with our employees, consultants and third parties with whom we have strategic relationships, and we control access to, and distribution of, our software, documentation and other proprietary information. Despite precautions we may take to protect our intellectual property, we cannot be certain that the steps we take will prevent the disclosure of our trade secrets or unauthorized use of our technology. In addition, the rights granted under our patents may not provide us with any competitive advantages and any future patents may not be sufficiently broad to protect our technology. The laws of foreign countries may not protect our proprietary rights in those countries to the same extent that U.S. law protects these rights in the United States. If we are unable to protect our intellectual property rights, our ability to compete could suffer, and our ability to generate revenue and become profitable could be harmed.

DISPUTES RELATED TO INTELLECTUAL PROPERTY INFRINGEMENT COULD SUBJECT US TO LIABILITY, PREVENT US FROM PROVIDING OUR SERVICES AND DIVERT MANAGEMENT ATTENTION.

     There are numerous patents in the electronic products and integrated circuits design industry and new patents are being issued at a rapid rate. As a result, from time to time, we may be a party to litigation to protect our intellectual property or as a result of alleged infringements by us of others' intellectual property. In addition, we could become involved in intellectual property claims asserted by third parties against our clients because our client agreements generally require us to indemnify and/or defend our clients' ability to use our intellectual property. These claims, regardless of merit, could consume valuable management time or result in costly litigation. Any potential intellectual property litigation could force us to do one or more of the following:

     - pay damages to the party claiming infringement;

     - stop licensing, or providing services that use, the challenged intellectual property;

     - obtain a license from the owner of the infringed intellectual property to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

     - redesign the challenged technology, which could be time-consuming and costly.

If we are forced to take any of these actions, our business and results of operations may be harmed.

IF WE BECOME SUBJECT TO UNFAIR HIRING CLAIMS, WE COULD BE PREVENTED FROM HIRING NEEDED PERSONNEL, INCUR LIABILITY FOR DAMAGES AND INCUR SUBSTANTIAL COSTS IN DEFENDING OURSELVES.

     Companies in our industry whose employees accept positions with competitors frequently claim that these competitors have engaged in unfair hiring practices or that the employment of these persons would involve the disclosure or use of trade secrets. These claims could prevent us from hiring personnel or cause us to incur liability for damages. We could also incur substantial costs in defending ourselves or our employees against these claims, regardless of their merits. Defending ourselves from these claims could also divert the attention of our management away from our operations.

OUR INTERNATIONAL OPERATIONS, WHICH ACCOUNT FOR A SIGNIFICANT PORTION OF OUR REVENUE, MAY SUBJECT US TO DIVERGENT REGULATORY REQUIREMENTS AND OTHER RISKS THAT MAY HARM OUR OPERATING RESULTS.

     Our revenue from international operations as a percentage of total revenue was approximately 54% in 1999 and 43% for the first six months of 2000. We expect that our international operations will continue to account for a significant portion of our total revenue and plan to expand these operations. Maintaining operations in different countries requires us to expend significant resources to keep our operations coordinated and subjects us to differing laws and regulatory regimes that may affect our services offerings and ability to generate revenue. The success of these operations may be affected by:

     - limitations on repatriation of earnings;

     - reduced protection of intellectual property rights in some countries;

     - longer receivables collection periods and greater difficulty in collecting accounts receivable;

     - political and economic instability;

     - the adoption by certain members of the European Union of the euro, making our pricing and marketing strategies uncompetitive;

     - unexpected changes in regulatory requirements and tax laws; and

     - tariffs and other trade barriers.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO EXCHANGE RATE FLUCTUATIONS THAT COULD HARM OUR REVENUE AND FINANCIAL CONDITION.

     We have significant operations outside the United States, including design sites and sales offices in Canada, the United Kingdom, Europe, India and other parts of Asia, and we transact business in various foreign currencies. Fluctuations in the exchange rate between the U.S. dollar and the currencies of other countries where we conduct business could harm our business and results of operations. For example, if there is an increase in the rate at which a foreign currency exchanges into U.S. dollars, it will take more of the foreign currency to equal a specified amount of U.S. dollars than before the rate increase. If we price our services in the foreign currency, we will receive less in U.S. dollars than before the rate increase went into effect. If we price our services in U.S. dollars, an increase in the exchange rate will result in an increase in the price for our services compared to those of our competitors that are priced in the other currency. This could result in our prices being uncompetitive in one or more foreign markets.

     In addition, we have exposure to foreign currency translation risk when a subsidiary conducts transactions in a currency different from the currency in which it primarily conducts its operations. We currently have operating subsidiaries in Canada and the United Kingdom that conduct transactions in the currency of those countries. Significant exchange rate movements may hurt our results of operations.

WE ARE SUBJECT TO THE CYCLICAL NATURE OF THE INTEGRATED CIRCUIT INDUSTRY. ANY FUTURE DOWNTURNS WILL LIKELY REDUCE OUR REVENUE.

     Purchases of our services are highly dependent upon the commencement of new design projects by integrated circuit manufacturers. The integrated circuit industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. The industry has experienced significant downturns, often connected with, or in anticipation of, maturing product cycles of both integrated circuit companies' and their clients' products and a decline in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. During these downturns, the number of new integrated circuit design projects often decreases. Any future downturns will likely reduce our revenue and harm our results of operations.

     RISKS RELATED TO OUR CORPORATE STRUCTURE AND RELATIONSHIP WITH CADENCE

CADENCE WILL CONTINUE TO HAVE CONTROL OVER US AFTER THIS OFFERING, AND MAY HAVE INTERESTS THAT CONFLICT WITH OUR INTERESTS AS A SEPARATE COMPANY AND THE INTERESTS OF OUR OTHER STOCKHOLDERS.

     Immediately following this offering, Cadence Holdings, Inc. will own our only outstanding share of Class B common stock, which will represent approximately 82.3% of the combined voting power of our outstanding common stock, or 80.5% if the underwriters' option to purchase additional shares of Class A common stock is exercised in full. With the 410,000 shares of Class A common stock held by Cadence Design Systems, Inc., Cadence will have total combined voting power equal to approximately 82.7% of the combined voting power of our outstanding common stock, or 80.9% if the underwriters' option to purchase additional shares of Class A common stock is exercised in full. As a result of its ownership of our Class B common stock and the fact that two officers of Cadence will be members of our board of directors, Cadence will be in a position to effect corporate actions that could conflict with your interests and ours. Cadence will have the ability to control all matters submitted to our stockholders for approval, including the election of directors and any significant corporate transactions. This ownership concentration may delay or prevent a third party from acquiring or merging with us even if our other stockholders wanted it to occur. Additionally, Cadence is not prohibited from selling its controlling interest in us to a third party.

     As a result of its controlling ownership position, Cadence will have the ability to determine:

     - the allocation of business opportunities that may be suitable for either us or Cadence;

     - the amount, manner and terms of our financing;

     - changes to the agreements providing for our separation from and ongoing business arrangements with Cadence;

     - our fundamental accounting policies;

     - the payment of dividends on our common stock; and

     - our tax matters.

Cadence's control could limit the price that certain investors would be willing to pay for shares of our Class A common stock.

CADENCE COULD DISTRIBUTE TO ITS STOCKHOLDERS SHARES OF TALITY CLASS C COMMON STOCK HAVING HIGHER VOTING RIGHTS THAN OUR CLASS A COMMON STOCK, AND THIS COULD ADVERSELY AFFECT THE TRADING PRICE OF OUR CLASS A COMMON STOCK.

     Although Cadence currently has no plan to do so, if Cadence effects a tax-free distribution of its equity interests in Tality Corporation and Tality, LP to Cadence stockholders, Cadence will have the right to convert its Class B common stock into, and exchange all of its limited partnership units in Tality, LP for, an equal number of shares of Class C common stock shortly before the distribution. The Class C common stock will have voting rights that are intended to provide Cadence, and its stockholders who receive shares of Class C common stock in the tax-free distribution, with an aggregate of 80% of the fully-diluted voting power of all then outstanding Tality Corporation common stock. Cadence will have this right to obtain and distribute Class C common stock so long as its owns 30% or more of Tality, LP's limited partnership units. The higher voting rights associated with the Class C common stock could make the Class C common stock more attractive to investors than the Class A common stock. As a result, the issuance and distribution of Class C common stock and the existence of a trading market for the Class C common stock could cause the trading price of the Class A common stock to decline.

OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY.

     Our consolidated financial statements have been extracted from the consolidated financial statements of Cadence using the historical results of operations and historical bases of the assets and liabilities of the Cadence design services business that have been and will be transferred to us. Accordingly, the historical financial information we have included in this prospectus does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. As a result, this historical financial information is not necessarily indicative of our future financial results and, therefore, we may have difficulty in projecting our revenue or expenses. Similarly, investors may have difficulty in evaluating our prospects.

     Cadence did not account for us, and we were not operated, as a separate, stand-alone entity for the periods presented in this prospectus. Our costs and expenses include allocations of infrastructure costs associated with our utilization of or benefit from a variety of centralized corporate services.

     In addition, our historical financial information does not reflect the significant changes that will occur in our cost structure, funding and operations as a result of our separation from Cadence, including:

     - increased costs associated with reduced economies of scale;

     - increased costs required to build a business and administrative infrastructure separate from Cadence;

     - increased marketing expenses related to building a company brand identity separate from Cadence; and

     - increased costs associated with being a publicly traded, stand-alone company.

WE CURRENTLY USE CADENCE'S OPERATIONAL AND ADMINISTRATIVE INFRASTRUCTURE, AND OUR ABILITY TO OPERATE OUR BUSINESS WILL SUFFER IF THESE SERVICES DECLINE OR ARE TERMINATED OR IF WE ARE UNABLE TO REPLACE THESE SERVICES WHEN OUR SERVICE AGREEMENTS WITH CADENCE TERMINATE.

     Cadence has agreed to provide certain corporate services to us, including services related to:

     - information technology systems;

     - human resources administration;

     - sales and marketing;

     - buildings and facilities;

     - treasury; and

     - legal, finance and accounting.

     Although Cadence has agreed to provide us with these services for specified periods or until termination by either party, generally upon six months' notice, these services may not be provided at the same level as when we were wholly owned by Cadence, and may not produce the same benefits. Additionally, to the extent that we are unable to obtain necessary consents to our separation from Cadence, Cadence will continue to provide certain services for us or on our behalf. If the services provided to us by Cadence are not sufficient to meet our needs, or if we are not able to replace these services after our agreements with Cadence expire or are terminated, we will be unable to manage critical operational functions of our business. Many of the systems we utilize are proprietary to Cadence and are very complex. Some of these systems have been modified, and are in the process of being further modified, to enable us to separately track items related to our business. These modifications, however, may result in unexpected system failures or the loss or corruption of data. Any failure or significant downtime in Cadence's or our own information systems could prevent us from performing our services or billing clients in a timely manner. In addition, Cadence's and our information systems require the services of employees with extensive knowledge of these information systems and the business environment in which we operate. Also, we currently have leased office space in certain of Cadence's locations. We will lease facilities from Cadence at its San Jose, California campus, which lease will be terminable by either party with six months' notice and will expire in 2005. We will also lease part of Cadence's Livingston, United Kingdom facility. This non-terminable lease will expire in 2015.

THE TERMS OF OUR CORPORATE SERVICES AND OTHER AGREEMENTS WITH CADENCE MAY NOT BE REPRESENTATIVE OF THOSE TERMS WE WOULD BE ABLE TO NEGOTIATE WITH UNRELATED THIRD PARTIES, WHICH COULD IMPAIR OUR ABILITY TO COMPETE EFFECTIVELY.

     The terms of the corporate services and other agreements were negotiated with Cadence in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from Cadence. These agreements will also govern our purchase and license of Cadence products and intellectual property and Cadence's rights to use certain of our intellectual property. They may have terms and conditions, including pricing terms, that could be perceived to be more or less beneficial to us than agreements that we might have negotiated with unaffiliated third parties. If these terms differ materially from those we could have negotiated in the market, our ability to price our services and compete effectively could suffer. So long as we are controlled by Cadence, Cadence may be able to require us to amend these agreements in ways that may be less favorable to us than their current terms. In addition, in some instances, our ability to terminate these agreements will be limited, which may prevent us from negotiating more favorable terms with Cadence after the offering or from entering into similar agreements with third parties. Further, in connection with our separation from Cadence, under the terms of our indemnification and insurance matters agreement with Cadence, we will indemnify and hold Cadence harmless for any damages or losses that may arise out of the conduct of our design services business prior to our separation, including Cadence's current litigation regarding termination of acquisition discussions with DNA Enterprises, Inc. and litigation brought by a former Cadence employee. See "Business -- Litigation" for a discussion of these matters.


WE AND CADENCE HAVE NOT OBTAINED A NUMBER OF THE THIRD PARTY CONSENTS REQUIRED FOR CADENCE TO LEGALLY TRANSFER TO US THE ASSETS AND LIABILITIES SPECIFIED IN THE SEPARATION AGREEMENTS.



     A significant number of third party contracts require the consent of the third party to the transfer of the contract by Cadence to Tality. As of October 4, 2000, we and Cadence had not obtained several of these consents. The separation agreements provide that Cadence and Tality will use all commercially reasonable efforts to obtain these consents and, if any consent is not obtained within six months after the separation date, to use all commercially reasonable efforts to achieve an alternative solution consistent with the parties' intent. Pending the actual transfer of the affected assets and liabilities, Cadence will continue to hold them for the benefit or account of Tality. While we believe these contractual arrangements with Cadence will adequately protect our interests, we cannot be sure that all required third party consents will be obtained without renegotiation of the contract terms or at all. Any renegotiation of these contracts could result in terms substantially less favorable to us than the existing contract terms. If we fail to obtain a significant number of these consents without material modification of the contract terms, our business and operating results could suffer.


WE WILL NOT BE ABLE TO RELY ON CADENCE TO FUND OUR FUTURE CAPITAL REQUIREMENTS AND, IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL WHEN NEEDED, WE MAY BE UNABLE TO EXPAND OUR OPERATIONS.

     In the past, our capital needs have been satisfied by Cadence. However, following the completion of this offering, Cadence will no longer be obligated to provide funds to finance our working capital or other cash requirements. If we need to raise additional funds, it is unlikely that we will be able to obtain financing with terms as favorable as those that Cadence could obtain. Future equity financings would be dilutive to the existing holders of our common stock. Future debt financings could involve restrictive covenants and increase our financial risk.

     If we are unable to obtain additional financing or meet unexpected cash requirements on acceptable terms, or at all, we may be unable to develop or enhance our services offerings, expand our operations, make investments or acquisitions or respond to competitive pressures or unexpected requirements. We believe that the proceeds from this offering, together with future cash flow from our operations, will be sufficient to satisfy our capital requirements for at least the next 12 months. Our capital requirements will depend upon, among other things, our future operating results, capital expenditures, working capital, management, research and development activities and acquisitions or other investments.

WE MAY HAVE POTENTIAL CONFLICTS OF INTEREST WITH CADENCE WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS AND, BECAUSE OF CADENCE'S CONTROLLING OWNERSHIP, ANY CONFLICTS OF INTEREST MAY NOT BE RESOLVED ON TERMS MOST FAVORABLE TO OUR BUSINESS.

     Conflicts of interest may arise between Cadence and us in a number of areas relating to our past and ongoing relationships. We may not be able to resolve potential conflicts and, even if we do, the resolution may be less favorable than if we were dealing with an unrelated party. Areas of potential conflict include:

     - the nature, quality and pricing of corporate services Cadence has agreed to provide us;

     - intellectual property rights;

     - labor, tax, employee benefit, indemnification and other matters arising from our separation from Cadence;

     - business opportunities that may be attractive to both Cadence and us;

     - sales or distributions by Cadence of all or any portion of its ownership interest in us;

     - employee retention and recruiting; and

     - environmental matters.

     In addition, Cadence will not be restricted from engaging or investing in the same business as we do, conducting business with our clients, or taking advantage of business or investment opportunities brought to individuals who may be directors, officers and employees of both entities. As a result, Cadence may actively compete with us for business opportunities and personnel, which may harm our ability to compete and our operating results.

OUR DIRECTORS AND EXECUTIVE OFFICERS MAY HAVE INTERESTS THAT CONFLICT WITH THOSE OF OUR STOCKHOLDERS.

     A number of our directors and executive officers own a substantial amount of Cadence common stock and options to purchase Cadence common stock. In addition, H. Raymond Bingham, one of our directors, is currently the president and chief executive officer of Cadence, and Ronald R. Barris, another one of our directors, is an executive officer of Cadence. Ownership of Cadence common stock by our directors and officers and Messrs. Bingham's and Barris' employment by Cadence could create, or appear to create, conflicts of interest following our separation when directors and officers are faced with decisions that could have different implications for Cadence than they do for us. These conflicts or potential conflicts could result in decisions that are not in the best interest of our stockholders.

AS A HOLDING COMPANY, TALITY CORPORATION DEPENDS ON TALITY, LP TO PROVIDE IT WITH SUFFICIENT FUNDS TO MEET ITS OPERATING NEEDS. ANY FAILURE BY TALITY, LP TO PROVIDE TALITY CORPORATION WITH NECESSARY FUNDING WOULD HARM ITS LIQUIDITY.

     Tality Corporation is a holding company and, immediately following the completion of this offering, its only material assets will consist of partnership interests in Tality, LP. Tality Corporation has no independent means of generating revenue. As a partner of Tality, LP, Tality Corporation will incur income taxes on its share of any net taxable income of Tality, LP. Tality Corporation intends to cause Tality, LP to distribute cash to its partners in amounts sufficient to cover their tax liabilities arising from any taxable income of Tality, LP. Tality, LP is also required to reimburse Tality Corporation for expenses it incurs relating to the ownership of partnership interests in and operation of Tality, LP. To the extent Tality Corporation needs funds to pay taxes or for any other purpose and Tality, LP is unable to provide Tality Corporation with sufficient funds, Tality Corporation's liquidity may suffer and it may be unable to meet its obligations.

  RISKS RELATED TO THE SECURITIES MARKETS AND OWNERSHIP OF OUR CLASS A COMMON
                                     STOCK

WE DO NOT EXPECT TO PAY DIVIDENDS.

     Tality Corporation has never declared or paid any dividends on its common stock and Tality, LP has never made any distributions to its partners. Neither Tality Corporation nor Tality, LP currently anticipates paying any dividends or making distributions, except for amounts that may be distributed by Tality, LP to cover income tax liabilities, if any, of its partners arising from any taxable income of Tality, LP. Cash distributions by Tality, LP may also be restricted by future debt covenants under any loan agreements we may enter into in the future. As a result, stockholders of Tality Corporation should not expect to receive dividends.

SUBSTANTIAL SALES OF OUR CLASS A COMMON STOCK FOLLOWING THE OFFERING COULD CAUSE THE MARKET PRICE OF OUR CLASS A COMMON STOCK TO DROP SIGNIFICANTLY, REGARDLESS OF THE PERFORMANCE OF OUR BUSINESS.


     Sales of a substantial number of shares of Class A common stock after this offering could cause the market price of our Class A common stock to decline and could impair our ability to raise capital through the sale of additional equity securities. Upon completion of this offering, we will have approximately 28,612,240 shares of Class A common stock outstanding or issuable upon exercise of options, or approximately 30,524,740 shares if the underwriters' option to purchase additional Class A shares is exercised in full. This number includes the shares sold in this offering, which may be immediately resold into the market upon completion of the offering.


     Immediately after this offering, Cadence will own one share of our Class B common stock that is convertible into, and limited partnership units in Tality, LP that will be exchangeable for, 70,100,001 shares of Class A common stock. Limited partnership units owned by Tality Corporation or any of its subsidiaries are not exchangeable for shares of Class A common stock. Cadence has agreed with the underwriters not to transfer its Class B common stock and limited partnership units in Tality, LP, or any Class A common stock or Class C common stock acquired by it, from the date of this offering through the date that is 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. After the expiration of that 180-day period, Cadence will no longer be restricted from transferring any of its common stock of Tality Corporation or limited partnership units in Tality, LP to the public or to its stockholders. If Cadence exercises the registration rights it has with respect to Tality Corporation common stock, substantially all of these shares will be eligible for immediate resale in the public market, which could adversely affect the market price of our Class A common stock. In addition, although Cadence currently has no plans to distribute its equity interests in Tality Corporation and Tality, LP to Cadence stockholders, it could elect to do so at any time following completion of the offering. If Cadence were to make such a distribution, sales of Class A common stock in anticipation of or following the distribution could reduce the market price of our Class A common stock. Any sales of substantial amounts of Class A common stock or partnership interests in Tality, LP in the public market, or the perception that such sales might occur, could harm the market price of our Class A common stock.

WE EXPECT THE PRICE OF OUR CLASS A COMMON STOCK TO BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

     Before this offering, there has been no public market for our Class A common stock, and an active public market for our Class A common stock may not develop or be sustained after this offering. We cannot assure you that you will be able to resell your shares at or above the initial public offering price, which will be determined by negotiations between the representatives of the underwriters and us. The market price of our shares of Class A common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors, including:

     - actual or anticipated variations in our quarterly operating results;

     - announcements of technological innovations;

     - new services introduced by us or our competitors;

     - changes in financial estimates of, or any shortfall in revenue or net income or any increase in losses from levels expected by, securities analysts or investors;

     - fluctuations in the valuation of companies perceived by investors to be comparable to us; and

     - strategic actions by us or our competitors, such as acquisitions or restructurings.

     The stock markets in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme price and volume volatility that have often been unrelated or disproportionate to the operating performance of particular companies.

     In the past, following periods of volatility in the market price of companies' securities, class action litigation has often been brought against these companies. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and distract management's attention and resources, which would likely have a material adverse effect on us.

INVESTORS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THEIR SHARES.


     The initial public offering price of our Class A common stock is substantially higher than its per share book value. As a result, assuming Cadence's Class B share were converted into, and all of its limited partnership units were exchanged for, Class A common stock upon completion of this offering, investors purchasing Class A common stock in this offering will incur immediate and substantial dilution of $9.37 per share in pro forma net tangible book value per share. We also have granted options to acquire 13,492,240 shares of Class A common stock at prices below the initial public offering price. As outstanding options are exercised, there will be further dilution.


WE WILL HAVE BROAD DISCRETION IN THE USE OF THE PROCEEDS OF THIS OFFERING AND OUR FAILURE TO APPLY SUCH FUNDS EFFECTIVELY COULD HARM OUR BUSINESS.

     We have not designated any specific use for the net proceeds from this offering. Tality Corporation will use the net proceeds of this offering to purchase partnership interests in Tality, LP. Following the purchase of partnership interests, we expect that Tality, LP will use the net proceeds remaining after paying costs of separation primarily for general partnership purposes, including working capital and potential investment or acquisition opportunities. Management will have significant flexibility in applying the net proceeds of the offering. Our failure to apply such funds effectively could harm our business.

PROVISIONS OF DELAWARE LAW, OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND OUR BYLAWS COULD DELAY OR PREVENT AN ACQUISITION OF US, WHICH COULD PREVENT YOU FROM REALIZING A PREMIUM OVER THE MARKET PRICE OF OUR CLASS A COMMON STOCK.

     Provisions of Delaware law, our amended and restated certificate of incorporation and our bylaws could make it difficult for another company to acquire control of us, even if doing so would be beneficial to our stockholders. For example, our amended and restated certificate of incorporation:

     - provides for a classified board of directors with staggered, three-year terms; and

     - authorizes the issuance of preferred stock having such rights and powers as determined by our board of directors without stockholder approval.

     These provisions and provisions of Delaware law could limit the price that certain investors would be willing to pay for our Class A common stock and could delay, prevent or allow our board of directors to resist an acquisition, even if the proposed transaction was favored by a majority of our independent stockholders.

              CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

     This prospectus contains forward looking statements that involve risks and uncertainties. We generally use words such as "believes", "intends", "expects", "anticipates", "plans" and similar expressions to identify forward looking statements. You should not place undue reliance on these forward looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward looking statements for many reasons, including the risks described under "Risk Factors" above and elsewhere in this prospectus.

     Although we believe that the expectations reflected in our forward looking statements are reasonable, we cannot assure you that our future results, levels of activity, performance, achievements or other matters covered in these forward looking statements will meet these expectations. Except as may be required under applicable law, we are under no duty to update any of these forward looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

                          OUR SEPARATION FROM CADENCE

OVERVIEW

     Since 1995, we have operated as the internal design services group of Cadence. On July 17, 2000, Cadence announced its plan to restructure its electronics design services group as a separate company focused on providing design solutions and proprietary technology to electronic products companies and integrated circuit manufacturers. We expect that the separation of our business from Cadence will be substantially completed prior to the completion of this offering. Until that time, substantially all of our business will continue to operate as Cadence's electronics design services group. See "Prospectus Summary" for a chart describing the relationship between Cadence and Tality immediately following completion of this offering.

BENEFITS OF THE SEPARATION AND IPO

     We believe that we will realize substantial benefits from our separation from Cadence and this initial public offering. These benefits include:

     GREATER STRATEGIC FOCUS. Cadence generates significant revenue from lines of business other than its design services business, including the development and sale of electronic design automation software products and methodology services. As a separate company, we will focus on developing clients, businesses and strategic opportunities for our electronics design services and related technology. This effort will be supported by our own board of directors, management team and employees.

     INCREASED SPEED AND RESPONSIVENESS. As a result of our smaller size and strategic focus, we expect to make decisions more quickly, deploy resources more rapidly and efficiently and operate more flexibly than we could as part of a larger organization. In addition, we expect to enhance our responsiveness to clients and companies with which we have developed strategic relationships.

     BETTER INCENTIVES FOR EMPLOYEES AND GREATER ACCOUNTABILITY. By tying our incentive compensation plans to the market performance of our Class A common stock, we expect to strengthen employee motivation and management focus. Our separation from Cadence, in conjunction with our initial public offering, will enable us to offer our employees compensation that is directly linked to the performance of our business and stock price, which we expect will enhance our ability to attract and retain qualified personnel.

     DIRECT ACCESS TO CAPITAL MARKETS. As a separate company with publicly-traded stock, we will have direct access to the capital markets to issue debt and equity securities and to grow through acquisitions.

SEPARATION AND CORPORATE SERVICES AGREEMENTS

     We and Cadence have entered into an amended and restated master separation agreement and several other agreements and, prior to completion of this offering, will enter into additional agreements providing for the separation of our business from Cadence. These agreements generally provide for, among other things:

     - the transfer by Cadence to us of assets and the assumption by us of liabilities relating to our business;

     - the allocation of intellectual property between us and Cadence; and

     - various ongoing relationships between us and Cadence, including joint development of new technology and intellectual property.

STOCK OWNERSHIP BY CADENCE

     Upon completion of this offering, the share of Class B common stock and limited partnership units in Tality, LP held by Cadence Holdings, Inc. will be convertible into or exchangeable for approximately 82.3% of the outstanding shares of our Class A common stock. With the 410,000 shares of Class A common stock held by Cadence Design Systems, Inc., Cadence would hold approximately 82.7% of our common stock if it were to convert its share of Class B common stock and exchange its limited partnership interests. While Cadence does not currently plan to distribute its equity interests in Tality Corporation and Tality, LP, Cadence will have the right at any time to convert its Class B common stock into, and exchange its limited partnership units in Tality, LP for, shares of Class A common stock and thereafter sell some or all of its shares of Class A common stock. In addition, if Cadence chooses to distribute its equity interests in Tality Corporation and Tality, LP to Cadence stockholders, it will have the right to convert its Class B common stock into, and exchange all of its limited partnership units in Tality, LP for, an equal number of shares of our Class C common stock. Cadence has agreed with the underwriters not to transfer its Class B common stock and limited partnership units in Tality, LP, or any Class A common stock or Class C common stock it acquires upon conversion or exchange of its Class B common stock or partnership units, through the date that is 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. After the expiration of this 180-day period, Cadence will no longer be restricted from transferring any of its common stock of Tality Corporation or limited partnership units in Tality, LP to the public or its stockholders. Any such distribution could adversely affect the market price of our Class A common stock. Cadence has advised us that it currently expects that the principal factors that it would consider in determining whether and when to exchange, convert, sell or distribute to its stockholders any of its shares or partnership units include:

     - the relative market prices of our Class A common stock and Cadence's common stock;

     - the ability of an affiliate of Tality to make sales under Rule 144 of the Securities Act of 1933 or under an effective registration statement covering Cadence's shares of our Class A common stock;

     - the absence of any court order or other regulation prohibiting or restricting such sales; and

     - other conditions affecting our business or Cadence's business.

     Cadence also retains the right to sell any or all of its Tality, LP limited partnership units to one or more third parties for strategic or other reasons, and any purchaser of Cadence's limited partnership units would retain the right to exchange each limited partnership unit for one share of our Class A common stock.

ABOUT CADENCE

     Cadence is the world's largest supplier of electronic design automation software products and methodology services used to accelerate and manage the design of semiconductors, computer systems, networking and telecommunications equipment, consumer electronics and other electronics-based products.

                                USE OF PROCEEDS

     We estimate that the net proceeds to us from this offering will be approximately $126.8 million, or $146.4 million if the underwriters' option to purchase additional shares in the offering is exercised in full, based on an assumed initial public offering price of $11 per share and after deducting an assumed underwriting discount and estimated offering expenses payable by us. We intend to use the proceeds of this offering to purchase additional partnership interests in Tality, LP, resulting in a 1% general partnership interest and an approximately 16.7% limited partnership interest, or an approximately 18.5% limited partnership interest if the underwriters exercise in full their option to purchase additional shares in the offering. The price of the partnership units to be acquired by Tality Corporation will equal the net proceeds to it from this offering.

     Tality, LP may use the net proceeds of this offering for:

     - paying costs related to our separation from Cadence incurred after the separation date;

     - funding working capital requirements and operating losses;

     - capital expenditures to support anticipated growth in operations, infrastructure for design services and development of proprietary technology;

     - marketing, advertising and branding expenses to establish the Tality brand;

     - potential acquisitions of, or investments in, other businesses or technologies; and

     - other general partnership purposes.

     Pending the uses described above, we intend to cause Tality, LP to invest the net proceeds of this offering in high quality, income-producing securities such as short-term investment grade or United States Government interest-bearing securities.

                        DIVIDEND AND DISTRIBUTION POLICY

     We have never paid, and do not anticipate paying in the foreseeable future, any cash dividends on our common stock. In addition, Tality, LP has never declared any distributions to its partners nor does it expect to pay any cash distributions for the foreseeable future, except for distributions to its partners to the extent necessary to enable them to pay taxes incurred with respect to any taxable income of Tality, LP. Except for these distributions, we currently intend to cause Tality, LP to retain any future earnings for use in the growth and ongoing operations of our business.

                                 CAPITALIZATION

     Our capitalization as of July 1, 2000 is presented:

     - on an actual basis for Tality Corporation and Tality, LP;

     - on a pro forma basis for the consolidated results of Tality Corporation and Tality, LP to give effect to the following:

       - the retention by Cadence at the time of separation of all of Tality, LP's working capital except the current portion of capital lease obligations and deferred revenue, as provided in the amended and restated master separation agreement between Cadence and Tality Corporation, as though this retention had occurred as of July 1, 2000;

       - the purchase by Cadence, in exchange for a promissory note, of 2,150,000 shares of Tality Corporation's Class A common stock at $6.25 per share; and

       - the purchase by Tality directors of 220,000 restricted shares of Class A common stock at $6.25 per share; and

     - on a pro forma as adjusted basis for the consolidated position of Tality Corporation and Tality, LP to give effect to the following:

       - the receipt of the estimated net proceeds from the sale of 12,750,000 shares of Class A common stock in this offering and the purchase by Tality Corporation of partnership interests in Tality, LP; and

       - the reclassification of the equity interest of Cadence to a minority interest.


     The number of shares of Class A common stock in the table below excludes 13,492,240 options exercisable for shares of Class A common stock issued under our 2000 Equity Incentive Plan, our 2000 Broad Based Equity Incentive Plan, and our Directors Stock Option Plan.


     The capitalization information in the table below is qualified by the more detailed consolidated financial statements and related notes contained elsewhere in this prospectus. You should read this table in conjunction with those consolidated financial statements and related notes and the sections of this prospectus titled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                            JULY 1, 2000
                                                        -----------------------------------------------------
                                                                                                    TALITY
                                                          TALITY                     TALITY      CORPORATION
                                                        CORPORATION   TALITY, LP   CORPORATION    PRO FORMA
                                                          ACTUAL        ACTUAL      PRO FORMA    AS ADJUSTED
                                                        -----------   ----------   -----------   ------------
                                                                      (UNAUDITED, IN THOUSANDS)
Long-term liabilities, less current portion...........   $     --      $  3,242     $  3,242       $  3,242
Minority interest.....................................         --            --           --        162,738
Cadence's net investment..............................         --       116,820       69,555             --
                                                         --------      --------     --------       --------
Stockholders' equity:
  Class A common stock, $.001 par value; 0 shares
    authorized, issued and outstanding, actual;
    300,000,000 shares authorized, 2,370,000 shares
    issued and outstanding, pro forma; 300,000,000
    shares authorized, 15,120,000 issued and
    outstanding, pro forma as adjusted................         --            --            2             15
  Class B common stock, $.001 par value; 0 shares
    authorized issued and outstanding, actual; 1,000
    shares authorized, 1 share issued and outstanding,
    pro forma and pro forma as adjusted...............         --            --           --             --
  Class C common stock, $.001 par value; 0 shares
    authorized, issued and outstanding, actual;
    160,000,000 shares authorized, 0 shares issued and
    outstanding, pro forma and pro forma as
    adjusted..........................................         --            --           --             --
  Note receivable from Cadence........................         --            --      (13,438)       (13,438)
  Additional paid-in capital..........................         --            --       14,811         48,423
                                                         --------      --------     --------       --------
    Total stockholders' equity........................         --            --        1,375         35,000
                                                         --------      --------     --------       --------
    Total capitalization..............................   $     --      $120,062     $ 74,172       $200,980
                                                         ========      ========     ========       ========

                                    DILUTION

     As of July 1, 2000, our pro forma net tangible book value was approximately $12.2 million, or $0.17 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of our shares outstanding, which number includes 1,740,000 shares of Class A common stock held by Cadence employees, 220,000 shares of Class A common stock held by Tality non-employee directors and 410,000 shares of Class A common stock held by Cadence, and assumes the exchange of all outstanding limited partnership units for, and the conversion of Cadence's share of Class B common stock into, shares of Class A common stock upon the completion of this offering. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our Class A common stock in this offering and the net tangible book value per share of our Class A common stock immediately following this offering.

     Purchasers of Class A common stock in this offering will experience immediate and substantial dilution. Without taking into account any changes in net tangible book value after July 1, 2000, other than to give effect to the sale of the shares of Class A common stock offered by us at an assumed initial public offering price of $11 per share, and after deducting an assumed underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value as of July 1, 2000 would have been $139.0 million, or $1.63 per share of common stock. This amount represents an immediate increase in pro forma net tangible book value of $1.46 per share to the existing stockholders and an immediate dilution in pro forma net tangible book value of $9.37 per share to new investors purchasing shares in this offering. The following table illustrates this dilution in pro forma net tangible book value per share.

Assumed initial public offering price per share.............             $11.00
  Pro forma net tangible book value per share at July 1,
     2000...................................................    $0.17
  Increase per share attributable to new investors..........     1.46
                                                                -----
Pro forma net tangible book value per share after this
  offering..................................................               1.63
                                                                         ------
Dilution per share to new investors.........................              $9.37
                                                                         ======

     The following table summarizes, as of July 1, 2000, on the pro forma basis described above, the relative investment in Tality Corporation by Cadence and new investors purchasing shares of our Class A common stock in this offering. The table below assumes the exchange of all of Cadence's outstanding limited partnership units in Tality, LP for, and the conversion of its share of Class B common stock into, 70,100,001 shares of Class A common stock. The table assumes no exercise of the underwriters' option to purchase additional shares of our Class A common stock.

                               SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                             ---------------------    -----------------------      PRICE
                               NUMBER      PERCENT       AMOUNT       PERCENT    PER SHARE
                             ----------    -------    ------------    -------    ---------
Existing stockholders....    72,470,001       85%     $ 14,812,500      9.6%      $ 0.20
New investors............    12,750,000       15       140,250,000     90.4        11.00
                             ----------      ---      ------------     ----
          Total..........    85,220,001      100%     $155,062,500      100%
                             ==========      ===      ============     ====

     The total consideration from existing stockholders consists of $14,812,500 paid for the shares of Class A common stock purchased by Cadence, including those shares of Class A common stock sold by Cadence to certain Cadence employees, and $1,375,000 paid for restricted shares of Class A common stock purchased by non-employee directors of Tality.


     The discussion and tables above assume no exercise of any stock options outstanding. At July 1, 2000, there were no outstanding options for shares of Class A common stock. On September 30, 2000, there were outstanding options to purchase 13,492,240 shares of Class A common stock at an exercise price of $6.25 per share. To the extent that any of these options are exercised, there will be further dilution to investors.

                            SELECTED FINANCIAL DATA

     You should read the following selected financial data with the consolidated financial statements and related notes contained elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data appearing elsewhere in this prospectus. The consolidated statements of operations data for each of the three fiscal years ended January 3, 1998, January 2, 1999 and January 1, 2000 and the consolidated balance sheet data as of January 2, 1999 and January 1, 2000 are calculated from financial statements that have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereon included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 30, 1995 and December 28, 1996 and the consolidated balance sheet data as of December 30, 1995, December 28, 1996 and January 3, 1998 are derived from our unaudited consolidated financial data that is not included in this prospectus. The consolidated statements of operations data for the six months ended July 3, 1999 and July 1, 2000 and the consolidated balance sheet data as of July 1, 2000 are derived from unaudited consolidated financial statements included in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, that are necessary for a fair presentation of our financial position and results of operations for these periods. The historical financial information included in this prospectus is not necessarily indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented. The results of our operations for any fiscal year or quarter do not necessarily predict or suggest results to be expected for any future period.

     Also set forth below are the pro forma net loss and pro forma net loss per share data for Tality Corporation for the fiscal year ended January 1, 2000 and for the six months ended July 1, 2000. The pro forma data reflects the following:

     - the consolidation of Tality Corporation and Tality, LP for each of the periods presented;

     - the issuance of 2,370,000 shares of Class A common stock and 1 share of Class B common stock of Tality Corporation as having been issued at the beginning of each period presented.

     - Tality Corporation's receipt of estimated net proceeds of $126.8 million from this offering and the purchase by Tality Corporation of additional partnership interests of Tality, LP, resulting in a 1% general partnership interest and an approximately 16.7% limited partnership interest; and

     - the allocation of approximately 82.3% of the net losses of Tality, LP to Cadence.

                                                                                      TALITY, LP
                                                      ---------------------------------------------------------------------------
                                                                           YEAR ENDED                          SIX MONTHS ENDED
                                                      -----------------------------------------------------   -------------------
                                                      DEC. 30,   DEC. 28,   JAN. 3,     JAN. 2,    JAN. 1,    JULY 3,    JULY 1,
                                                        1995       1996       1998       1999        2000       1999       2000
                                                      --------   --------   --------   ---------   --------   --------   --------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA
Revenue.............................................  $ 47,249   $ 88,400   $ 90,690   $ 105,262   $128,873   $ 57,520   $ 90,284
Costs and expenses
 Cost of revenue....................................    38,950     69,686     91,632     129,257    113,141     55,026     70,178
 Sales and marketing................................    16,043     27,169     29,327      35,862     32,799     16,339     16,669
 Research and
   development......................................     2,174      4,282      5,029       7,176      9,588      5,229      5,797
 General and
   administrative...................................     9,340     18,343     23,632      33,208     28,546     13,407     15,679
 Amortization of acquired intangibles...............        --         --         36       3,277      5,116      2,383      7,094
 Unusual items......................................        --         --      1,711      46,317         --         --        741
                                                      --------   --------   --------   ---------   --------   --------   --------
   Total costs and expenses.........................    66,507    119,480    151,367     255,097    189,190     92,384    116,158
                                                      --------   --------   --------   ---------   --------   --------   --------
Loss from operations................................   (19,258)   (31,080)   (60,677)   (149,835)   (60,317)   (34,864)   (25,874)
Other income (expense), net.........................        --        (42)        28         215         33        246      1,129
                                                      --------   --------   --------   ---------   --------   --------   --------
Loss before provision for income taxes and minority
 interest...........................................   (19,258)   (31,122)   (60,649)   (149,620)   (60,284)   (34,618)   (24,745)
Provision for income taxes..........................       199        487        585       1,640      1,969      1,123      1,064
                                                      --------   --------   --------   ---------   --------   --------   --------
Net loss............................................  $(19,457)  $(31,609)  $(61,234)  $(151,260)  $(62,253)  $(35,741)  $(25,809)
                                                      ========   ========   ========   =========   ========   ========   ========

TALITY CORPORATION PRO FORMA AMOUNTS:
 Net loss before minority interest..................                                               $(62,253)             $(25,809)
 Minority interest..................................                                                 51,234                21,241
                                                                                                   --------              --------
 Pro forma net loss.................................                                               $(11,019)             $ (4,568)
                                                                                                   ========              ========
 Basic and diluted pro forma net loss per share.....                                               $  (0.73)             $  (0.30)
                                                                                                   ========              ========
 Shares used in computing basic and diluted pro
   forma net loss per share.........................                                                 15,120                15,120

     Unusual items include write-offs of acquired in-process research and development of approximately $1.7 million for 1997 and $28.5 million for 1998, restructuring charges totaling $17.8 million in 1998 and $0.7 million of separation costs in 2000.

     The pro forma balance sheet data for Tality, LP below gives effect to the retention by Cadence of all of Tality, LP's working capital except the current portion of capital lease obligations and deferred revenue, as provided in the amended and restated master separation agreement.

     The pro forma as adjusted balance sheet data reflect, for the consolidated financial position of Tality Corporation and Tality, LP:

     - the reclassification of the equity interest of Cadence to minority interest; and

     - the receipt of the estimated net proceeds of this offering based on an assumed initial public offering price of $11 per share and after deducting an assumed underwriting discount and estimated offering expenses payable by us.

     - the receipt of proceeds of $1,375,000 from the purchase by three directors of 220,000 restricted shares of Class A common stock for $6.25 per share under the 2000 Equity Incentive Plan.

                                                                                                                        TALITY
                                                                         TALITY, LP                                   CORPORATION
                                          -------------------------------------------------------------------------   -----------
                                                              YEAR ENDED                                       JULY 1, 2000
                                          --------------------------------------------------              -----------------------
                                          DEC. 30,   DEC. 28,   JAN. 3,   JAN. 2,   JAN. 1,    JULY 1,                 PRO FORMA
                                            1995       1996      1998      1999       2000       2000     PRO FORMA   AS ADJUSTED
                                          --------   --------   -------   -------   --------   --------   ---------   -----------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents...............  $    --    $    --    $    --   $    --   $     --   $     --    $    --     $128,183
Working capital.........................      596     10,692     25,094    16,135     23,844     40,744     (6,521)     121,662
Total assets............................   17,632     35,643     54,920    90,868    142,531    155,691     79,318      207,501
Long-term liabilities...................       66        126        104     3,956      4,318      3,242      3,242        3,242
Minority interest.......................       --         --         --        --         --         --         --      162,738
Partners' net investment................    6,019     19,534     37,691    58,178    102,545    116,820     69,555           --
Stockholders' equity....................       --         --         --        --         --         --         --       35,000

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     You should read the following discussion with the consolidated financial statements and related notes and "Cautionary Note Regarding Forward Looking Statements" located elsewhere in this prospectus.

OVERVIEW

     Since 1995, we have operated as the electronics design services group of Cadence. On July 17, 2000, Cadence announced its plan to separate its electronics design services group into a separate company focused on providing design solutions and proprietary technology to electronic products companies and integrated circuit manufacturers. We expect that the separation of our business from Cadence, including the transfer of related assets, liabilities and intellectual property rights, will be substantially complete prior to the completion of this offering. Until that time, most of our business will continue to operate as Cadence's electronics design services group. Tality Corporation is a holding company whose principal assets immediately following completion of this offering will be a 1% general partnership interest and an approximately 16.7% limited partnership interest in Tality, LP. As a result, except as otherwise stated, the discussion of the financial condition and results of operations in this prospectus relates to Tality, LP. Subsequent to the offering, Tality Corporation's consolidated financial statements will include the financial statements of Tality, LP and its subsidiaries.

BASIS OF PRESENTATION

     Our consolidated financial statements have been carved out from the consolidated financial statements of Cadence using the historical results of operations and historical bases of the assets and liabilities of Cadence's electronics design services group. The consolidated financial statements also include charges for services provided by Cadence to Tality, LP for real estate functions, information technology, tax, legal, accounting, treasury, sales, corporate marketing and other corporate and infrastructure services. The charges for the services provided by Cadence were determined on bases that we and Cadence consider to be reasonable reflections of utilization of the services provided to us or the benefit received by us based on relative revenue, headcount, square footage or amounts of actual usage.

     The financial information presented in this prospectus may not be indicative of our financial position, results of operations or cash flows in the future, nor is it necessarily indicative of what our financial position, results of operations or cash flows would have been had we been a separate, stand-alone entity for the periods presented. The financial information presented in this prospectus does not reflect the many significant changes, such as increased costs and expenses in our funding and operations, that will occur after this offering as a result of our becoming a stand-alone entity, including increased costs associated with reduced economies of scale, increased marketing expenses relating to building a separate brand identity and increased costs associated with being a publicly traded, stand-alone company.

     We have entered and will enter into various agreements related to our separation from and our ongoing relationships with Cadence. Cadence has agreed to provide to us certain services and support in the areas of information technology systems, facilities, human resources, administration, treasury, legal, and finance and accounting. Although the fees for the services provided under these agreements are intended to represent the fair market value of these services, we cannot assure you that these fees necessarily reflect the costs of obtaining the services from unrelated third parties or of our providing these services internally. However, we believe that purchasing these services from Cadence is an efficient means of obtaining these services.

     We also must negotiate agreements with various third parties as a separate entity, although we will continue to be an affiliate of Cadence immediately after completing the offering. We cannot assure you that the terms we will be able to negotiate with third parties will be as favorable as those that we enjoyed when we were part of Cadence. In addition, as part of Cadence, we benefited from various economies of scale, including shared global administrative functions, facilities and volume purchase discounts. We expect our costs will increase as a result of the loss or re-negotiation of these arrangements, although the amount of the cost increase is not determinable at this time.

     REVENUE. We bill for our services primarily under three pricing arrangements: fixed price, scoped time and materials and defined level of effort, which generally extend up to one year, but in some cases may be longer. Under time and materials and defined level of effort contracts, revenue is recognized as services are performed. For fixed price contracts, revenue is recognized using the percentage-of-completion method of accounting and based on the percentage that incurred contract costs to date bear to total estimated contract costs after giving effect to the most recent estimates of total cost. We cannot assure you that our estimates will be accurate, and if they are not, our operating results and financial condition in subsequent periods could be harmed. The effect of changes to total estimated contract costs is recognized in the period in which these changes are determined. Provisions for losses are made in the period in which the loss first becomes estimable and probable.

     COST OF REVENUE. Cost of revenue includes costs associated with providing electronics design services to customers, including salaries and benefits, cost of software, depreciation, facilities and project management.

     SALES AND MARKETING. Sales and marketing expense consists of costs and salaries associated with our sales and marketing organizations and costs of marketing communications, public relations and other promotional expenditures.

     Effective January 1999, we implemented a new sales model. Under the old model, sales functions and processes were centralized for all Cadence business units. Under the new model, a dedicated sales force was established for Cadence's electronics design services group. This dedicated sales force assumed responsibility for the sales process, while other aspects of the sales function continued to be provided by Cadence. The new model has enabled us to focus more specifically on our markets and offerings, which has improved our sales efficiency.

     RESEARCH AND DEVELOPMENT. Research and development expense represents our investment in developing intellectual property, comprised of know-how, trade secrets, hardware, software and patents related to our design services and client projects. We derive intellectual property from internal research and development activities as well as through performing client projects. Only the cost of internal activities is classified as research and development expense.

     GENERAL AND ADMINISTRATIVE. General and administrative expense consists of expenses associated with administration, finance, accounting, human resources, information technology, legal, bad debt and other support costs.

     PROVISION FOR INCOME TAXES. Until the separation, we will have only commenced our foreign operations, will have no operations in the U.S. and, accordingly, we expect that we will have only minimal income tax liabilities. Income tax benefits from losses recorded by our business prior to the separation have been fully utilized by Cadence. Our historical provision for income tax has therefore been limited to current and deferred foreign taxes. Immediately following the offering, Tality Corporation will own approximately 17.7% of the partnership interests of Tality, LP and will be allocated a pro rata share of any taxable income and loss generated from Tality, LP's operations. Deferred tax assets allocable to Tality Corporation, however, may be subject to a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax assets will not be realized.

MATERIAL ACQUISITIONS

     In February 1998, we acquired all of the outstanding stock of Symbionics Group Limited for approximately one million shares of Cadence common stock and $21.3 million of cash. Symbionics provided product development design services and intellectual property to leading electronics manufacturers in the wireless communications market. The total purchase price was $46.1 million and the acquisition was accounted for as a purchase. In connection with the acquisition, management estimated that $28.5 million of the purchase price represented acquired in-process research and development that had not yet achieved technological feasibility and had no alternative future use. This amount was charged to expense upon consummation of the acquisition. The remaining goodwill of $5.9 million and acquired intangibles of $11.5 million, representing assembled workforce, are being amortized over five years.


     In December 1999, we acquired all of the outstanding stock of Diablo Research Company LLC for $39.9 million in cash in a transaction accounted for as a purchase. Diablo was a high-technology engineering services firm with expertise in wireless communications, global positioning satellite solutions, data transfer markets and home automation markets. In connection with this acquisition we added approximately 100 qualified engineers with the requisite education and experience to service existing and potential clients, develop and introduce new technology and respond to changing design environments and standards. The acquisition of Diablo resulted in our recognition of an additional $10.0 million of revenue for the first six months of 2000. In connection with the acquisition, Tality acquired goodwill of $29.9 million which is being amortized over five years, and acquired workforce intangibles of $11.0 million, which is being amortized over three years.



     In March 2000, we acquired all of the outstanding stock of Westport Technology, Inc. for $4.8 million in cash in a transaction accounted for as a purchase. Westport was a design services firm and intellectual property development company with expertise in telecommunications product development encompassing hardware design, integrated circuit design and software design. In connection with this acquisition, we added approximately 20 engineers who, because of the extensive subcontracting arrangement between Cadence and Westport, were knowledgeable of our design methodology and processes and had experience with our existing clients. We believe that these engineers will assist us in developing and introducing new technology, and to respond to changing design environments and standards. Intangible assets acquired totaled $4.3 million, of which $1.2 million has been allocated to assembled workforce. The value of assembled workforce will be amortized over three years and goodwill will be amortized over five years.


RESTRUCTURING

     Management determined in 1998 that our rapid expansion of design capacity, including design sites and personnel, exceeded our demand for that capacity. This resulted in a restructuring in the fourth quarter of 1998 and the refocusing of business on communications-related target markets. In connection with this restructuring, we recorded $17.8 million of restructuring charges, consisting of $12.2 million to terminate 184 employees and $5.6 million to downsize and close excess facilities. Terminated employees included support staff, design engineers and management personnel. In 1998, approximately $4.5 million of the employee termination costs resulted from the acceleration of stock options vesting under employment agreements for prior management. Management estimates that the restructuring resulted in annualized cost reductions of approximately $15.8 million in salary and benefit costs and $3.4 million in facility costs. See note 9 of the notes to Tality, LP's consolidated financial statements included elsewhere in this prospectus.

DEFERRED STOCK COMPENSATION EXPENSE

     In connection with the grant of stock options and restricted shares of Class A common stock to employees and non-employee directors in July, August and September 2000, we expect to record an aggregate deferred stock compensation expense of approximately $65 million, representing the difference between the deemed fair market value of the Class A common stock on the date of grant for accounting purposes and the option exercise price or restricted share purchase price. This amount will be recorded as a reduction of stockholders' equity and will be amortized over the four-year vesting period of the applicable options. The aggregate deferred stock compensation expense is expected to be amortized in the amount of approximately $8 million for the remainder of 2000, approximately $17 million for 2001, approximately $16 million for each of 2002 and 2003, and approximately $8 million for 2004.

SEPARATION COSTS

     Separation costs are those costs associated with the process of becoming a stand-alone, publicly-held company, including consulting and professional fees. Separation costs incurred through the date of separation will be paid by Cadence and recorded as an expense by Tality, LP. For the six months ended July 1, 2000, approximately $0.7 million of costs had been incurred by Tality, LP and paid by Cadence in connection with the separation. In addition, in the quarter ending September 30, 2000, we expect to incur accounting, legal and administrative costs of approximately $3.0 million associated with the separation. Thereafter, we expect to incur separation costs through 2001 at less than $0.5 million per quarter, which will be funded by working capital. Prior to incurring such separation costs, Cadence incurred various costs associated with exploring and planning for the separation. These pre-separation costs have been expensed in the Cadence financial statements.

DEVELOPMENT OF INTELLECTUAL PROPERTY

     As part of our strategy, we will continue to develop proprietary technology in conjunction with our electronics design services. We plan to focus on generating revenue under which fees will be paid for the use of our intellectual property. We expect to derive revenue from licensing our technology, including technology developed at our own direction and expense as well as technology developed in the course of performing our services for clients. We expect research and development expense to increase as we increase our focus on developing licensable technologies.

RESULTS OF OPERATIONS

     The following table sets forth our consolidated statements of operations data for the years indicated and for the six months ended July 3, 1999 and July 1, 2000 as a percentage of revenue.

                                                                                    SIX MONTHS
                                                       YEAR ENDED                      ENDED
                                          ------------------------------------   -----------------
                                          JANUARY 3,   JANUARY 2,   JANUARY 1,   JULY 3,   JULY 1,
                                             1998         1999         2000       1999      2000
                                          ----------   ----------   ----------   -------   -------
Revenue.................................     100%          100%        100%        100%      100%
Costs and expenses
  Cost of revenue.......................     101           123          88          96        78
  Sales and marketing...................      32            34          25          29        19
  Research and development..............       6             7           7           9         6
  General and administrative............      26            31          22          23        17
  Amortization of acquired
     intangibles........................      --             3           4           4         8
  Unusual items.........................       2            44          --          --         1
                                             ---          ----         ---         ---       ---
     Total costs and expenses...........     167           242         146         161       129
                                             ---          ----         ---         ---       ---
Loss from operations....................     (67)         (142)        (46)        (61)      (29)
Other income (expense), net.............      --            --          --           1         1
                                             ---          ----         ---         ---       ---
Loss before provision for income
  taxes.................................     (67)         (142)        (46)        (60)      (28)
Provision for income taxes..............       1             2           2           2         1
                                             ---          ----         ---         ---       ---
Net loss................................     (68)%        (144)%       (48)%       (62)%     (29)%
                                             ===          ====         ===         ===       ===

SIX MONTHS ENDED JULY 3, 1999 AND JULY 1, 2000

     REVENUE. Revenue increased $32.8 million, or 57%, from $57.5 million in the first half of 1999 to $90.3 million in the first half of 2000. The increase in revenue resulted from an increase in the total size of active client engagements and an increase in total client service hours billed, of which $10.0 million was attributable to the Diablo acquisition.

     COST OF REVENUE. Cost of revenue increased $15.2 million, or 28%, from $55.0 million, or 96% of revenue, in the first half of 1999 to $70.2 million, or 78% of revenue, in the first half of 2000. The increase in cost of revenue resulted from hiring additional design engineers, including those employed by Diablo at the time of its acquisition. The decrease in cost of revenue as a percentage of revenue in the first half of 2000 was a result of improved engineering staff utilization and increased use of reusable intellectual property.

     SALES AND MARKETING. Sales and marketing expense increased $0.4 million, or 2%, from $16.3 million, or 29% of revenue, in the first half of 1999 to $16.7 million, or 19% of revenue, in the first half of 2000. Substantially all of the increase in sales and marketing expense was attributable to a $0.4 million increase in the marketing support and sales channel referral activities performed by Cadence on behalf of Tality, LP, offset by a $0.2 million decrease in direct selling expense. The improvement as a percentage of revenue was attributable to improved efficiency of our dedicated sales force, which was established in the first quarter of 1999.

     RESEARCH AND DEVELOPMENT. Research and development expense increased $0.6 million, or 11%, from $5.2 million, or 9% of revenue, in the first half of 1999 to $5.8 million, or 6% of revenue, in the first half of 2000. The increase in research and development expense was attributable to increased efforts in the development of reusable intellectual property. The decrease in research and development expense as a percentage of revenue was due to a 57% increase in revenue in the first half of 2000, as compared to an 11% increase in research and development expense during the same period. We expect that research and development expense will increase in absolute dollars in future periods as we increase our focus on the development of reusable intellectual property.

     GENERAL AND ADMINISTRATIVE. General and administrative expense increased $2.3 million, or 17%, from $13.4 million, or 23% of revenue, in the first half of 1999 to $15.7 million, or 17% of revenue, in the first half of 2000. Substantially all of the increase in general and administrative expense was attributable to a $1.8 million increase in general and administrative activities undertaken by Cadence on our behalf, a $0.7 million increase in information technology services provided by Cadence and a $0.6 million increase in administrative and related costs associated with the Diablo acquisition, offset in part by a $1.0 million decrease in provision for bad debts. The overall growth of our business, including growth in both revenue and headcount, required higher levels of support from Cadence.

     AMORTIZATION OF ACQUIRED INTANGIBLES. Amortization expense increased $4.7 million, or 198%, from $2.4 million, or 4% of revenue, in the first half of 1999 to $7.1 million, or 8% of revenue, in the first half of 2000. The increase in amortization expense was attributable to the amortization of intangibles associated with the Diablo and Westport Technology, Inc. acquisitions.

     SEPARATION COSTS. Separation costs increased $0.7 million from $0 in the first half of 1999 to $0.7 million in the first half of 2000, consisting primarily of consulting and professional fees. The process of separating Tality's business from Cadence began in the second quarter of 2000.

YEARS ENDED JANUARY 3, 1998, JANUARY 2, 1999 AND JANUARY 1, 2000

     REVENUE. Revenue increased $23.6 million, or 22%, from $105.3 million in 1998 to $128.9 million in 1999. The increase resulted from an increase in the total size of active client engagements and an increase in total client service hours billed, which resulted from higher utilization of our design engineers.

     Revenue increased $14.6 million, or 16%, from $90.7 million in 1997 to $105.3 million in 1998. Substantially all of the growth in revenue was attributable to the acquisition of Symbionics.

     COST OF REVENUE. Cost of revenue decreased $16.2 million, or 12%, from $129.3 million, or 123% of revenue, in 1998 to $113.1 million, or 88% of revenue, in 1999. The decrease in cost of revenue in 1999 resulted from the restructuring of the electronics design services business in the fourth quarter of 1998. The restructuring significantly reduced the number of design engineers.

     Cost of revenue increased $37.7 million, or 41%, from $91.6 million, or 101% of revenue, in 1997 to $129.3 million, or 123% of revenue, in 1998. The increased cost in absolute dollars and as a percentage of revenue in 1998 was the result of adding design engineers, including those added as a result of the Symbionics acquisition.

     We expect continued improvement in our gross margin. Any improvement in our gross margin will depend on our ability to improve staff utilization and realization and to increase our use of reusable intellectual property and other methodologies.

     SALES AND MARKETING. Sales and marketing expense decreased $3.1 million, or 9%, from $35.9 million, or 34% of revenue, in 1998 to $32.8 million, or 25% of revenue, in 1999. The decrease in sales and marketing expense was a result of a more focused and efficient direct sales model, which resulted in a reduction of personnel and a cost savings of $5.7 million. The savings were partially offset by an increase in the sales and marketing services provided by Cadence of $1.9 million and other marketing expenses of approximately $0.8 million.

     Sales and marketing expense increased $6.6 million, or 22%, from $29.3 million, or 32% of revenue, in 1997 to $35.9 million, or 34% of revenue, in 1998. Substantially all of the increase in sales and marketing expense was attributable to a $5.4 million increase in sales-related personnel costs and an increase of $0.9 million in direct marketing expense.

     RESEARCH AND DEVELOPMENT. Research and development expense increased $2.4 million, or 34%, from $7.2 million, or 7% of revenue, in 1998 to $9.6 million, or 7% of revenue, in 1999. Research and development expense increased $2.2 million, or 43%, from $5.0 million, or 6% of revenue, in 1997 to $7.2 million, or 7% of revenue, in 1998. The increase in research and development expense in both 1998 and 1999 was due to an increased emphasis on developing products and design methodologies and processes, which resulted in the assignment of more design engineering personnel to these research and development activities.

     GENERAL AND ADMINISTRATIVE. General and administrative expense decreased $4.7 million, or 14%, from $33.2 million, or 31% of revenue, in 1998 to $28.5 million, or 22% of revenue, in 1999. Substantially all of the decrease in general and administrative expense was related to direct administrative cost reductions of $3.6 million associated with the restructuring in the fourth quarter of 1998 and reduced provisions for bad debts of $1.4 million. The decrease in general and administrative expense was partially offset by a $0.3 million increase in information technology services provided by Cadence.

     General and administrative expense increased $9.6 million, or 41%, from $23.6 million, or 26% of revenue, in 1997 to $33.2 million, or 31% of revenue, in 1998. The increase in general and administrative expense was attributable to a $5.4 million increase in compensation and related costs associated with the expansion of our administrative staff to support the growth of our operations, a $4.0 million increase in the provision for bad debts and a $0.8 million increase in information technology services provided by Cadence. The increase in general and administrative expense was partially offset by a $0.7 million decrease in human resource staffing services provided by Cadence.


     AMORTIZATION OF ACQUIRED INTANGIBLES. Amortization expense increased $1.8 million, or 56%, from $3.3 million, or 3% of revenue, in 1998 to $5.1 million, or 4% of revenue, in 1999. The increase in amortization expense was attributable to the amortization of intangibles resulting from the Diablo, Symbionics and Detente acquisitions. Amortization of acquired intangibles increased from 3% of revenue in 1998 to 4% of revenue in 1999.

     Amortization expense increased $3.3 million from $.04 million, or 0% of revenue, in 1997 to $3.3 million, or 3% of revenue, in 1998. The increase in amortization expense was attributable to the amortization of intangibles acquired in the Symbionics and Detente acquisitions.

  UNUSUAL ITEMS

     IN-PROCESS RESEARCH AND DEVELOPMENT. In February 1998, we acquired all of the outstanding stock of Symbionics for approximately one million shares of Cadence common stock and $21.3 million of cash. Symbionics provided product development design services to leading electronics manufacturers. The total purchase price was $46.1 million and the acquisition was accounted for as a purchase.

     Upon consummation of our acquisition of Symbionics, we recorded a charge of $28.5 million that represented acquired in-process research and development that had not yet reached technological feasibility and had no alternative future use. See note 9 to the notes to the Tality, LP consolidated financial statements included elsewhere in this prospectus. The value was determined by estimating the costs to develop the acquired in-process research and development into commercially viable products, estimating the resulting net cash flows from those projects and discounting the net cash flows back to their present value. The discount rate included a factor that took into account the uncertainty surrounding the successful development of the acquired in-process research and development. The in-process projects were commercially viable by the end of 1999. Expenditures to complete these projects did not exceed $6 million.

     At the time of the acquisition, Symbionics was working on several significant research and development projects that, if successful, were expected to meet future market needs. These efforts involved digital television, wireless home networking, cellular roaming and digital voice technologies and were intended to ensure the long-term success and survival of the company. The efforts required to complete the research and development projects related to the completion of all planning, designing, prototyping, verification and testing activities to establish that the proposed technologies meet their design specifications, including functional, technical and economic performance requirements.

     The net cash flows resulting from the projects that were underway at Symbionics were used to value the acquired in-process research and development at the time of acquisition and were based on management's estimates of revenue, cost of revenue, research and development costs, selling, general and administrative costs, and income taxes from those projects. The revenue projections were based on the potential market size that the projects addressed, our ability to gain market acceptance in these segments and the life cycle of the in-process research and development.

     Estimated total revenue at the time of acquisition from the acquired in-process research and development was expected to peak in 2001 and 2002 and decline rapidly thereafter as other new products entered the market. In addition, a portion of the anticipated revenue has been attributed to enhancements of the base technology under development and has been excluded from net cash flow calculations. Existing technology was valued at $6 million. There can be no assurance that these assumptions will prove accurate or that we will realize the anticipated benefit of the acquired in-process research and development. The net cash flows generated from the acquired in-process research and development were expected to reflect earnings before interest and taxes and were estimated to be approximately 39% of the sales generated from Symbionics' in-process research and development.

     The discount rates applied to the net cash flows to calculate their present value were based on the weighted average cost of capital at the time of acquisition. The discount rates used to discount the net cash flows from the acquired in-process research and development range from 22.5% to 27.5%. The discount rates are sometimes higher than the weighted average cost of capital due to the inherent uncertainties in the estimates, including the uncertainty surrounding the successful development of the acquired in-process research and development, the useful life of such technology, the profitability levels of such technology, if any, and the uncertainty of technological advances, all of which were unknown at the time.

     RESTRUCTURING. In 1998, Tality recorded $17.8 million of restructuring charges associated with a worldwide restructuring plan. The restructuring plan and associated costs consisted of $12.2 million to terminate 184 employees and $5.6 million to downsize and close excess facilities. The restructuring plan was aimed at reducing the cost of excess personnel and capacity and refocusing the business on communications-related target markets. Management estimates that the restructuring resulted in annualized cost reductions of approximately $15.8 million in salary and benefit costs and approximately $3.4 million in facility costs.

     Severance costs in the restructuring included severance benefits, notice pay and outplacement services. Terminated employees included support staff, design engineers and management personnel. Approximately $4.5 million of these costs resulted from the acceleration of stock options vesting under employment agreements for prior management. All terminations and termination benefits were communicated to the affected employees prior to the end of 1998 and all severance benefits were paid prior to the end of 1999.

     Facilities consolidation charges of $5.6 million were incurred in connection with the downsizing and closing of 13 sites. Closure and exit costs included payments required under lease contracts, less any applicable sublease income after the properties were abandoned, lease buyout costs, restoration costs associated with certain lease arrangements and costs to maintain facilities during the period after abandonment. Asset related costs written off consisted of leasehold improvements of facilities that were abandoned and whose estimated fair market value was zero. As of January 1, 2000, substantially all of the closed 13 sites had been vacated.

     The following table summarizes our restructuring activity from January 3, 1998 to January 1, 2000:

                                             SEVERANCE
                                                AND         EXCESS
                                             BENEFITS     FACILITIES    ASSETS        TOTAL
                                             ---------    ----------    -------      --------
                                                              (IN THOUSANDS)
Balance, January 3, 1998...................   $    --      $    --      $    --      $     --
  1998 restructuring charges...............    12,190        1,996        3,631        17,817
  Non-cash charges.........................    (4,502)          --           --        (4,502)
  Cash charges.............................    (6,305)      (1,996)      (3,631)      (11,932)
                                              -------      -------      -------      --------
Balance, January 2, 1999...................     1,383           --           --         1,383
  Non-cash charges.........................        --           --           --            --
  Cash charges.............................    (1,383)          --           --        (1,383)
                                              -------      -------      -------      --------
Balance, January 1, 2000...................   $    --      $    --      $    --      $     --
                                              =======      =======      =======      ========

QUARTERLY RESULTS OF OPERATIONS

     The following table presents selected unaudited consolidated financial information for each of the six quarters ending July 1, 2000. We restructured our business in the fourth quarter of 1998. We believe that the presentation of quarterly results of operations for periods subsequent to the restructuring may be useful to investors for the purpose of evaluating our current business model. In our opinion, this unaudited information has been prepared on a basis consistent with our audited consolidated financial statements and includes all adjustments, consisting only of normal recurring accruals, necessary to present fairly our unaudited quarterly results when read in conjunction with our audited financial statements included elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of our future results of operations.

                                                    THREE MONTHS ENDED
                            -------------------------------------------------------------------
                            APRIL 3,   JULY 3,    OCTOBER 2,   JANUARY 1,   APRIL 1,   JULY 1,
                              1999       1999        1999         2000        2000       2000
                            --------   --------   ----------   ----------   --------   --------
                                                 (UNAUDITED, IN THOUSANDS)
Revenue                     $ 26,825   $ 30,695    $ 33,794     $ 37,559    $ 43,027   $ 47,257
Costs and expenses
  Cost of revenue.........    27,736     27,290      28,546       29,569      33,438     36,740
  Sales and marketing.....     7,505      8,834       7,836        8,624       7,943      8,726
  Research and
     development..........     2,663      2,566       2,129        2,230       2,772      3,025
  General and
     administrative.......     6,563      6,844       7,194        7,945       7,875      7,804
  Amortization of acquired
     intangibles..........     1,221      1,162       1,022        1,711       3,409      3,685
  Unusual items...........        --         --          --           --          --        741
                            --------   --------    --------     --------    --------   --------
     Total costs and
       expenses...........    45,688     46,696      46,727       50,079      55,437     60,721
                            --------   --------    --------     --------    --------   --------
Loss from operations......   (18,863)   (16,001)    (12,933)     (12,520)    (12,410)   (13,464)
Other income (expense),
  net.....................      (189)       435        (305)          92          62      1,067
                            --------   --------    --------     --------    --------   --------
Loss before provision for
  income taxes............   (19,052)   (15,566)    (13,238)     (12,428)    (12,348)   (12,397)
Provision for income
  taxes...................       454        669         641          205         514        550
                            --------   --------    --------     --------    --------   --------
Net loss..................  $(19,506)  $(16,235)   $(13,879)    $(12,633)   $(12,862)  $(12,947)
                            ========   ========    ========     ========    ========   ========

     The following table sets forth our unaudited consolidated statements of operations data as a percentage of total revenue for the periods indicated.

                                                           THREE MONTHS ENDED
                                    -----------------------------------------------------------------
                                    APRIL 3,   JULY 3,   OCTOBER 2,   JANUARY 1,   APRIL 1,   JULY 1,
                                      1999      1999        1999         2000        2000      2000
                                    --------   -------   ----------   ----------   --------   -------
Revenue...........................    100%       100%       100%         100%        100%       100%
Costs and expenses
  Cost of revenue.................    103         89         85           79          78         78
  Sales and marketing.............     28         29         23           23          19         18
  Research and development........     10          8          6            6           6          6
  General and administrative......     24         22         21           20          18         17
  Amortization of acquired
     intangibles..................      5          4          3            5           8          8
  Unusual items...................     --         --         --           --          --          1
                                      ---        ---        ---          ---         ---        ---
     Total costs and expenses.....    170        152        138          133         129        128
                                      ---        ---        ---          ---         ---        ---
Loss from operations..............    (70)       (52)       (38)         (33)        (29)       (28)
Other income (expense), net.......     (1)         1         (1)          --          --          2
                                      ---        ---        ---          ---         ---        ---
Loss before provision for income
  taxes...........................    (71)       (51)       (39)         (33)        (29)       (26)
Provision for income taxes........      2          2          2            1           1          1
                                      ---        ---        ---          ---         ---        ---
Net loss..........................    (73)%      (53)%      (41)%        (34)%       (30)%      (27)%
                                      ===        ===        ===          ===         ===        ===

FACTORS AFFECTING OPERATING RESULTS

COST OF REVENUE

     Cost of revenue decreased $0.4 million, or 2%, from $27.7 million, or 103% of revenue, in the first quarter of 1999 to $27.3 million, or 89% of revenue, in the second quarter of 1999 principally due to reduced headcount and related personnel costs in the second quarter of 1999 resulting from the restructuring that occurred in the fourth quarter of 1998.

     Cost of revenue increased $1.2 million, or 5%, from $27.3 million, or 89% of revenue, in the second quarter of 1999 to $28.5 million, or 85% of revenue, in the third quarter of 1999 principally due to increased outside contract services costs incurred to accommodate the growth in business and associated revenue during the period. The decrease in cost of revenue as a percentage of revenue during the third quarter was a result of improved engineering staff utilization.

     Cost of revenue increased $1.1 million, or 4%, from $28.5 million, or 85% of revenue, in the third quarter of 1999 to $29.6 million, or 79% of revenue, in the fourth quarter of 1999 principally due to increased headcount and personnel-related costs, resulting primarily from the acquisition of Diablo in December 1999. The decrease in cost of revenue as a percentage of revenue during the fourth quarter was a result of improved engineering staff utilization.

     Cost of revenue increased $3.8 million, or 13%, from $29.6 million, or 79% of revenue, in the fourth quarter of 1999 to $33.4 million, or 78% of revenue, in the first quarter of 2000 principally due to increased headcount and personnel-related costs, including personnel employed by Diablo at the time of its acquisition, partially offset by a decrease in outside contract service costs.

     Cost of revenue increased $3.3 million, or 10%, from $33.4 million, or 78% of revenue, in the first quarter of 2000 to $36.7 million, or 78% of revenue, in the second quarter of 2000 principally due to increased headcount and personnel-related costs.

SALES AND MARKETING

     Sales and marketing expense increased in absolute amounts in the second and fourth quarter of 1999 as compared to the first and third quarter, respectively, and the second quarter of 2000 compared to the first quarter of 2000, principally due to the implementation of a new direct sales model in the first quarter of 1999 and higher sales commissions and bonuses. Sales commissions and bonuses have been historically higher in the second and fourth quarters of each year due to the structure of the sales compensation plans, which provide for commission and bonus payments based on achievement of semi-annual quotas.

GENERAL AND ADMINISTRATIVE

     General and administrative expense increased in each of the first three quarters of 1999 principally due to increased administrative, legal and information technology services provided by Cadence.

     General and administrative expense remained constant at $7.9 million, or 20% of revenue, in the fourth quarter of 1999 and $7.9 million, or 18% of revenue, in the first quarter of 2000 and decreased $0.1 million, or 1%, in the second quarter of 2000 principally due to increased administrative costs associated with the Diablo acquisition that were offset by a reduction of bad debt expense during the second quarter of 2000.

AMORTIZATION OF ACQUIRED INTANGIBLES

     Amortization of acquired intangibles from the acquisition of Symbionics is recorded in British pounds and translated into U.S. dollars each period using the average of the beginning and ending of period exchange rates. During each of the first three quarters of 1999, amortization of acquired intangibles was between $1.0 million and $1.2 million, or between 5% and 3% of revenue, due to the fluctuation in average currency exchange rates between the U.S. dollar and the British pound.

     Amortization of acquired intangibles increased both in the fourth quarter of 1999 and the first quarter of 2000 substantially due to the additional goodwill and acquired intangibles amortization expense resulting from the acquisition of Diablo in December 1999.

     Amortization of acquired intangibles increased in the second quarter of 2000 from the first quarter of 2000 primarily due to the additional goodwill and acquired intangibles amortization expense resulting from the acquisition of Westport Technology in March 2000.

SEPARATION COSTS

     Separation costs of $0.7 million, consisting primarily of consulting and professional fees, were incurred in the second quarter of 2000 in connection with separation of Tality's business from Cadence.

     We expect to experience significant fluctuations in our future quarterly and annual results of operations due to a variety of factors, many of which are outside our control. These factors include:

     - variations in our ability to develop and market our services and technology on a timely and effective basis;

     - our long sales cycle and potential delays by clients in the approval or commencement of projects;

     - changes in demand for our services and technology;

     - increased competition and changes in our pricing as a result of increased competitive pressure;

     - changes in the mix of fee arrangements, which have different gross margins; and

     - the failure to effectively manage, or any underestimation by us of the costs necessary to complete, fixed price engagements.

     Due to these factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, Cadence has managed cash on a centralized basis. Cash receipts associated with our business have been retained by Cadence because Cadence has fully funded our operations. Accordingly, we currently have no cash or cash equivalents.

     In accordance with the amended and restated master separation agreement and certain related agreements we have entered or will enter with Cadence, Cadence has transferred or will transfer to Tality, LP or its subsidiaries the assets and liabilities that relate to our business. However, under the terms of the amended and restated master separation agreement, Cadence will retain all current assets and current liabilities, excluding the current portion of capital lease obligations and deferred revenue, which will be transferred to us.

     Net cash used in operating activities was $36.8 million in the first half of 1999 compared to $28.7 million in the first half of 2000. Net cash used in operating activities was $67.6 million in 1997, $102.7 million in 1998 and $55.4 million in 1999. In these periods, net cash used in operating activities resulted primarily from our net losses, increases in receivables, prepaid expenses and other current assets, offset in part by depreciation and amortization charges and provisions for losses on accounts receivable. Net cash used in operating activities was also offset in part by the write-off of acquired in-process research and development in the amount of $1.7 million in 1997 and $28.5 million in 1998, and by $4.5 million of non-cash restructuring charges recorded in 1998.

     Net cash used in investing activities was $7.3 million in the first half of 1999 compared to $10.1 million in the first half of 2000. Net cash used in investing activities was $11.7 million in 1997, $68.6 million in 1998 and $50.9 million in 1999.

     Investing activities consisted primarily of business acquisitions, purchased software and other assets and purchases of property, plant and equipment. Capital expenditures were $5.9 million for the first half of 1999, $4.7 million for the first half of 2000, $8.8 million for 1997, $13.6 million for 1998 and $10.3 million for 1999. Expenditures for acquired intangibles, purchased software and other assets totaled $1.4 million for the first half of 1999, $0.6 million for the first half of 2000, $0.5 million for 1997, $11.3 million for 1998 and $1.8 million for 1999. In addition, $2.4 million in cash was used to acquire Advanced Microelectronics in 1997, $43.7 million was used to acquire Symbionics and Detente in 1998, $38.8 million was used to acquire Diablo in 1999 and $4.8 million was used to acquire Westport Technology in the first half of 2000.

     Cash provided by financing activities was $44.1 million for the first half of 1999 and $38.7 million for the first half of 2000. Cash provided by financing activities was $79.3 million for 1997, $171.3 million for 1998 and $106.2 million for 1999. Cash provided by financing activities resulted from transfers by Cadence to finance our business.

     The liquidity and capital resources considerations are different for Tality Corporation, which is a holding company, and Tality, LP, through which we will conduct our operating activities. Tality Corporation currently does not have any cash or cash equivalents and may not maintain significant assets, including cash and cash equivalents, under the terms of the limited partnership agreement. Tality Corporation's principal sources of funds will be distributions from Tality, LP. Tality Corporation's primary uses of funds will be payment of corporate expenses, including the costs associated with being a public company.

     Tality, LP's primary uses of funds will be working capital, capital expenditures and payment of operating expenses, including marketing and sales expense, research and development expense, general and administrative expense and potential acquisitions of, or investments in, complementary businesses or technologies. Pending these uses, we intend to cause Tality, LP to invest the net proceeds of this offering in high quality, income-producing securities such as short-term investment grade or United States Government interest-bearing securities. Cadence will continue to fund our operations, as it has done historically, through the date that we receive the net proceeds from this offering. We believe that the net proceeds from this offering and our future cash flows from operations will be sufficient to satisfy our cash requirements for at least the next 12 months. However, we could require additional funds within this time period. Our capital requirements during that period and in the longer term will depend on many factors, including our future operating results, capital expenditures, research and development and marketing expenditures and working capital management. If we need to raise additional funds, we cannot be sure that financing will be available on favorable terms or at all. Future equity financings could be dilutive to existing stockholders. Future debt financings could impose restrictive covenants that reduce our financial and operating flexibility.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE SENSITIVITY

     As of September 30, 2000, our exposure to market risks for changes in interest rates was minimal. While we will be exposed with respect to interest rate fluctuations in foreign jurisdictions where we are located, we anticipate that our interest income and expense will be most sensitive to fluctuations in the general level of U.S. interest rates. However, we do not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates.

FOREIGN CURRENCY EXCHANGE RISK

     Our operations include transactions in foreign currencies, and as such, we benefit from a weaker U.S. dollar while being adversely affected by a strong U.S. dollar, relative to major currencies worldwide. Accordingly, the primary effect of foreign currency transactions on our results of operations is a reduction in revenue from a strengthening U.S. dollar, partially offset by a smaller reduction in expenses.

     Historically, our exposure to foreign exchange rate risk has been managed on a enterprise-wide basis as part of Cadence's risk management strategy. This strategy has utilized foreign exchange forward and option contracts to hedge certain balance sheet exposures and intercompany balances against future movements in specific foreign exchange rates. Cadence enters into foreign currency forward contracts and purchases foreign currency put options with approved financial institutions, primarily to protect against currency exchange risks. Forward contracts and put options are not accounted for as hedges; therefore, the unrealized gains and losses are recognized in other income and expense, net in advance of the actual foreign currency cash flows, with the fair value of these forward contracts and put options being recorded as accrued liabilities.

     As of September 30, 2000, Tality did not have any outstanding forward contracts or put options related to currency exchange risk.

     We anticipate that our management of foreign currency risk will be similar to the strategy deployed by Cadence. While we anticipate actively managing our foreign currency risks on an ongoing basis, there can be no assurance that our foreign currency hedging activities will substantially offset the impact of fluctuations in currency exchange rates on our results from operations, cash flows and financial position. On a net basis, foreign currency fluctuations did not have a material impact on our results of operations and financial position for the first six months of 2000.

EQUITY SECURITY PRICE RISK

     We do not own any equity investments.

NEW ACCOUNTING STANDARDS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. It requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met and that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. In June 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133", was issued. The statement defers the effective date of SFAS No. 133 until the first quarter of fiscal 2001. We have not yet determined the effect SFAS No. 133 will have on our financial position, results of operations or cash flows. However, we do not expect the impact to be material.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition". SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. We adopted SAB 101 retroactively for all periods presented. The adoption of this statement did not have a material impact on our financial results.

     In March 2000, the FASB issued interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of APB Opinion No. 25. This interpretation provides guidance regarding the application of APB Opinion No. 25 to stock compensation involving employees. This interpretation was effective July 1, 2000 and did not have a material effect on our financial statements.

                                    BUSINESS

INDUSTRY BACKGROUND

THE COMMUNICATIONS INDUSTRY

     Rapid proliferation of the Internet and the increasing need for connectivity have fueled dramatic growth in the global demand for communications products. Examples of products that have experienced strong growth include high-speed network equipment, together with the various devices used to access these networks, such as mobile phones, information appliances and advanced two-way television set-top boxes. These products rely on highly miniaturized, complex integrated circuits to deliver high performance and enhanced functionality.

     Continuous advances in integrated circuit technologies and rapidly evolving communications standards have required communications-related product manufacturers to dedicate substantial resources to the product development process. Manufacturers in these high growth markets are also experiencing a number of pressures, including increased technological and business complexity, growing competition, resource constraints and the need to introduce products to market quickly with minimal risk. As a result, communications-related product manufacturers are seeking cost-effective solutions to help them manage these pressures in this dynamic environment.

TREND TOWARDS OUTSOURCING

     To address the issues of increased complexity, competition, resource constraints and time-to-market pressure, communications-related companies are increasingly relying on relationships with external service providers to offer expertise in areas that fall outside their core competencies and areas of competitive differentiation. These relationships allow companies to concentrate their efforts where they add the greatest value, while enabling them to benefit from the specialized expertise of external service providers. These arrangements allow companies to more quickly and easily introduce new products to market. Examples of this trend include the expanded role of electronics contract manufacturers in performing services in all areas of the supply chain, such as components procurement, logistics management, assembly, fulfillment and client support, and the emergence of independent foundries to provide integrated circuit fabrication. In recent years this trend has led to the emergence of independent electronics design services companies and intellectual property providers.

     The growing reliance by electronic products manufacturers and chip companies on external service providers has increased the need to minimize the risks inherent in these relationships. These risks result from the lack of predictable availability of external resources, inconsistent or different technical and business processes of third-party suppliers and lack of clear hand-off criteria between suppliers. To help address these risks, electronic products manufacturers and chip companies are increasingly building longer term strategic relationships with their supply chain participants. These strategic relationships are becoming increasingly important in streamlining the process of bringing products to market. We believe that the trend toward outsourcing and the formation of longer term strategic supply chain relationships will continue to grow at a rapid pace.

THE TALITY SOLUTION

     We are a leading global provider of innovative engineering services for the design of complex electronic systems and integrated circuits. We focus on the design of products within the growing communications market. Our engineering expertise encompasses all aspects of electronic products design, including complete system, sub-system and advanced integrated circuit design. We have developed an extensive knowledge of communications-related applications and relevant industry technology standards, upon which we are building a growing portfolio of complementary intellectual property. We also have invested significantly in our design infrastructure and project management capabilities. As the world's largest independent electronics design company, we have more than 1,000 engineers in design sites located in the United States and abroad.

     The key aspects of our solution include:

      DEPTH AND BREADTH OF DESIGN EXPERTISE

     We have developed extensive expertise in our targeted segments of the communications market. For example, we have over 400 engineers experienced in the design of wireless products. This depth of expertise includes knowledge of and expertise in the leading-edge technologies underlying these products, such as analog, radio frequency and system-on-a-chip design as well as physical design of integrated circuits targeted at the most advanced manufacturing processes. Coupled with this product expertise, we have the ability to conduct all stages of the design process from conceptualization through implementation for production manufacturing. Our engineering professionals have significant experience in system design, embedded software and firmware design, printed circuit board design and chip-level implementation, as well as full system integration. The knowledge we have gained from completing over 500 client projects in the last two years, coupled with our participation and leadership roles in industry standards organizations, underlie our understanding of current and emerging industry standards and technology trends. The depth and breadth of our expertise provides the foundation for delivering comprehensive electronics design solutions to our clients.

      EXTENSIVE INTELLECTUAL PROPERTY PORTFOLIO

     Our extensive experience in electronic systems and integrated circuit design has enabled us to accumulate a growing portfolio of intellectual property, consisting primarily of block- and platform-level intellectual property. Block-level intellectual property performs specific, narrowly-defined functions and can be implemented as a printed circuit board, integrated circuit or embedded software module. Platform-level intellectual property, a combination of various block-level intellectual property, performs the functions of a complete system targeted at a specific end market and can be implemented as a printed circuit board or integrated circuit. We derive our intellectual property, including know-how, trade secrets and patents, from internal research and development activities as well as through client projects. We integrate our intellectual property into the design services we perform for clients. We have developed and maintain a library of tested and verified intellectual property. Access to this library speeds clients' time-to-market and reduces technological and business risk.

      ESTABLISHED DESIGN INFRASTRUCTURE

     Our substantial and continuous investment in the development and maintenance of a design infrastructure is a key component of the value of our design services. Our investment in the requisite design automation tools, computing infrastructure and laboratory environments saves our clients the time and expense of establishing and maintaining their own design infrastructure. This, in turn, facilitates cost-effective design and faster time-to-market.

      PROJECT MANAGEMENT CAPABILITIES

     The electronics design process is a creative, iterative and increasingly complex process that is affected by rapidly changing and evolving market requirements. As a result, project management skills are critical to managing the product development process and maintaining accurate development schedules and budgets. Because many technology companies do not devote significant resources to developing extensive project management skills, our capabilities in this area may prove critical for successfully guiding projects through the development process. In addition to managing the growing complexities of the design phase of product development, we offer assistance in developing a reliable and predictable path between the steps and participants in our clients' supply chains. This capability has become more important as the trend toward outsourcing in the electronics industry has grown, resulting in an increasing number of participants being involved in the process of bringing a product to market.

      SIZE AND INTERNATIONAL PRESENCE

     We are the world's largest independent electronics design services provider, with more than 1,000 engineers engaged in design services and research and development. Our engineers are located in 14 design sites in the United States, Canada, the United Kingdom and India including the U.S. sites of Silicon Valley and San Diego, California and Research Triangle Park, North Carolina; Ottawa, Canada; and Cambridge and Livingston in the United Kingdom. Our presence in strategic international markets supports our expansion by facilitating our access to top engineering talent.

THE TALITY STRATEGY

     Our goal is to be the preferred global design partner and intellectual property provider for electronics products companies and integrated circuit manufacturers in communications-related markets. To achieve our goal, we intend to:

      TARGET HIGH GROWTH SEGMENTS OF THE ELECTRONICS MARKET

     We primarily target selected segments of the communications market that we believe offer strong potential for rapid and sustainable growth exceeding that of the broader electronics market.

     These segments include:

     - wireline and wireless communications infrastructure equipment;

     - high speed data access equipment; and

     - consumer communications products.

     Our target markets are characterized by technical standards, product design complexity, intense time-to-market pressure, short product lifecycles and extensive use of integrated circuits.

      GROW OUR BASE OF INTELLECTUAL PROPERTY

     We intend to build on our existing portfolio of communications-related intellectual property. We will do this through focused research and development efforts and by developing intellectual property in the course of performing design projects. We will seek to contractually retain rights to reuse and license intellectual property developed in the course of these projects. We believe that there are two significant benefits to increasing our portfolio of intellectual property:

     - increased opportunities to generate complementary and recurring revenue streams in the form of licensing fees and royalties; and

     - increased operational efficiencies through the development of reusable technology building blocks that can be deployed repeatedly in client projects.

      STRENGTHEN RELATIONSHIPS WITH SELECTED CLIENTS

     Clients often initially seek our services for a specific design project or to address a discrete design issue. Once we have established business and technical credibility with a client, we have the opportunity to develop a collaborative relationship in which we play a continuing strategic role in its product development activities. Many of our current engagements are with clients for whom we have previously provided design services. We are actively pursuing collaborative relationships with clients that we believe are or will be leaders in their respective markets. In many cases, we expect that the strategic nature of these relationships will allow us to participate in the commercial success of these clients on an incentive basis.

     DEVELOP AN EXTENSIVE SUPPLY CHAIN NETWORK

     We have built strategic relationships with participants in our clients' supply chains to integrate our technical offerings and business practices. These relationships create the framework to reduce error and delay and to improve predictability. We intend to further broaden and strengthen our existing relationships and to create new relationships. We frequently assist clients in the management of their supply chains by applying our in-depth knowledge of, and experience in, technical and business engagement processes. Our involvement reduces clients' risk associated with reliance on external suppliers. To facilitate our ability to provide these services, we are working to develop an extensive network of relationships across the electronics supply chain, including hardware and software providers, electronics manufacturing service providers, application specific integrated circuit suppliers, intellectual property providers, integrated circuit foundries and component distributors. Ultimately, we intend to offer expanded services to select clients involving the designation and management of their entire product development supply chain.

     GROW THROUGH ACQUISITIONS

     Historically, we have achieved growth both organically and through acquisitions. While we currently have no specific understandings, commitments or agreements regarding any acquisition, we regularly evaluate and discuss with third parties possible acquisitions, and we will continue to pursue acquisitions, investments or other strategic relationships with complementary businesses and technologies to grow our engineering talent and expand our intellectual property portfolio.

     EXPAND SALES AND MARKETING ACTIVITIES

     We currently sell our services and intellectual property primarily through our direct sales force of over 70 dedicated professionals located in North America, Europe, Japan and Asia. We believe our direct sales force is a source of competitive differentiation. We have augmented our direct sales force by developing referral relationships with established companies in other segments of the electronics supply chain, such as intellectual property developers, electronics manufacturing service providers, integrated circuit foundries, integrated circuit companies and component distributors. We intend to continue developing these relationships. In addition, we expect to continue benefiting from our relationship with Cadence's sales organization by entering into a formal sales agreement with Cadence prior to completion of this offering. This agreement will provide for joint selling activities and referrals of potential clients. As we complete our separation from Cadence, we intend to conduct a marketing campaign to establish and build our brand and develop market awareness of the benefits of our services and competitive advantages.

     The following describes our role in the stages of the electronic product design process from concept to manufacturing.

ELECTRONIC PRODUCT DESIGN PROCESS

                       [ELECTRONICS DESIGN PROCESS CHART]

OUR SERVICES

     We offer a broad range of hardware and software development services to create products that meet clients' functionality, price and performance requirements. In some cases, we augment a client's internal design team. In other cases, we act as a client's primary product design organization. We categorize our offerings as either systems design services or integrated circuit design services.

SYSTEMS DESIGN SERVICES

     We provide services to our clients with respect to the most critical parts of the product design process, from specification to prototype, and often undertake post-design services such as obtaining regulatory approvals. The range of our services includes:

                                       - Systems architecture design and development
           SYSTEMS DESIGN              - Partitioning systems into hardware and software elements
                                       - Materials specification and selection
                                       - Planning to ensure conformance with applicable standards

                                       - Application software porting
                                       - Developing software for processing communications
                                       protocols
              EMBEDDED                 - Graphical user interface design and development
           SOFTWARE DESIGN             - Developing interfaces between the application software
                                       program and real time operating system
                                       - Real time operating system porting

             BOARD-LEVEL               - Generating electrical schematics
          SUBSYSTEM DESIGN             - Printed circuit board layout, assembly and test
                                       - Digital, analog and radio frequency design

                                       - Hardware and software integration and verification
               SYSTEMS                 - Mechanical and industrial design
             INTEGRATION               - Prototyping
                                       - System verification and field testing
                                       - Supporting and coordinating the manufacturing process

INTEGRATED CIRCUIT DESIGN SERVICES

     Our integrated circuit design service offerings include digital, analog and mixed-signal design, and extend from conceptualization through the handoff to volume manufacturing. Our expertise encompasses highly-integrated system-on-a-chip design as well as discrete integrated circuit design. System-on-a-chip design is the integration of entire electronic systems onto a single chip instead of a circuit board, requiring both systems and integrated circuit design expertise. Our designs are applied to the entire range of integrated circuit manufacturing processes, including complementary metal oxide semiconductor, bipolar complementary metal oxide semiconductor, bipolar, silicon germanium and gallium arsenide processes. Currently, we target manufacturing processes with minimum feature sizes of as small as 0.12 micron. Our integrated circuit design service offerings include:

                                       - Chip architecture design and development
                                       - Hardware and software intellectual property specification and selection
       SYSTEM-ON-A-CHIP DESIGN         - Embedded software development and porting
                                       - Hardware and software integration and verification
                                       - Test program development

                                       - Specification
         BLOCK-LEVEL DESIGN            - Functional design
                                       - Physical design of third party intellectual property

                                       - Physical design of complete integrated circuits
                                       - Digital, analog and mixed signal design
       SILICON IMPLEMENTATION          - Application specific integrated circuit, application
                                       specific standard product, or custom integrated circuit
                                         design

                                       - Prototype testing
                                       - Test program development and debugging
         PRODUCT ENGINEERING           - Device performance modeling and analysis
                                       - Failure analysis
                                       - Handoff to volume manufacturing

       ADAPTATION FOR SPECIFIC         - Adapting designs for new fabrication processes
       MANUFACTURING PROCESSES         - Adapting designs for additional fabrication facilities

INTELLECTUAL PROPERTY

     In connection with our client engagements and through our internal development efforts, we have developed, and are continuing to develop, a portfolio of platform and block-level intellectual property. We do not currently derive a significant portion of our revenue from licensing. However, in selected situations, we license some of this technology to clients under specific license arrangements. As part of our strategy, we intend to grow our base of intellectual property and to expand our licensing activities. Selected examples of our intellectual property include:

     PROTOCOL STACKS. We have a portfolio of protocol stacks for current and emerging communications standards. A protocol is an agreed-upon format for transmitting data between two devices. The term stack refers to the software that processes the protocols. Stacks are incorporated into integrated circuits. A representative list of our protocol stacks includes:

     - BLUETOOTH: a short-range radio technology aimed at simplifying communications among devices and between devices and the Internet.

     - 3G: a standard identified by the International Telecommunications Union, or ITU, as a successor to today's analog and digital mobile communication technologies.

     - W-CDMA: a proposed radio transmission technology that is one of the leading candidates currently being considered by the ITU as a successor to the current global standards for mobile communication systems.

     - 802.11B: a standard for transmitting data across a 2.4 gigahertz band wireless local area network.

     INTEGRATED CIRCUIT BLOCKS. We have a portfolio of reusable integrated circuit blocks that are integrated into complex chips called systems-on-a-chip. We supply these integrated circuit blocks to clients in the form of a database that contains design information or as prototype-tested chips. Representative examples include:

     - BLUETOOTH RADIO FREQUENCY TRANSMITTER-RECEIVER: a device that both transmits and receives signals transported across a Bluetooth network.

     - 802.3AB 1000BASET PHYSICAL LAYER INTERFACE: a physical interface to an ethernet network that transmits and receives data at 1000 million bits per second. Ethernet is a widely utilized local area networking standard used in devices such as modems, cable modems, routers and switches.

     - 802.3Z SERIAL/DESERIALIZER: a high speed interface that translates data from a network that transmits sequentially over a single wire to or from a network that transmits data simultaneously over a group of wires.

     - OC192 INTERFACE: a high speed interface to a network conforming to synchronous optical networks, which is a standard for connecting fiber-optic transmission systems.

     INTEGRATION PLATFORMS. Our integration platforms are fully-tested printed circuit board-level subsystems that consist of a number of reusable hardware and software components built around an industry standard processor or digital signal processor. They are designed to be quickly customized for specific clients. Representative examples include:

     - TRI-BAND GSM PHONE: a platform containing critical technology required for a GSM phone that can interact with networks operating in three common radio frequency standards used in Europe, Asia and the United States.

     - HANDHELD COMPUTER: a computer that is developed around a low power, reduced instruction set microprocessor and that can be customized to run multiple real-time operating systems.

       MARKETS AND APPLICATIONS

     We target selected segments of the communications market that we believe have high potential for rapid and sustainable growth. Representative products in these markets for which we have design expertise and intellectual property include:

                                               - Routers and Hubs
                   NETWORK                     - Switches
               INFRASTRUCTURE                  - Video Multiplexers
                                               - Digital Subscribers
                                               - Line Multiplexers
                  WIRELESS                     - Base Stations
               INFRASTRUCTURE
                                               - Enterprise:
                                               - Routers
                                               - Switches
               NETWORK ACCESS                  - Private Branch Exchanges
                                               - Small/Home Office/Residential:
                                               - Routers
                                               - High Speed Modems
                                               - Residential Gateways
                                               - Mobile Handsets
                MOBILE ACCESS                  - Information Appliances
                                               - Personal Communicators

CLIENTS

     Our clients consist primarily of communications-related companies and integrated circuit manufacturers of all sizes, ranging from start-up companies to large, multinational organizations. During 1999 and the first six months of 2000, no single client accounted for 10% or more of our total revenue. In 1999, our top three clients by revenue were Texas Instruments, Unisys and Philips Business Communications.

     A representative list of our current clients, grouped by market segment, includes:

                                               - Advanced Fiber Communications
               COMMUNICATIONS                  - Alcatel Bell Telephone
               INFRASTRUCTURE                  - Centerpoint Solutions
                                               - Ironbridge
                                               - Lucent Technologies
                                               - Conexant
           HIGH SPEED DATA ACCESS              - Efficient Networks
                                               - Terayon Corporation
                                               - 3Com
                                               - Mitsubishi
                                               - NEC
           CONSUMER COMMUNICATIONS             - Philips Business Communications
                  PRODUCTS                     - Sony Electronics
                                               - T-Nova
                                               - Toshiba

     Some examples of our client relationships and recently completed design projects include:

     APLIO/TRIO(TM) SYSTEM-ON-A-CHIP FOR VOICE-OVER-INTERNET-PROTOCOL. Aplio, Inc. engaged us to develop a single-chip processor that could simultaneously handle voice-processing and telephony functions and run software that processes Voice-over-Internet-Protocol. Aplio previously designed an initial version of the product utilizing a printed circuit board-based design and lower-performance discrete components. With Aplio's Voice-over-Internet-Protocol and our system-on-a-chip design expertise, we integrated the required functionality onto a single chip, and we modified and completed Aplio's original software to run on this new hardware platform. The resulting system-on-a-chip contains an ARM7TDMI(TM) embedded microcontroller and two OakDSPCores(TM) digital signal co-processors. Aplio is currently marketing the Aplio/Trio System-on-a-Chip to manufacturers of Internet phones, e-mail phones and screen phones, in addition to using it for its own devices. Aplio is a subsidiary of Net2Phone, a leading provider of voice-enhanced Internet communications services to individuals and business worldwide.

     NOKIA WIRELESS BASE STATION DESIGNS. Nokia Networks/Radio Access Systems engaged us to collaborate on the design of a wireless base station. Successful completion of the initial project led to a joint endeavor to develop future Nokia products targeted at enhanced Global System for Mobile Communications, or GSM, standards. We believe this relationship resulted from demonstration of our expertise in hardware and radio frequency design, as well as our adherence to design processes that meet Nokia's standards.

     MATSUSHITA GSM-COMPLIANT RADIO FREQUENCY SUBSYSTEM MODULE. Jointly with Matsushita Electronic Components Co., Ltd., during 1997 and 1998, we developed a GSM 900-compliant radio frequency subsystem module, which is the radio interface between the cellular phone and the cellular base station. These radio interfaces are subject to strict compliance standards of both regulatory authorities and cellular telephony service providers. Radio frequency design is one of the most challenging aspects of cellular phone design and a frequent cause of late product entry, or even product failure. Matsushita leveraged our expertise in radio frequency design for cellular and other radio applications to develop a reusable solution, utilizing off-the-shelf components wherever possible. We leveraged Matsushita's leading technology and expertise in the field of miniature high frequency radio modules. The module is designed to operate with a number of the digital baseband controllers commonly utilized in GSM 900 phones.

RESEARCH AND DEVELOPMENT

     We engage in research and development activities to create opportunities for complementary and recurring revenue streams through license and royalty fees, and to develop and enhance our design methodologies and processes. These efforts include:

     DEVELOPMENT OF INTEGRATED CIRCUIT BLOCKS. Integrated circuit blocks are reusable groups of hardware or software components that perform specific functions and are designed to be integrated into sophisticated chips. The functions these blocks perform range from a simple operation, such as addition, to more complex functions, like those performed by a Universal Serial Bus interface.

     DEVELOPMENT OF INTEGRATION PLATFORMS. Integration platforms are fully tested systems, implemented in a chip or printed circuit board-level system, that consist of a number of reusable hardware and software components built around an industry standard microprocessor or a digital signal processor. These platforms are designed to be quickly customized for specific clients. These platforms typically contain both hardware and software derived from a combination of our intellectual property and the intellectual property of others.

     DEVELOPMENT OF PROTOCOL STACKS. A protocol is an agreed-upon format for transmitting data between two devices. The term stack refers to the software that processes the protocols. An example is the Transmission Control Protocol/Internet Protocol stack, which is a protocol used to connect host computers on the Internet. This intellectual property typically includes a defined software architecture, software source code, test procedures and related documentation.

     Our research and development efforts relating to design methodologies and processes consist of:

     DEVELOPMENT OF ADVANCED DESIGN METHODOLOGIES. In addition to investments in specific design intellectual property, we make significant investments in the development of advanced design methodologies and processes. Through these advanced design processes and methodologies, we define ways to link commercially available design automation software programs and intellectual property to form a complete design system. This enables us to create more efficient, predictable and repeatable processes for designing complex systems.

     MEMBERSHIP IN INDUSTRY ASSOCIATIONS. Our clients compete in markets characterized by rapid technological advances, changes in industry standards and frequent new product introductions and improvements. To stay at the forefront and participate in the creation of these changing standards, we are a member of a number of standards and industry bodies, such as Cable Labs, VDSL Alliance, USB 2.0, Home PNA, 802.3ae, the European Telecommunications Standards Institute, the National Television Standards Committee, the Advanced Television Standards Committee, HomeRF Committee, Institute of Electrical and Electronics Engineers, Associate of Radio Industries and Businesses and the Digital Video Broadcasting Project.

     INVOLVEMENT IN RESEARCH PROGRAMS. We are currently involved in research programs with a number of university and independent research groups worldwide. In some of these programs, we provide input regarding engineering program curricula. We also sponsor pre-defined research programs through which we obtain licenses to use the intellectual property developed by these programs.

SALES AND MARKETING

     We maintain a direct sales force to sell our design services. We have the largest sales force of any independent electronics design services company, which provides us with an important competitive advantage. As of September 30, 2000, we had over 70 dedicated sales professionals, supported by our marketing organization. To increase our reach to potential clients, we also have referral arrangements with a number of companies, such as Altima, IBM, Insight Electronics and Wyle Electronics. Following our separation from Cadence, we expect to continue benefitting from our relationship with Cadence's sales organization by entering into a formal sales agreement with Cadence prior to completion of this offering. This agreement will provide for joint sales efforts to specified potential clients and a referral arrangement under which Cadence will refer potential clients to us for a fee. See "Arrangements between Tality and Cadence -- Joint Sales Agreement".

     We employ traditional marketing approaches to promote our services, including contributing articles to industry journals, presenting conference papers, issuing press releases and advertising through print and web-based media. Our representatives regularly participate in trade shows, seminars and panel discussions. As we complete our separation from Cadence, we intend to conduct a campaign to build our brand and develop general market awareness of the benefits of our offerings.

SUPPLY CHAIN RELATIONSHIPS

     We have developed relationships with various technology companies that we anticipate will play important roles in clients' supply chains. Our most common relationships are ones in which we combine and jointly market the products and services of third parties with our services and intellectual property to offer more comprehensive solutions to potential clients. These relationships enable us to define technical and business interactions between a supplier and our design services and intellectual property. We manage these relationships under our SureLink program, which currently includes 25 participants.

     We also establish expanded relationships with selected supply chain participants to pursue specific market opportunities that call for more tightly integrated technical and business offerings. These relationships are focused on ensuring compatibility of our offerings in narrowly defined target markets. We recently established our SurePath program as a vehicle to market these relationships. SurePath program participants are currently Advanced Semiconductor Engineering, Inc., Artisan Components, Inc., NurLogic Design, Inc. and Taiwan Semiconductor Manufacturing Company.

SELLING ARRANGEMENTS

     The primary business arrangements for delivery of our services and intellectual property to clients are fee-based. Our project arrangements with clients typically fall into one of the following three categories:

     FIXED PRICE. Under our fixed price arrangements, clients pay a fixed price for a completed project. If the client decides to request a deviation from the agreed-upon work plan, we generate an engineering change order and negotiate a price increase associated with the change. With this type of pricing arrangement, we bear the risk that our expenses and resources dedicated to the project will exceed our expectations, resulting in reduced margins to us and loss of opportunities to pursue other projects. Alternatively, we can realize higher than planned margins when we execute projects with greater efficiency than anticipated in negotiating the agreed-upon price.

     SCOPED TIME AND MATERIALS. Similar to our fixed price arrangements, scoped time and materials projects involve developing a statement of work with our client and specifying deliverables, timing, acceptance criteria and client responsibilities. However, for scoped time and materials arrangements, a rate per engineering hour plus cost of materials is negotiated, and changes to the original statement of work are billed at the same hourly rate. In these arrangements, the client bears the risk that the expenses will exceed expectations.

     DEFINED LEVEL OF EFFORT. Under defined level of effort arrangements, a client contracts to use a specified number of engineering hours at an established rate per hour over a designated period of time, typically a renewable one-year term. Under these arrangements, the client will be billed for the entire contract commitment, regardless of whether time is used.

     To date, we have derived most of our revenue from electronics design services under fixed price or scoped time and material arrangements, and we expect this to continue in future periods.

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

PROPRIETARY TECHNOLOGY


     Our success depends, in part, upon our proprietary technology. We generally rely on patents, copyrights, trademarks and trade secret laws to establish and protect our proprietary rights. We have filed trademark applications for the name "Tality" in the United States and several other countries. Upon our separation from Cadence, we will have approximately 21 issued U.S. patents, 19 foreign patents, 21 U.S. patent applications pending and 15 foreign patent applications pending. Approximately 14 of the U.S. patents, all of the foreign patents, and several of the pending U.S. and foreign patent applications relate to lighting and discharge lamp technology. These patents and applications are not presently employed by us in performing our design services and may at some point be licensed or transferred to a third party. We cannot assure you that third parties will not challenge, invalidate or circumvent these patents. We also cannot assure you that the rights granted under our patents will provide us with any competitive advantages, that patents will be issued on any of our pending applications, or that future patents will be sufficiently broad to protect our technology. Furthermore, the laws of foreign countries may not protect our proprietary rights in those countries to the same extent as U.S. law protects these rights in the United States.


     We have expended and will continue to expend considerable resources in seeking patents to protect our intellectual property. While our ability to compete is enhanced by our ability to protect our intellectual property, we believe that, in view of the rapid pace of technological change, the combination of the technical experience and innovative skills of our employees may be as important to our business as the legal protection of our patents and other proprietary information.

     There are numerous patents in the electronics industry and new patents are being issued at a rapid rate. As a result, from time to time, we may be forced to respond to or prosecute intellectual property infringement claims to protect our rights or defend a client's rights. These claims, regardless of merit, could consume valuable management time and focus, divert resources and result in costly litigation, any of which could seriously harm our business. In settling these claims, we may be required to enter into royalty or licensing agreements with those claiming infringement. These royalty or licensing agreements, if available, may not have terms acceptable to us. Being forced to enter into a license agreement with unfavorable terms could seriously harm our business, operating results and financial condition.

     Our business also requires us to license the software and other intellectual property of Cadence and other third parties. For example, following our separation from Cadence, we will license Cadence's electronic design automation software and methodology intellectual properties. See "Arrangements Between Tality and Cadence -- Master Intellectual Property Ownership And License Agreement".

COMPETITION

     Our principal competitors are the internal research and development and product development organizations of electronics product companies and integrated circuit manufacturers.

     From time to time, we also face competition from:

     - numerous existing small- and medium-size engineering services companies such as Dot Wireless, Intrinsix, PA Consulting and TTP Communications;

     - design services organizations of electronic product company suppliers, integrated circuit foundries, electronics manufacturing service providers, intellectual property companies, application specific integrated circuit vendors, and real-time operating systems companies, any of which may decide to increase their electronics design services offerings to complement their existing design products and services. These competitors include BSquare, Fujitsu, Hitachi, LSI Logic, NEC, Philips/VLSI, Parthus Technologies, Phoenix Technologies, Toshiba and Wind River Systems; and

     - professional engineering services firms that may enter the market.

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

     We believe that the difficulty in attracting and retaining adequate numbers of qualified professionals, the difficulty of developing expertise across the range of technologies required to provide comprehensive electronics design services, together with the costs of developing and maintaining a design infrastructure present barriers to entry in this industry. To effectively compete in the electronics design services industry, we must deliver design capabilities superior to those of the internal research and development and product development departments of potential clients and those of other independent service providers. Because of the depth and breadth of our design expertise, our growing intellectual property portfolio and our investment in supply chain relationships, we believe that we are competitive in delivering design solutions that meet clients' requirements. However, we cannot assure you that we will have the financial resources, technical expertise, marketing or support capabilities to compete successfully in this industry.

EMPLOYEES

     As of September 30, 2000, we employed approximately 1,200 persons, excluding independent contractors and temporary employees, with approximately 100 engaged in sales, marketing and client service activities, over 1,000 in engineering and research and development, and approximately 100 in management, administration and finance. None of our employees are represented by a labor union, and we have experienced no work stoppages. We believe that our employee relations are good.

LITIGATION

     From time to time, we are involved in various disputes and litigation matters that arise in the ordinary course of business. These matters include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters.

     In connection with our separation from Cadence, we have agreed to indemnify Cadence for liabilities arising from our business prior to the separation, including any damages arising from the pending litigation described below.

     In early 1999, Cadence entered into negotiations with Intelect Communications, Inc., and Intelect's wholly-owned subsidiary, DNA Enterprises, Inc., with respect to a potential purchase of substantially all the assets of DNA. The transaction was not consummated and, in July 1999, Intelect and DNA filed suit against Cadence in a Texas state court alleging breach of contract, fraud, negligent misrepresentation and breach of fiduciary duty, seeking unspecified compensatory and punitive damages. Cadence has answered, denying liability, and discovery has commenced. A trial date has been scheduled for January 2001. Cadence believes that it has defenses to and disputes the allegations made by Intelect and DNA, including the allegation that a purchase contract was entered into, and intends to defend the action vigorously.


     Cadence has been sued by a former design services employee alleging that Cadence owes compensation for transactions with a specific client and severance pay. This employee seeks unspecified damages claiming breach of contract, breach of the covenant of good faith and fair dealing and violations of the Pennsylvania Wage Payment and Collection Law. Cadence filed a motion for summary judgment as to all claims, which was granted in August 2000. An appeal of the summary judgment was filed by the plaintiff on September 5, 2000. No hearing date has been set for this appeal; however, a court-ordered mediation is scheduled for November 16, 2000.


     In April 2000, Cadence filed suit against a former design services customer, IMI Telecommunications, Inc., for breach of contract relating to IMI Telecommunications' failure to make payments due and fulfill its obligations under a services agreement. Damages claimed by Cadence are approximately $1 million. The defendant countersued, alleging breach of oral contract, rescission, negligent misrepresentation and fraud by Cadence and claiming damages exceeding $100 million and seeking punitive damages exceeding $500 million. Cadence filed a motion to dismiss the defendant's counterclaims, and a hearing on this motion was held on October 2, 2000. A ruling has not yet been issued. Cadence believes that it has defenses to and disputes the allegations made by IMI Telecommunications, Inc. and intends to defend the action vigorously.

     While Tality cannot predict the results or estimate the possible loss, or range of loss, if any, associated with the litigation matters described above, Tality does not expect the outcome of any of these matters to have a material adverse effect on its business.

FACILITIES


     Our principal executive offices are located in San Jose, California and consist of approximately 94,000 square feet in two buildings that are leased under an agreement with Cadence that expires in 2005. We also lease from Cadence a facility of approximately 58,000 square feet in one building in Livingston, United Kingdom. We lease additional facilities for our design sites, research and development facilities and sales offices located in the United States and various foreign locations, including Canada, Europe, Japan, India and other parts of Asia. We believe that these facilities are adequate for our current needs and that suitable additional or substitute space will be available as necessary to accommodate any expansion of our operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     Our executive officers, directors and key employees, and their ages and positions as of September 30, 2000, are as follows:

           NAME              AGE                               POSITIONS
           ----              ---                               ---------
Robert P. Wiederhold.......  41    President and Chief Executive Officer; Director
Duane W. Bell..............  49    Senior Vice President, Chief Financial Officer, Secretary
Ronald R. Barris...........  57    Director, Compensation Committee Member
H. Raymond Bingham.........  54    Chairman of the Board, Compensation Committee Member
Michael G. Keith...........  51    Director, Audit Committee Member
Kenneth Levy...............  55    Director, Audit Committee Member
John M. Scanlon............  58    Director, Audit Committee Member
John C. Adams..............  51    Vice President and General Manager, Livingston Design Centre
James P. Douglas...........  39    Vice President, Marketing
Dale W. Gaines.............  37    Vice President and General Manager, Worldwide Electronic Infusion
Timothy F. Henricks........  47    Vice President and Co-General Manager, Analog/Mixed Signal
                                   Integrated Circuits
Brent C. Hudson............  37    Vice President and General Manager, Wireless and Multimedia Design
Robert S. Johnson, Jr......  40    Vice President, Worldwide Sales
Rakesh Kumar...............  53    Vice President and General Manager, Silicon Technology Services
Eric H. Naviasky...........  43    Vice President and Co-General Manager, Analog/Mixed Signal
                                   Integrated Circuits
Ajay P. Shingal............  42    Vice President and General Manager, Digital Integrated Circuit
                                   Design Services Group
Alan G. Strelzoff..........  63    Vice President and General Manager, Datacom/Telecom Design Group
                                   and Industrial Electronics

EXECUTIVE OFFICERS

     ROBERT P. WIEDERHOLD has served as President and Chief Executive Officer and a director of Tality since its incorporation in July 2000. Mr. Wiederhold rejoined Cadence in December 1996 as a result of its acquisition of High Level Design Systems, Inc., an electronics design automation software company. He was named Vice President and General Manager of the Deep Submicron Business Unit in December 1996 and became Senior Vice President of Cadence's Worldwide Design Services Group in July 1998. From 1994 through 1996, he served as Executive Vice President, Chief Operating Officer and Director of High Level Design Systems. From 1985 to 1994, he held various positions with Cadence, the last being Vice President, Marketing for the Systems Division.

     DUANE W. BELL has served as Senior Vice President, Chief Financial Officer and Secretary of Tality since July 2000. From March 2000 to June 2000, Mr. Bell served as Chief Financial Officer and Secretary of Globeset, Inc., an e-commerce infrastructure company. From January 1999 to February 2000, Mr. Bell was Chief Financial Officer of KPMG Consulting, the consulting unit of KPMG LLP. From July 1998 to January 1999, Mr. Bell served as Director, Planning and Analysis for KPMG LLP. From November 1996 to June 1998, he was Director of National Operations for KPMG LLP's Information, Communications and Entertainment line of business. From 1995 to November 1996, Mr. Bell served as Senior Vice President, Chief Financial Officer and Secretary of Cotelligent, Inc., a technology consulting firm.

DIRECTORS

     RONALD R. BARRIS has been a director of Tality since its incorporation in July 2000. Mr. Barris served Cadence as Senior Vice President for Strategy and Electronic Infusion from December 1999 to July 2000, and has served as Senior Vice President, Services and Strategy, since August 2000. From 1989 to 1999, Mr. Barris was a high technology consulting partner with Coopers & Lybrand and was the Managing Partner for the World Wide Semiconductor Practice of PricewaterhouseCoopers.

     H. RAYMOND BINGHAM has been a director of Tality since its incorporation in July 2000 and is chairman of the board. Mr. Bingham has served as President and Chief Executive Officer of Cadence since May 1999. Mr. Bingham has also been a director of Cadence since November 1997. From 1993 to April 1999, Mr. Bingham served as Executive Vice President and Chief Financial Officer of Cadence. Prior to joining Cadence, Mr. Bingham was Executive Vice President and Chief Financial Officer of Red Lion Hotels and Inns, an owner and operator of a chain of hotels, for eight years. Mr. Bingham is a director of Legato Systems, Inc., Onyx Software Corporation, TenFold Corporation and Chairman of the Board of Directors of Integrated Measurement Systems, Inc.

     MICHAEL G. KEITH has been a director of Tality since September 2000. Mr. Keith has served as President and Chief Executive Officer, AT&T Fixed Wireless Services of the AT&T Wireless Group since January 2000. Mr. Keith has held numerous sales and marketing positions at AT&T since he joined the company in 1978, including Vice President and General Manager for Business Customer Care in 1996, Vice President and General Manager -- Global Services in 1997, and President -- AT&T Business Services in 1999.

     KENNETH LEVY has been a director of Tality since September 2000. Mr. Levy co-founded KLA Instruments and served as its President and Chief Executive Officer from 1976 until its merger with Tencor in 1997. Mr. Levy has served as Chief Executive Officer and a Director of the merged company, KLA-Tencor Corporation and currently serves as its Chairman of the Board. Mr. Levy also serves on the boards of directors of Ultratech Stepper, Inc. and Speedfam-IPEC.

     JOHN M. SCANLON has been a director of Tality since September 2000. Mr. Scanlon has served as Vice Chairman of the board of directors of Asia Global Crossing since November 1999 and was Chief Executive Officer of Asia Global Crossing from November 1999 to February 2000. Mr. Scanlon has been a director of Global Crossing since April 1998 and was its Chief Executive Officer from April 1998 to February 1999. Mr. Scanlon was President and General Manager of the Cellular Networks and Space Sector of Motorola, Inc. from 1997 to 1998 and had been an executive with Motorola since 1990. Mr. Scanlon was Chief Operating Officer of Cambridge Technology Group from 1988 to 1990 and also spent 24 years with AT&T Corp. and Bell Laboratories, becoming Group Vice President at AT&T Corp. Mr. Scanlon serves on the boards of directors of Hutchison Global Crossing and Centennial Communications Corp.

KEY EMPLOYEES

     JOHN C. ADAMS has served as Vice President, General Manager of Livingston (Scotland) Design Centre of Tality, a position he has held since its incorporation in July 2000. From July 1991 to July 2000, Mr. Adams served as a Vice President of Research and Development of the design services group of Cadence.

     JAMES P. DOUGLAS has served as Vice President of Marketing of Tality since its incorporation in July 2000. From November 1998 to June 2000, Mr. Douglas served as Vice President and General Manager of the Information Appliances design group of Cadence. From November 1997 to October 1998, Mr. Douglas was Vice President of Business Development for the design services group of Cadence. Prior to joining the design services group in 1997, Mr. Douglas spent six years with Cadence in various management positions including vice president of marketing.

     DALE W. GAINES has served as Vice President and General Manager, Worldwide Electronics Infusion of Tality since its incorporation in July 2000. From March 1999 to July 2000, Mr. Gaines served as Vice President and Client Partner of the Electronics Infusion Group of Cadence. From 1989, Mr. Gaines held various positions with Cadence, including Vice President of Sales and Vice President, Worldwide Sales Development.

     TIMOTHY F. HENRICKS has served as Vice President and Co-General Manager of the Analog/Mixed Signal Integrated Circuits group of Tality since its incorporation in July 2000. Since 1996, he held the same position in the design services group of Cadence. Prior to joining Cadence, he spent 20 years with Westinghouse as an analog/mixed-signal designer, systems architect and analog/mixed-signal technical advisor.

     BRENT C. HUDSON has served as the Vice President and General Manager, Wireless and Multimedia Design of Tality since its incorporation in July 2000. He previously held the same position in the design services group of Cadence. Mr. Hudson previously served as Vice President and General Manager of Symbionics Ltd, the wireless and digital television design services company acquired by Cadence in February 1998. Prior to his employment with Symbionics, Mr. Hudson held senior management posts with Xebec Multimedia, Critchley Group PLC and KPMG.

     ROBERT S. JOHNSON, JR. has served as the Vice President, Worldwide Sales of Tality since its incorporation in July 2000. From 1999 to July 2000, Mr. Johnson served as Vice President, Worldwide Sales of the design services group of Cadence. Mr. Johnson joined Cadence in December 1996 with its acquisition of High Level Design Systems, Inc., an electronic design automation software company. While at Cadence, Mr. Johnson served in various sales management positions for both its EDA and Design Services businesses. From 1993 through 1996, Mr. Johnson served as Regional Sales Manager for High Level Design Systems.

     RAKESH KUMAR has served as the Vice President and General Manager of Tality's Silicon Technology Services group since its incorporation in July 2000 and previously held the same position in the design services group of Cadence since 1997. He joined Cadence in March 1995 as a director of the Silicon Technology Services business unit. Prior to joining Cadence, Dr. Kumar spent 19 years at Unisys Corporation, most recently directing the Silicon, Integrated Circuit Packaging and Test activities.

     ERIC H. NAVIASKY has served as the Vice President and Co-General Manager of the Analog/Mixed-Signal Integrated Circuits design group of Tality since its incorporation in July 2000. He previously held the same position in the design services group of Cadence. Before joining Cadence, Mr. Naviasky spent 18 years with Westinghouse as an analog/mixed-signal designer and analog/mixed-signal technical advisor.

     AJAY P. SHINGAL has served as the Vice President and General Manager of Tality's Digital Integrated Circuit Design Services Group since its incorporation in July 2000 and previously held the same position in the design services group of Cadence. Before joining Cadence, he was Senior Vice President of Cambridge Design Systems, Inc. He managed and directed all hardware and embedded software business units. Prior to Cambridge, he worked in senior management positions with IBM, AT&T, Intel and Hewlett Packard.

     ALAN G. STRELZOFF has served as Vice President and General Manager of Tality's Datacom/ Telecom design group and Embedded Controls design group of Tality since its incorporation in July 2000. He previously held the same position in the design services group of Cadence. Dr. Strelzoff joined Cadence in October 1997 as Vice President, Research and Development, of Logic Design and Verification. Previously, he held various positions at Modicon/Schneider Automation from 1988 through 1997, most recently as Vice President and Chief Scientist.

BOARD STRUCTURE

     Our board of directors is divided into three classes serving staggered three-year terms. Messrs. Wiederhold's and Keith's initial terms will expire in 2001. Messrs. Levy's and Barris' initial terms will expire in 2002. Messrs. Bingham's and Scanlon's initial terms will expire in 2003.

EXECUTIVE OFFICERS

     Executive officers are elected by our board of directors and serve until their successors have been duly elected and qualified or until their resignation or removal. The executive officers of Tality also constitute the executive officers of Tality, LP, each holding the same office with both entities.

BOARD COMMITTEES

     Our board of directors has established a compensation committee, whose members include Messrs. Barris and Bingham, both of whom are neither employees nor officers of Tality, and an audit committee, whose members include Messrs. Keith, Levy and Scanlon, all of whom are independent directors.

     The compensation committee generally will:

     - review compensation of all officers, employees and consultants of Tality and its subsidiaries;

     - determine and grant awards of compensation, benefits and bonus, including awards of stock or options and changes to stock option programs, for officers, employees and consultants, except:

         - all awards which give rise to a potential loss of an exemption pursuant to the rules under Section 16 of the Securities Exchange Act of 1934 will be approved by the full board of directors, and

         - all awards that are intended to qualify for the "performance-based compensation" exception to the limit on compensation deductions under
           Section 162(m) of the Internal Revenue Code will be granted by a committee of the full board of directors that is comprised solely of two or more outside directors;

     - review, study and approve proposals for company-wide benefit programs;

     - review and request studies of the competitiveness of Tality's compensation structure; and

     - review and approve commission plans.

     Our audit committee will review our auditing, accounting, financial reporting and internal control functions and will make recommendations to our board of directors for the selection of independent public accountants. In addition, the committee will monitor the quality of our accounting principles and financial reporting, as well as the independence of and the non-audit services provided by our independent public accountants. In discharging its duties, the audit committee will:

     - review and approve the scope of the annual audit and the independent public accountant's fees;

     - meet independently with our internal auditing staff, our independent public accountants and our senior management; and

     - review the general scope of our accounting, financial reporting, annual audit and internal audit program, matters relating to internal control systems as well as the results of the annual audit.

     To date, all determinations regarding compensation have been made by the compensation committee of the board of directors of Tality Corporation.

BOARD COMPENSATION

     Non-employee directors will be entitled to purchase up to 100,000 shares of Class A common stock subject to a one year right of repurchase by Tality and receive an initial option grant of 50,000 shares of Class A common stock upon becoming a director of Tality, which options will vest over a four-year period in equal installments. Thereafter, non-employee directors will also receive an annual option grant under our Directors Stock Option Plan to purchase 12,500 shares of Class A common stock. The chairman of the board will be entitled to receive an initial option grant of 100,000 shares of Class A common stock and an annual option grant thereafter for 25,000 shares of Class A common stock under our Directors Stock Option Plan. See "Management -- Stock Options". We also intend to pay the expenses of our non-employee directors in attending Board and committee meetings. Directors are not expected to receive any cash compensation for service as a director of Tality.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, except that
H. Raymond Bingham, a director of Tality Corporation, is also a director and the President and Chief Executive Officer of Cadence and Ronald R. Barris, a director of Tality Corporation, is also an executive officer of Cadence.

     Prior to the separation date, all of our employees, including our officers, will be employed by Cadence and a number of our directors and executive officers own a substantial amount of Cadence common stock and options to purchase Cadence common stock. In addition, in connection with our separation from Cadence, we have entered and will enter into agreements governing the separation and our ongoing business relations with Cadence after the separation. See "Arrangements Between Tality and Cadence".

EXECUTIVE COMPENSATION

     Prior to the separation, Tality employees, including officers of Tality, were compensated by Cadence. Following the separation, the executive officer named below and all other Tality employees will be compensated by Tality. The following information summarizes the compensation paid by Cadence to Mr. Wiederhold, our Chief Executive Officer and our sole executive officer whose total annual salary and bonus exceeded $100,000 during the fiscal year ended January 1, 2000. While this compensation table indicates the compensation paid by Cadence to Mr. Wiederhold in 1999, it does not necessarily indicate the compensation that we or Tality, LP will pay to him or any other executive officer after the separation. The table does not include compensation information for Duane W. Bell, our Senior Vice President, Chief Financial Officer and Secretary, who commenced employment with us in July 2000 and whose annual salary and bonus would have exceeded $100,000 during our last fiscal year, had he been an employee of Cadence in 1999. Mr. Bell's salary on an annualized basis is $270,000, and he is eligible to receive an annual bonus targeted at $135,000.

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                                COMPENSATION
                                                                   AWARDS
                                                ANNUAL          ------------
                                             COMPENSATION        SECURITIES
                                          -------------------    UNDERLYING     ALL OTHER
      NAME AND PRINCIPAL POSITION          SALARY     BONUS       OPTIONS      COMPENSATION
      ---------------------------         --------   --------   ------------   ------------
Robert P. Wiederhold....................  $281,250   $172,371     350,000        $40,198(1)
  President and Chief Executive Officer

---------------
(1) Includes Cadence's contributions to Mr. Wiederhold's 401(k) savings plan and the value of accrued but unused vacation converted into cash.

     Mr. Wiederhold served as Senior Vice President of Cadence's Worldwide Design Services Group prior to the separation and has been our President and Chief Executive Officer and a director since our formation.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows certain information regarding options granted to the named executive officer during the fiscal year ended January 1, 2000. Except as noted below, the grants relate to options to purchase Cadence common stock.

                                       INDIVIDUAL GRANTS
                       --------------------------------------------------    POTENTIAL REALIZABLE
                                     % OF TOTAL                                VALUE AT ASSUMED
                       NUMBER OF      OPTIONS                                ANNUAL RATES OF STOCK
                       SECURITIES    GRANTED TO    EXERCISE                 PRICE APPRECIATION FOR
                       UNDERLYING   EMPLOYEES IN   OR BASE                      OPTION TERM(2)
                        OPTIONS        FISCAL       PRICE      EXPIRATION   -----------------------
        NAME           GRANTED(1)       YEAR        ($/SH)        DATE         10%           5%
        ----           ----------   ------------   --------    ----------   ----------   ----------
Robert P.
  Wiederhold.........   100,000        *            $12.59       5/12/09    $2,007,119   $  792,014
                        250,000        1            $10.34       7/30/09    $4,121,318   $1,626,282

---------------
 *  less than 1%

(1) We expect that in connection with the separation, Mr. Wiederhold will elect to convert all of his unvested options to purchase shares of Cadence common stock to options to purchase shares of Tality's Class A common stock. The converted options will vest in one lump sum on the seventh anniversary of the option's grant date, although that vesting schedule may be accelerated under the conditions described elsewhere in "Management -- Employee Plans".

(2) Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on Securities and Exchange Commission rules, and do not represent our estimate of future stock prices. No gain to an optionee is possible without an increase in stock price which will benefit all stockholders commensurately. A zero percent gain in stock price will result in zero dollars for the optionee. Actual realizable values, if any, on stock option exercises are dependent on the future performance of our common stock, overall market conditions and the optionholders' continued employment through the vesting period.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The table below sets forth information regarding options exercised during 1999 by the named executive officer, as well as the aggregate value of unexercised options held by that officer at January 1, 2000. The value of unexercised "in-the-money" options is based on the closing price of the Cadence common stock of $22.81 at December 30, 1999, less the applicable option exercise price for all shares underlying the option and on the average exercise price of Cadence's stock options. We have no outstanding stock appreciation rights.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               NUMBER                      OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                              OF SHARES                        YEAR END                AT FISCAL YEAR END($)
                             ACQUIRED ON    VALUE     ---------------------------   ---------------------------
           NAME               EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              -----------   --------   -----------   -------------   -----------   -------------
Robert P. Wiederhold.......    50,000      $680,590     135,499        522,501      $1,213,469     $4,607,014

                                 EMPLOYEE PLANS

401(K) PLAN

     Through December 31, 2000, eligible U.S. employees of Tality, LP may participate in Cadence's 401(k) savings plans which provide retirement benefits through tax deferred salary deductions. Cadence generally makes matching contributions of 50% for every dollar contributed by our employees, which matching contributions cannot exceed six percent of the annual aggregate salaries of those employees eligible to participate. Effective January 1, 2001, we expect to establish our own 401(k) plans.

STOCK OPTIONS

     2000 EQUITY INCENTIVE PLAN

     We have adopted the Tality 2000 Equity Incentive Plan, which provides for awards of restricted shares of Class A common stock, options to purchase shares of our Class A common stock and stock appreciation rights in our Class A common stock to:

     - our employees, directors and consultants; and

     - employees and consultants of any of our affiliates. These affiliates may act as participating employers in the plan.

     NUMBER OF SHARES. We adopted the plan effective as of July 13, 2000, and it will continue in effect for ten years. The plan, as amended in September 2000, currently allows for grants of, or options to purchase, an aggregate of 7,500,000 shares of our Class A common stock. The number of shares available under the plan will increase annually by 2,000,000 shares per year for four years, beginning on July 2, 2001 and ending on July 2, 2004. Awards for 6,350,000 shares of Class A common stock are currently outstanding under the plan.

     If a stock award expires or otherwise terminates without having been exercised in full, or if we repurchase any unvested shares acquired pursuant to a stock award, the share shall revert to and again become available for issuance under the plan.

     Option grants under the plan may provide for a reload right, which permits the optionholder to exercise an option, in whole or in part, by surrendering shares of Class A common stock in an amount not more than the number of shares subject to grant under the option exercised, and to receive upon exercise a new option, provided that:

     - the number of shares subject to the new option will equal the number of shares surrendered;

     - the new option will have the same expiration date as the exercised option;

     - the new option will have an exercise price equal to 100% of the fair market value on the date of exercise of the option; and

     - the new option will not contain a reload right.

     PLAN ADMINISTRATION. A committee consisting of one or more members of the board of directors will administer the plan. Under the plan, the administration committee determines the employees eligible to receive awards under the plan and the provisions of the agreements governing the awards, including term, exercise price and vesting schedule.

     Employees of Cadence transferring to us who hold unvested options to purchase Cadence common stock and who do not surrender their unvested Cadence options will generally vest 100% on the seventh anniversary of the grant. Employees of Cadence transferring to us who hold unvested options to purchase Cadence common stock and who surrender all unvested Cadence options will generally vest over four years. Under the four-year vesting schedule, the first 25% will vest one month after the first anniversary of the completion of this offering and the remainder of the option will vest monthly over the next three years. Grants of options under the plan to participants that do not hold Cadence options will vest according to a vesting schedule determined by our board of directors.

     The plan limits the number of shares for which options or other awards may be granted to any employee in one year. All awards granted under the plan will have a term of 10 years or less. Options and stock appreciation rights will have a minimum exercise price of 100% of the fair market value of the underlying shares on the grant date, except that we may grant options with a discounted exercise price under an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Internal Revenue Code.

     Holders of awards under the plan may generally not transfer the awards other than by will or the laws of descent and distribution. However, the administration committee may approve gift transfers to family members or family controlled entities to the extent permitted by securities laws.

     The exercise price for an option may be paid:

     - in cash;

     - by delivery of previously owned shares held for at least six months unless the plan administration committee determines otherwise;

     - according to a deferred payment or other similar arrangement approved by the administration committee; or

     - any other method approved by the plan administration committee.

The payment in settlement of a stock appreciation right may be made in cash, shares of Class A common stock or a combination of shares and cash. The board will determine the terms of restricted stock awards under the plan.

     A participant whose employment is terminated for cause would forfeit all outstanding awards under the 2000 Equity Incentive Plan. Upon a participant's death, the participant's estate may exercise vested awards for 12 months following the participant's death. In the event of termination due to disability, the participant may exercise vested awards for 12 months from his termination of employment. Upon termination for any other reason, a participant may exercise vested awards for a period of three months after the date of termination, except that unvested restricted stock may be repurchased as of the date of termination. In each of these cases, the period during which a participant can exercise an option after termination will end earlier if the options expires according to its terms.

     The administration committee can determine that transferring employment to one of our affiliates does not constitute termination.

     CHANGE IN CONTROL. If a change in control occurs:

     - the surviving or successor corporation may provide for continuation of awards under the plan by assuming outstanding awards or substituting similar awards; or

     - in the event the surviving or successor corporation does not assume the outstanding awards or provide similar awards, outstanding awards held by plan participants who are then employees will accelerate, and the already vested and accelerated awards may be exercised prior to the change in control. Awards that are not exercised would then terminate upon the change in control.

     CHANGE IN CONTROL DEFINITION. Under the plan, a change in control occurs:

     - upon the sale of all or substantially all of our assets;

     - if we merge with or into another corporation for any purpose other than to change our state of incorporation, and our stockholders do not beneficially own at least a majority of the voting securities of the acquiring corporation;

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     - if, with specified exceptions, any person acquires a majority of our voting securities; or

     - upon our liquidation or dissolution.

     A change in control also occurs if at any time during any two-year period the members of our board of directors at the beginning of the two-year period do not constitute a majority of our board of directors. Any new director who is approved by two-thirds of the directors who constituted the board at the beginning of the two-year period is considered as if he or she were a member of the board of directors at the beginning of the two-year period.

     A change in control, however, does not include:

     - a distribution to Cadence's or another affiliate's stockholders of all or any portion of our securities held by Cadence or another affiliate;

     - a sale of all or any portion of our equity interests held by Cadence or another affiliate in an underwritten public offering; or

     - reaching a stock ownership threshold because we acquire our own securities.

     2000 BROAD BASED EQUITY INCENTIVE PLAN

     We have adopted the Tality 2000 Broad Based Equity Incentive Plan, which provides for awards of restricted shares of Class A common stock and options to purchase shares of our Class A common stock to:

     - our employees and consultants; and

     - employees and consultants of any or our affiliates. These affiliates would act as participating employers in the plan.

     Our officers and directors will not be eligible to receive awards under this plan.


     NUMBER OF SHARES. We adopted the plan effective as of July 13, 2000, and it will continue in effect for ten years. The plan, as amended in September 2000, currently allows for grants of, or options to purchase, an aggregate of 10,000,000 shares of our Class A common stock. The number of shares available under the plan will increase by 2,500,000 shares per year for four years, beginning on July 2, 2001 and ending on July 2, 2004. Awards for 7,112,240 shares of Class A common stock are currently outstanding under the plan.


     The remaining terms of this plan are substantially identical to the terms of the 2000 Equity Incentive Plan.

     DIRECTORS STOCK OPTION PLAN. We have adopted the Tality Directors Stock Option Plan, which provides for awards of options to purchase shares of our Class A common stock to non-employee directors. Non-employee directors are those directors who are not employees of Tality or of any of our direct or indirect majority-owned subsidiaries. Non-employee directors may include employees of Cadence. The plan will remain in effect for ten years from the date of its adoption by the board of directors.

     NUMBER OF SHARES. The plan allows for grants of options to purchase an aggregate of 675,000 shares of our Class A common stock. If a stock option expires or otherwise terminates without having been exercised in full, the shares shall revert to Tality and again become available for issuance under the plan. Awards for 250,000 shares of Class A common stock are currently outstanding under the plan.

     OPTION GRANTS. The plan provides for automatic grants of options to purchase 50,000 shares of our Class A common stock upon election to the board and an additional 50,000 shares if elected as chairman of the board. Beginning July 1, 2001, each non-employee director other than the chairman of the board will automatically receive an option to purchase an additional 12,500 shares of Class A common stock every July 1 of each calendar year other than the year in which the director was

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appointed. A non-employee director serving as chairman of the board will automatically receive an option to purchase 25,000 shares of Class A common stock every July 1 of each calendar year other than the year in which the director was elected chairman of the board. The plan does not provide for reload or repurchase rights or for discretionary grants other than the automatic grants described above.

     PLAN ADMINISTRATION. A committee of the board may be established to administer the plan. The options granted under the plan will vest over four years, with 25% of each option vesting on the first through fourth anniversaries of the date of the grant of the option.

     Holders of the options under the plan may not transfer the options other than by will or the laws of descent and distribution. However, the committee may approve other transfers to the extent permitted by securities laws.

     The exercise price will not be less than the fair market value of the stock on the date of the grant. The exercise price may be paid:

     - in cash;

     - by payment under an arrangement with a broker where payment is made pursuant to an irrevocable direction to the broker to deliver all or part of the proceeds from the sale of the option shares to us;

     - by the surrender of shares of Class A common stock owned by the holder exercising the option that have a fair market value on the date of exercise equal to the exercise price, provided that surrender of the shares does not result in an accounting charge to us; or

     - by any combination of the foregoing or any other manner determined by the committee or the board.

     If authorized by the board, we may make loans to the holder of the option to pay the exercise price and the tax liability resulting from exercise of the options. Other terms of the options may be set by the board of directors or the administrative committee, to the extent those terms do not conflict with the plan.

2000 EMPLOYEE STOCK PURCHASE PLAN

     We intend to adopt a 2000 Employee Stock Purchase Plan to be effective upon completion of this offering. We plan to submit it for approval by our stockholders prior to the completion of this offering. A total of 2,000,000 shares of common stock has been reserved for issuance under our employee stock purchase plan, subject to adjustment for dilutive events.

     Our 2000 Employee Stock Purchase Plan, which would not qualify under
Section 423 of the Internal Revenue Code, would be administered by the board of directors or by a committee appointed by the board. Employees, including our officers and employee directors but excluding 5% or greater stockholders, would be eligible to participate if they meet the employment requirements set by the plan or by the board of directors. Our 2000 Employee Stock Purchase Plan would, for offering periods other than the first offering period, permit eligible employees to purchase common stock through payroll deductions, which, except for the first offering period, may not exceed 15% of an employee's compensation. All of our employees will initially automatically be enrolled in the plan for the first eligible offering period, with the purchase price for the first offering period to be paid in a lump sum. After completion of this offering, employees would be allowed to change the amount to be purchased, switch the method of payment from lump sum to payroll deduction or withdraw from the plan. In addition, after the completion of this offering, employees would be able to elect to use payroll deductions for future offering periods.

     The 2000 Employee Stock Purchase Plan will be implemented during a series of offering periods, with new offering periods commencing on dates determined by the board of directors. During each offering period other than the first offering period, payroll deductions will accumulate without interest.

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On the last business day of each offering period, other than the first offering period, accumulated payroll deductions will be used to purchase Class A common stock. The initial offering period is expected to commence on the date of this offering.

     The purchase price will be equal to 85% of the fair market value per share of common stock on either the first or last day of the offering period, whichever is less, or such other date established by the board of directors. Employees may withdraw their accumulated payroll deductions at any time. Participation in our 2000 Employee Stock Purchase Plan ends automatically upon termination of employment with us.

TREATMENT OF CADENCE OPTIONS

     As described above, generally our employees who hold options to purchase shares of Cadence common stock will either retain or surrender their unvested Cadence options. Our employees will continue to hold their vested Cadence options and will be able to exercise them according to their terms.

EMPLOYMENT AGREEMENTS

     On July 14, 2000, we entered into an at-will employment agreement with Robert Wiederhold. For services as our President and Chief Executive Officer, Mr. Wiederhold is initially entitled to receive an annual base salary of $350,000 per year and is eligible to receive an annual performance bonus targeted at $250,000. In addition, through a separate option agreement, we granted Mr. Wiederhold an option to purchase 3,825,000 shares of Class A common stock, subject to vesting requirements.

     If we terminate Mr. Wiederhold without cause:

     - we must pay Mr. Wiederhold's base salary for 12 months immediately following termination;

     - we must pay Mr. Wiederhold's prorated target bonus through the date of his termination and an additional twelve months' bonus at the same rate; and

     - all of Mr. Wiederhold's options immediately vest and become exercisable for the period specified in the relevant option agreement.

     Constructive termination includes a material adverse change in Mr. Wiederhold's position, a 10% or greater reduction in compensation, his relocation to a workplace over 30 miles from his current workplace or any failure of a successor to our company to assume the obligations of this agreement.

     In the event of a change of control of Tality and resulting termination without cause of Mr. Wiederhold, by us or our successor:

     - Mr. Wiederhold would be entitled to receive his base salary for 12 months following the termination date;

     - Mr. Wiederhold would be entitled to receive a prorated target bonus through the date of termination and an additional 12 months' bonus at the same rate; and

     - all options or stock awards immediately vest and become exercisable for the period specified in the relevant option agreements.

     Mr. Wiederhold has also agreed not to compete with us, solicit any of our employees, or interfere with our business for one year after termination of employment with us.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our amended and restated certificate of incorporation contains a provision eliminating or limiting the personal liability of our directors for monetary damages for breaches of their fiduciary duties as directors, except for liability for any breach of their duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases or redemptions as

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provided in Section 174 of the Delaware General Corporation Law or any
transaction from which the director derived an improper personal benefit.

     Our bylaws require us to indemnify our officers, directors, employees and other agents to the full extent permitted by law. Our bylaws also permit us to advance expenses incurred by an indemnified officer, director, employee or other agent in connection with the defense of any action or proceeding arising out of such individual's status or service, subject to the requirements of the Delaware General Corporation Law that indemnitees who receive an advance of expenses in their capacity as an officer or director enter into an undertaking to repay such advances if it is ultimately determined that such director or officer is not entitled to such indemnification. We intend to enter into indemnification agreements with our officers and directors.

     All of our directors and officers will be covered by insurance policies maintained by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933. In addition, we will enter into indemnity agreements with our directors and executive officers.

RELATED PARTY TRANSACTIONS


     During July, August and September 2000, Tality Corporation granted options to Cadence to purchase up to 13,492,240 shares of Class A common stock under the 2000 Equity Incentive Plan and the 2000 Broad Based Incentive Plan at an exercise price of $6.25 per share. Cadence, in its capacity as a participating employer in the plan, subsequently transferred the options purchased by Cadence to certain Cadence employees whose services were leased by Tality, LP from Cadence and who we expect to become employees of Tality, LP after the separation. In September 2000, 220,000 shares of Class A common stock were issued to Tality Corporation non-employee directors under our 2000 Equity Incentive Plan subject to a one year right of repurchase at a purchase price of $6.25 per share.


     During July 2000, Tality Corporation issued to Cadence an aggregate of 2,150,000 shares of Class A common stock with an estimated fair value of $11 per share for a price of $6.25 per share, 1,640,000 of which were resold to certain Cadence employees at the same price. During September 2000, Cadence sold an additional 100,000 shares owned by it to a Cadence executive for a price of $6.25 per share. The difference between the estimated fair value of the 2,150,000 shares and the purchase price paid by Cadence totaled approximately $10.2 million and was accounted for as a distribution by Tality Corporation to Cadence.

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                    ARRANGEMENTS BETWEEN TALITY AND CADENCE

     Below is a summary description of the amended and restated master separation agreement we have entered into with Cadence, along with the related agreements we will enter into with Cadence immediately prior to completing this offering. This description, which summarizes the material terms of these agreements, is not complete. You should read the full agreements, which have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

AMENDED AND RESTATED MASTER SEPARATION AGREEMENT

     THE SEPARATION. The amended and restated master separation agreement contains provisions that govern our separation from Cadence, as well as certain related matters including our initial public offering.

     The amended and restated master separation agreement provides for the transfer, effective on the separation date, from Cadence to Tality, LP of assets and liabilities related to our business as described in this prospectus, to the extent they have not already been transferred. The amended and restated master separation agreement contemplates that we and Cadence will enter into a number of other agreements to fully effectuate our separation. The forms of these other agreements are exhibits to the master separation agreement and include:

     - a general assignment and assumption agreement;

     - a master agreement concerning rights to intellectual property, including ownership, license and use rights, patents and trademarks;

     - an employee matters agreement;

     - a master corporate services agreement;

     - a master real estate matters agreement;

     - a master confidentiality agreement;

     - an indemnification and insurance matters agreement; and

     - certain agreements relating to joint marketing and sales, joint technology development and support, access to electronic design tools and other agreements governing our ongoing business relationships.


     In addition, Cadence, Tality and, in the case of Tality's U.K. operations, a Scottish governmental authority, will enter into asset purchase agreements relating to the transfers of foreign assets and liabilities to Tality. As part of these transfers, Tality's U.K. operations, including certain assets and employees located at Cadence's Livingston facility, will be transferred to Symbionics Limited, a wholly-owned subsidiary of Tality, LP located in the United Kingdom.


     THE INITIAL PUBLIC OFFERING. Under the terms of the amended and restated master separation agreement, we are obligated to use all our commercially reasonable efforts to complete this offering. In connection with this offering, we must satisfy the following requirements, unless waived by Cadence:

     - the registration statement containing this prospectus must be declared effective by the Securities and Exchange Commission;

     - United States securities and state blue sky laws must be satisfied in connection with this offering;

     - our Class A common stock must be approved for quotation on The Nasdaq Stock Market;

     - all our obligations under the underwriting agreement for completion of this offering must be met or waived by the underwriters;

     - Cadence will own limited partnership units exchangeable for at least 80% of our outstanding Class A common stock immediately following the offering;

     - no legal restraints preventing the separation or this offering may exist;

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     - the separation must have occurred; and

     - the amended and restated master separation agreement must not have been terminated.

     NO REPRESENTATIONS AND WARRANTIES. Cadence has made no representations or warranties to us regarding:

     - the value of any asset that Cadence will transfer;

     - the character or extent of any liabilities Tality, LP will assume;

     - whether there is a lien or encumbrance on any asset Cadence will transfer; or

     - the legal sufficiency of any conveyance of title to any asset Cadence will transfer or of any liability Tality, LP will assume.

     REGISTRATION RIGHTS. We have granted Cadence registration rights related to our Class A and Class C common stock. Cadence has three demand registrations that permit it to require us, at our expense, to register for sale to the public under the securities laws, some or all of its shares of Class A and Class C common stock issuable upon conversion of its Class B common stock and exchange of its limited partnership units in Tality, LP, as well as any shares of Class A or Class C common stock that Cadence later acquires. Cadence may not exercise its demand rights until the expiration of the 180 day lock-up period following completion of this offering. When we become eligible to register our securities using Form S-3 of the Securities and Exchange Commission, Cadence generally will have an unlimited amount of demand registrations on Form S-3. Cadence's demand registrations on Form S-3 must include at least $5,000,000 worth of Class A or Class C common stock. In the case of a demand by Cadence, on Form S-3 or otherwise, we are not required to honor its demand if Cadence has caused us to register any of its shares within the six-month period prior to such request. Cadence may also require us, at our expense, to include its holdings in our Class A or Class C common stock in other registered public offerings that we may do. These registration rights are assignable and will terminate upon the earlier of seven years after the separation date and the date on which all the shares proposed to be sold by Cadence or its assignee pursuant to the exercise of its registration rights can be sold in a single transaction in reliance on Rule 144 under the Securities Act.

     We have agreed to indemnify Cadence for violations of federal or state securities laws in connection with any registration statement in which Cadence sells its shares pursuant to these registration rights. Cadence has in turn agreed to indemnify us for federal or state securities laws violations that occur in reliance upon written information it provides for use in the registration statement.

     COVENANTS BETWEEN CADENCE AND TALITY. In addition to our agreement to sign documents that transfer control and ownership of various assets and liabilities of Cadence relating to our business and entering into additional corporate service and business agreements, we have agreed with Cadence to the following:

     Approvals and Consents. We and Cadence will use all commercially reasonable efforts to obtain any required consents, substitutions or amendments required to novate or assign all rights and obligations under any contracts that will be transferred to us in the separation. If an asset or liability cannot be transferred due to lack of third-party consent, in the case of an asset, it will be held by Cadence for our benefit or, in the case of a liability, we will act as an agent for Cadence to satisfy the liability.


     As of October 4, 2000, several of the consents necessary to the transfer of assets and liabilities had not been obtained. Cadence and Tality have agreed to use all commercially reasonable efforts to obtain all of these consents and, if any such consent is not obtained within six months after the separation date, to use all commercially reasonable efforts to achieve an alternative solution consistent with the parties' intent.


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     Information Exchange. We have agreed with Cadence to share information relating to governmental, accounting, contractual and other similar requirements of our ongoing businesses, unless sharing this information would be commercially detrimental to either party. In this regard, Cadence and Tality have agreed to:

     - maintain adequate internal accounting to allow the other party to satisfy its own reporting obligations and prepare its own financial statements; and

     - use commercially reasonable efforts to provide the other party with assistance, records and documents which may be required in connection with legal, administrative or other proceedings.

     Accounting Matters. So long as Cadence is required to consolidate our results of operations and financial position in its financial statements, we have agreed to:

     - use the same fiscal year as Cadence;

     - use the same independent public accounting firm as Cadence;

     - use reasonable commercial efforts to enable our independent public accountants to date their opinion on our audited annual financial statements on the same date as Cadence's independent public accountants date their opinion on Cadence's financial statements; and

     - exchange all relevant information needed and grant auditors access to prepare our respective financial statements.

     Dispute Resolution. If problems arise between us and Cadence and we are unable to resolve them through negotiation, we have agreed to proceed to non-binding mediation. If mediation fails, we may resort to binding arbitration. In addition, nothing prevents either party acting in good faith from initiating litigation at any time if failure to do so would cause serious and irreparable injury to it or to others.

     No Solicitation. For one year after the separation date, we have agreed not to solicit or recruit employees of Cadence. However, this prohibition does not apply to general recruitment efforts carried out through public or general solicitation or where the employee initiates the solicitation.

     Continuation of Employment Agreements. We will be entitled to enforce the employment agreements of Cadence employees transferring to Tality, LP or one of our other subsidiaries, but to the extent that Cadence continues to share any rights under the employment agreements, we will enforce them to reasonably protect the interests of Cadence.

     EXPENSES. All of the costs and expenses related to this offering as well as the costs and expenses related to the separation will be allocated between us and Cadence as determined in Cadence's sole discretion. We anticipate that we will bear all the costs and expenses associated with this offering and substantially all the costs and expenses associated with the separation.

     TERMINATION. Cadence, in its sole discretion, may terminate the amended and restated master separation agreement at any time before the closing of this offering. After this offering, we and Cadence must agree for the amended and restated master separation agreement or any ancillary agreement to be terminated.

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

     The general assignment and assumption agreement identifies the assets Cadence will transfer to Tality, LP and the liabilities Tality, LP will assume from Cadence in the separation. This agreement also describes when and how these transfers and assumptions will occur.

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     IDENTIFICATION OF ASSETS AND LIABILITIES. The assets and liabilities to be transferred to Tality, LP will generally be identified by reference to their inclusion on our consolidated balance sheet dated July 1, 2000, subject to the following:

     Specified Assets. Cadence will transfer to Tality, LP certain leasehold interests, contractual rights and equipment that it holds related to our business.

     Excluded Assets. The general assignment and assumption agreement will provide that Cadence will not transfer any cash, accounts receivable or other current assets related to our business.

     Specified Liabilities. Tality, LP will assume liabilities from Cadence that relate to the past, present and future conduct of our business, including the current portion of capital lease obligations and deferred revenue.

     Excluded Liabilities. The general assignment and assumption agreement also provides that Tality, LP will not assume:

     - any accounts payable or other current liabilities of Cadence other than the current portion of capital lease obligations and deferred revenue;

     - any liabilities that would otherwise be allocated to us but which are covered by Cadence's insurance policies, of which we are not a beneficiary; and

     - liabilities specified by the parties.

     Contingent Liabilities. Contingent liabilities included on our consolidated balance sheet dated July 1, 2000, and contingent liabilities that would have been included on that balance sheet had they not been subject to contingencies as of that time, will be transferred by Cadence to Tality, LP, except that the only liabilities transferred to Tality, LP in connection with existing litigation will be those related to specified ongoing litigation, including those matters specified "Business -- Litigation".

     DELAYED TRANSFERS. If we have not received a required third party consent or it is not otherwise practicable to transfer any assets or liabilities on the separation date, those assets and liabilities will be transferred as promptly after receipt of such consents or as promptly as is otherwise practicable after the separation date. Pending the actual transfer of these assets and liabilities, Cadence will continue to hold them for the benefit or account of Tality.

     TERMS OF OTHER ANCILLARY AGREEMENTS GOVERN. If another ancillary agreement expressly provides for the transfer of an asset or an assumption of a liability, the terms of the other ancillary agreement will govern that transfer.

MASTER INTELLECTUAL PROPERTY OWNERSHIP AND LICENSE AGREEMENT

     The master intellectual property ownership and license agreement, or the master IP agreement, allocates all Cadence intellectual property rights relating to our business, including patents, copyrights, trade secrets and trademarks. These intellectual property rights will be transferred directly or licensed to Tality, LP by Cadence.

     Cadence will assign to Tality, LP ownership rights in electronics design intellectual property that was developed in our business prior to the separation. This intellectual property is associated with client applications, end uses and specific electronics products and includes the complete or partial descriptions of a system, circuit or embedded software design. We will have unlimited rights to use the assigned patents or other intellectual property included in the electronics design intellectual property, except where doing so would violate the terms of an agreement with a third party under which such intellectual property was developed. Cadence may use our electronics design intellectual property only for certain internal purposes. Cadence may sublicense our electronics design intellectual property only if it notifies us of its intention to do so within two years after the separation date and only with our consent.

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     The master IP agreement provides that Cadence will retain ownership of all methodology intellectual property, or methodology IP, developed prior to separation, except where doing so would violate the terms of an agreement with a third party under which such intellectual property was developed. This methodology IP generally includes the practices, methods and utility software used to combine commercially available tools and electronics design intellectual property into a system or process to perform the design of electronic systems, circuits or embedded software. Cadence will grant us a royalty-free, non-exclusive perpetual license to this methodology IP for our internal use, and to prepare derivative works, based on the methodology IP. We will own the derivative works, subject to Cadence's ownership of the underlying methodology IP on which such works are based. Our right to distribute or license derivative works to our clients is subject to Cadence's prior consent. An exception is permitted where we identify a sales opportunity that Cadence declines to pursue. Cadence has agreed to grant to us two years after separation a royalty-free license to use the pre-separation methodology IP, for all purposes, including sublicense.

LIMITED PARTNERSHIP AGREEMENT

     Immediately following this offering, an approximately 16.7% ownership interest in Tality, LP in the form of limited partnership units will be owned by Tality Corporation and an approximately 82.3% ownership interest in Tality, LP in the form of limited partnership units will be beneficially owned by Cadence through a wholly-owned subsidiary. In addition, we will own a 1% general partnership interest in Tality, LP and act as its sole managing general partner.

     We will contribute the net proceeds of this offering to Tality, LP in exchange for limited partnership and general partnership units in Tality, LP. Cadence, on behalf of its wholly-owned subsidiary, will contribute certain assets used in our foreign operations and will contribute the balance of the assets to be transferred under the amended and restated master separation agreement and ancillary agreements, in exchange for limited partnership units in Tality, LP. No partner will have preemptive rights with respect to additional contributions to the partnership or the issuance or sale of partnership interests, except that Cadence Holdings, Inc. will have the right to purchase additional limited partnership units to maintain its percentage interest in Tality, LP in the event that additional units are issued under specified circumstances to Tality Corporation or any other person or entity.

     Under the terms of the limited partnership agreement, in the event Tality Corporation issues shares of its common stock or other equity securities or securities convertible into equity securities, it must transfer the proceeds from the sale of those securities to Tality, LP, for which Tality Corporation will receive an equivalent amount of additional limited partnership units in return. If Tality Corporation acquires its shares of common stock, those shares must be canceled, Tality, LP must reimburse Tality Corporation for any amount paid for the acquisitions of those shares and Tality Corporation must surrender an equivalent amount of limited partnership units. If Tality Corporation issues shares of its Class A common stock to Tality, LP employees, Tality Corporation will contribute the amount that it receives from the employees for the purchase of those shares to the partnership, and Tality Corporation will receive a number of limited partnership units equal to the number of shares of Class A common stock that it issues to the employees. The partnership agreement also provides holders of units other than Tality Corporation and its subsidiaries the right to exchange those units for shares of Class A common stock. Partnership units held by Tality Corporation or any of its subsidiaries are not exchangeable into shares of Class A common stock.

     In its role as general partner, Tality Corporation will manage Tality, LP. Tality Corporation will not be compensated for managing the partnership, but will be reimbursed on a quarterly basis by Tality, LP for expenses that Tality Corporation incurs on behalf of the partnership. The partnership may admit additional partners only if, in the case of an additional limited partner, Tality Corporation has approved the admission, and in the case of a new or additional general partner, the admission has been approved by all limited partners. Any new partner must agree to be bound by the terms of the limited partnership agreement. A partner may withdraw from the partnership only upon the transfer of its entire limited partnership interest.

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     Tality, LP's tax basis in its assets generally will equal the tax basis that Cadence has in the assets it is contributing, plus certain liabilities assumed in connection with the separation from Cadence, plus the cash Tality Corporation contributes to Tality, LP following this offering. We expect that the basis in the assets being contributed by Cadence to Tality, LP will be substantially lower than the "book" capital account Cadence will have in Tality, LP, which will generally equal the value of Cadence's contribution. Under applicable tax rules and the partnership agreement, the allocations of taxable income to us may be greater, and thus our income tax liabilities may be higher, than the allocations and tax liabilities that would have resulted if Cadence had basis in the assets contributed equal to the value of those assets used to determine its "book" capital account.

     Distributions of available cash of Tality, LP to its partners can be made only with the approval of the general partner. However, the partnership is required to distribute, pro rata among the partners based on their units, an amount sufficient to enable the partners to pay their respective tax liabilities arising from the partners' interest in the partnership.

     The partnership agreement contains customary provisions relating to the maintenance of capital accounts of the partners in accordance with applicable tax rules. Partnership profits and losses are first allocated to each partner in a manner so as to cause the partners' capital accounts to be in proportion to their percentage interests, then ratably to each partner in accordance with its percentage interest.

     The partnership will be dissolved on December 31, 2099 or earlier upon the written consent of Tality Corporation and Cadence, by the disposition of all or substantially all partnership assets, by the lack of a general partner or any limited partners. Upon a liquidation of Tality, LP, the proceeds will be allocated to the debts and liabilities of the partnership, then to each partner based on the positive balance in the partner's capital account, and any distributions in excess of the capital accounts will be paid to each partner ratably based on the partner's limited partnership units.

EMPLOYEE MATTERS AGREEMENT

     We will enter into an employee matters agreement with Cadence to allocate assets, liabilities and responsibilities relating to our current and former employees and their participation in the benefits plans that Cadence currently sponsors and maintains. Assets underlying liabilities to our employees will be transferred to us or our related plans and trusts from trusts and other funding vehicles associated with Cadence's benefits plans.

     Generally, all our eligible employees will continue to participate in the Cadence benefit plans on comparable terms and conditions as those applicable to Cadence employees until the date Cadence's voting interest in Tality Corporation falls below 80% or until we establish benefit plans for our employees, or elect not to establish comparable plans. We intend to establish our own benefits program as soon as practicable following the separation. After the separation date, we will either pay directly or reimburse Cadence for our share of costs associated with our participation in the Cadence plans.

MASTER CORPORATE SERVICES AGREEMENT

     We will enter into a master corporate services agreement governing Cadence's provision of specified corporate infrastructure and transitional services to us and our provision of some services to Cadence. These services include:

     - information technology systems;

     - human resources administration;

     - facilities;

     - finance and legal; and

     - other specified infrastructure support.

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

     The master corporate services agreement will also cover the provision of additional services identified from time to time after the separation date that were inadvertently or unintentionally omitted from the specified services or services that are essential to effect an orderly transition under the amended and restated master separation agreement. However, Cadence will not be required to provide any additional services that would significantly disrupt its operations or significantly increase its responsibility under the agreement.

     We will pay Cadence or Cadence will pay us quarterly for these services at prices based upon actual costs for the resources used, generally determined by reference to headcount, revenue or square footage. The agreement has a term of two years, although the term of specific services may vary. We can terminate the master corporate services agreement or specific services with six months notice.

MASTER REAL ESTATE MATTERS AGREEMENT

     After the separation we will continue to occupy facilities currently owned or leased by Cadence. The real estate matters agreement provides that our use of the facilities will take the form of leases, subleases, licenses or assignments by Cadence.

     The real estate matters agreement further provides that we will be required to accept the transfer of all sites allocated to us, even if a site has been damaged by a casualty before the separation date. Transfers with respect to leased sites where the underlying lease is terminated due to casualty or action by the landlord before the separation date will not be made, and neither party will have any liability under that lease. We will agree to generally indemnify Cadence for all losses incurred by Cadence as a result of our occupancy of property as to which control is transferred to us.

MASTER CONFIDENTIALITY AGREEMENT

     Under the master confidentiality agreement, each party will agree not to disclose confidential information of the other party except in specified circumstances. The agreement distinguishes between information that is "confidential" and that which is "highly confidential", the latter including, for example, source code, trade secrets and certain other information so designated by each party. "Highly confidential" information must be protected against disclosure in perpetuity, while "confidential" information must be protected for a period of five years. We and Cadence also will agree not to use this information in violation of any use restrictions in any of the other written agreements between us.

INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

     GENERAL RELEASE OF PRE-SEPARATION CLAIMS. As of the separation date, subject to specified exceptions, we will release Cadence and its affiliates, agents, successors and assigns, and Cadence will release us and our affiliates, agents, successors and assigns, from any and all liabilities arising from events occurring on or before the separation date, including events occurring in connection with the activities to effect the separation and this offering. This provision will not impair a party's right to enforce the amended and restated master separation agreement, any ancillary agreement or any arrangement specified in any of these agreements.

     INDEMNIFICATION. We will agree to indemnify Cadence and its affiliates, agents, successors and assigns from all liabilities arising from and relating to our business and any breach by us of the amended and restated master separation agreement or any ancillary agreement.

     Cadence has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities arising from its business other than our business and any breach by Cadence of the amended and restated master separation agreement or any ancillary agreement.

     Amounts collected from insurance are deductible from any amount an indemnifying party otherwise may be required to pay. The indemnifying party must pay all costs of defending any third

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

party claims and will ordinarily manage the defense of such claims, while the indemnified party must reasonably cooperate in the defense of such claims. A third party claim may not be settled unless the indemnifying party consents to the settlement of the claim.

     We will expressly agree to indemnify Cadence for all liabilities and costs related to specified ongoing litigation. The specified litigation includes those matters described above in "Business -- Litigation".

     We will bear any liability arising from any untrue statement of a material fact or any omission of a material fact in this prospectus.

     INSURANCE MATTERS. The agreement also contains provisions obligating Cadence to maintain our insurance coverages for a period of up to one year after the separation. We will agree to reimburse Cadence for premium costs related to our coverage during this period. We also will agree with Cadence concerning the administration of policies and the handling of claims, including such matters as co-payment, deductibles and retrospective premium amounts. Our agreement also addresses the allocation between us and Cadence of insurance proceeds, should these be less than the amount as may be claimed under the relevant policies. After this transition period, we will become responsible to obtain and maintain our own insurance coverage.

     ENVIRONMENTAL MATTERS. Cadence will agree to indemnify us and our affiliates, agents, successors and assigns from all liabilities arising from environmental conditions at its facilities that migrate to our facilities or which arise out of Cadence's operations.

     We will agree to indemnify Cadence and its affiliates, agents, successors and assigns from all liabilities arising from environmental conditions which arise out of our operations and from environmental conditions at our facilities that migrate to Cadence's facilities.

     Each party will be responsible for all liabilities associated with any environmental contamination caused by that party after the separation.

JOINT SALES AGREEMENT

     We will enter into an agreement to continue joint marketing of our electronics design services with Cadence. We will provide compensation to Cadence for sales support and referrals.

EDA TOOLS AGREEMENT

     Following the separation, we will license Cadence's electronic design automation, or EDA, tools that we use in our business under a subscription arrangement. This arrangement will be consistent with Cadence's current practices for large customers, will permit us to change the configuration of EDA tool software on our design workstations and will give us rights to upgrade or use new EDA tools. While we anticipate using Cadence's EDA tools primarily, we are not obligated by this or any other agreement to use them exclusively.

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

                             PRINCIPAL STOCKHOLDERS

     Prior to this offering, all of the outstanding shares of our common stock will be owned by a wholly-owned subsidiary of Cadence and certain Cadence executives. After this offering, Cadence will beneficially own approximately 82.7%, or about 80.9% of our voting common stock if the underwriters fully exercise their option to purchase additional shares of our outstanding Class A common stock. The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 30, 2000, and as adjusted to reflect the sale of 12,750,000 shares of Class A common stock by us, by:

     - each person or group known to us to be the beneficial owner of more than 5% of our outstanding common stock;

     - each of our directors;

     - the named executive officer; and

     - all current directors and executive officers as a group.

Each of these persons has the sole voting and investment power with respect to the shares owned. Except as otherwise indicated, the address of each holder identified below is care of Tality Corporation, 555 River Oaks Parkway, Building 3, San Jose, California 95134.

                                                                            PERCENTAGE OF
                                                                             OUTSTANDING
                                                                               SHARES             PERCENTAGE OF
                                                 NUMBER OF SHARES           BENEFICIALLY          TOTAL VOTING
                                               BENEFICIALLY OWNED(1)          OWNED(1)                POWER
                                             -------------------------   -------------------   -------------------
                                               BEFORE         AFTER       BEFORE     AFTER      BEFORE     AFTER
                   NAME                       OFFERING      OFFERING     OFFERING   OFFERING   OFFERING   OFFERING
                   ----                      -----------   -----------   --------   --------   --------   --------
Cadence Design Systems, Inc.(2)............   70,510,001    70,510,001     97.3%      82.7%      97.3%      82.7%
Robert P. Wiederhold(3)....................           --            --       --         --         --         --
Ronald R. Barris(4)........................      100,000       100,000        *          *          *          *
H. Raymond Bingham(5)......................      300,000       300,000        *          *          *          *
Michael G. Keith(6)........................       20,000        20,000        *          *          *          *
Kenneth Levy(7)............................      100,000       100,000        *          *          *          *
John M. Scanlon(8).........................      100,000       100,000        *          *          *          *
All directors and executive officers as a
  group (7 persons)(9).....................      620,000       620,000        *          *          *          *

---------------
 *  Represents less than 1%

(1) In calculating beneficial and percentage ownership, all shares of Class A common stock that a named stockholder or specified group will have the right to acquire within 60 days of the date of this prospectus upon exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of such stockholder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other stockholder. As of September 30, 2000, an aggregate of 2,370,000 shares of Class A common stock and one share of Class B common stock were outstanding.

(2) Represents one share of Class B common stock and 70,100,000 limited partnership units of Tality, LP to be issued to Cadence in connection with the separation of Tality Corporation from Cadence, each of which may be converted or exchanged for one share of Class A common stock at any time at the holder's election. Also includes 410,000 shares of Class A common stock owned by Cadence.

(3) Does not include 3,825,000 shares issuable upon exercise of stock options that have been granted but are not exercisable within 60 days after the date of this prospectus.

(4) Represents 100,000 shares of Class A common stock subject to a one year right of repurchase by Cadence. Does not include 50,000 shares of Class A common stock issuable upon exercise of stock options that are not exercisable within 60 days after the date of this prospectus.

(5) Represents 300,000 shares of Class A common stock subject to a one year right of repurchase by Cadence. Does not include 50,000 shares of Class A common stock issuable upon exercise of stock options that are not exercisable within 60 days after the date of this prospectus.

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

(6) Represents 20,000 shares of Class A common stock subject to a one year right of repurchase by Tality. Does not include 50,000 shares of Class A common stock issuable upon exercise of stock options that are not exercisable within 60 days after the date of this prospectus.

(7) Represents 100,000 shares of Class A common stock subject to a one year right of repurchase by Tality held by the Levy Family Trust, of which Kenneth Levy is the trustee. Does not include 50,000 shares of Class A common stock issuable upon exercise of stock options that are not exercisable within 60 days after the date of this prospectus.

(8) Represents 100,000 shares of Class A common stock subject to a one year right of repurchase by Tality. Does not include 50,000 shares of Class A common stock issuable upon exercise of stock options that are not exercisable within 60 days after the date of this prospectus.

(9) Does not include 4,585,000 shares of Class A common stock issuable upon exercise of stock options that have been granted to all directors and executive officers, consisting of seven persons, but are not exercisable within 60 days after the date of this prospectus.

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

               DESCRIPTION OF CAPITAL STOCK AND PARTNERSHIP UNITS

GENERAL

     The following description of our capital stock and provisions of our amended and restated certificate of incorporation and bylaws, and the descriptions of Tality, LP's partnership units and limited partnership agreement, are summaries of these items and documents and are qualified by reference to the amended and restated certificate of incorporation, bylaws and limited partnership agreement, copies of which have been filed with the Securities Exchange Commission as exhibits to our registration statement, of which this prospectus is a part.

     Our authorized capital stock consists of 300,000,000 shares of Class A common stock, par value $.001 per share, 1,000 shares of Class B common stock, par value $.001 per share, 160,000,000 shares of Class C common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

COMMON STOCK

     Upon completion of this offering, there will be 15,120,000 shares of Class A common stock issued and outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options, one share of Class B common stock issued and outstanding, which will be held by Cadence through a wholly-owned subsidiary, and no shares of Class C common stock issued or outstanding. Shares of Class C common stock will only be issuable to Cadence or its affiliates in connection with a tax-free distribution to Cadence stockholders of Cadence's equity interests in Tality Corporation and Tality, LP.

     VOTING RIGHTS. The holders of Class A, Class B and Class C common stock generally have identical rights and will generally vote on all matters as a single class, except that:

     - each holder of Class A common stock is entitled to one vote per share;

     - each holder of Class B common stock is entitled to an aggregate number of votes equal to the sum of:

          - the aggregate number of shares of Class B common stock owned by the holder, plus

          - the aggregate number of limited partnership units owned by the holder; and

     - each holder of Class C common stock is entitled to a vote per share such that the aggregate voting power of all shares of Class C common stock, when added to the voting power of any shares of Class A common stock then held by Cadence or its affiliates, is equal to 80% of the sum of:

          - the total combined voting power of all outstanding capital stock of Tality Corporation, plus

          - the number of votes underlying shares potentially issuable under any right or contract.

In any event, if counsel to Cadence reasonably determines that the Class C common stock vote per share should be higher than the figure produced by the above formula in order to effectuate a tax-free distribution or if we and Cadence agree that the Class C common stock vote per share can be lower than the figure produced by the above figure without adversely affecting the tax-free nature of the distribution, then the Class C common stock vote per share will be changed accordingly.

     DIVIDENDS. Holders of Class A, Class B and Class C common stock will share ratably in any dividend or other distribution declared by our board of directors based on the number of shares of common stock they hold, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A, Class B and Class C common stock may be paid only as follows:

     - shares of Class A common stock may be paid only to holders of shares of Class A common stock, shares of Class B common stock may be paid only to holders of Class B common

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

       stock, and shares of Class C common stock may be paid only to holders of shares of Class C common stock; and

     - shares will be paid proportionally with respect to each outstanding share of Class A, Class B and Class C common stock.

Tality Corporation may not subdivide or combine shares of any class of its common stock without at the same time proportionally subdividing or combining shares of all other classes.

     CONVERSION OF CLASS B COMMON STOCK AND EXCHANGE OF TALITY, LP PARTNERSHIP UNITS. At the option of the holder, each share of Class B common stock is convertible into, and each limited partnership unit of Tality, LP, other than those owned by Tality Corporation or any of its subsidiaries, is exchangeable for one share of Class A common stock. Any shares of Class B common stock transferred to a person other than the original holder thereof or a subsidiary of the original holder will automatically convert to an equal number of shares of Class A common stock upon this transfer.

     In addition, at any time that Cadence and its subsidiaries collectively own 30% or more of the total combined voting power of Tality Corporation, Cadence and its subsidiaries may transfer all of their shares of Class B common stock and limited partnership units to us in exchange for an equal number of shares of Class C common stock in order to facilitate a tax-free distribution by Cadence of its equity interests in Tality Corporation and Tality, LP to Cadence stockholders.

     OTHER RIGHTS. In the event of any merger or consolidation of Tality Corporation with or into another company involving the conversion or exchange of Tality Corporation common stock into or for shares of stock, other securities or property, all holders of Tality Corporation common stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property. However, the shares of stock received in the merger may differ in their respective voting rights to the same extent as the shares of Tality Corporation stock surrendered in the merger. In addition, in the event of a merger of Tality Corporation with a subsidiary of Cadence for purposes of facilitating a tax-free distribution of Tality Corporation's common stock, the voting rights of the shares of stock held by Tality Corporation stockholders after the merger may differ from the voting rights of the stock surrendered in the merger.

     In addition, for purposes of facilitating a tax-free distribution of Tality Corporation common stock, Cadence will have the right to effect a merger of Tality Corporation and a subsidiary of Cadence in which the shares of Class B common stock and limited partnership units of Tality, LP held by the subsidiary will be converted into an equal number of shares of Class C common stock, or shares of the Cadence subsidiary having similar voting rights in the case of a merger of Tality Corporation into a Cadence subsidiary.

     Upon liquidation, dissolution or winding up of Tality Corporation, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, will be entitled to share ratably in any assets available for distribution to holders of shares of common stock.

     No shares of any class of our common stock have preemptive rights to purchase additional shares of our stock. However, because Cadence will have the right to purchase additional limited partnership units of Tality, LP under specified circumstances, Cadence will be able to acquire additional shares of Class A common stock upon exchange of these additional limited partnership units.

PREFERRED STOCK

     Our board of directors will be authorized, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Tality Corporation preferred stock in one or more series and to fix or alter the designations, powers, including voting powers, preferences and rights of, and any qualifications, limitations or restrictions of the shares on, each such series of preferred stock. However, no shares of non-voting preferred stock may be issued without the prior approval of the majority of the voting power of the Class B common stock until such time as there has been effected a tax-free distribution by Cadence or Cadence and its affiliates own less than 30% of the total voting power of Tality Corporation. Upon the closing of this offering, there will be no shares of preferred stock outstanding. Tality Corporation has no present plans to issue any shares of preferred stock.

OPTIONS


     As of September 30, 2000, options to purchase a total of 13,492,240 shares of Class A common stock, and 220,000 shares of Class A common stock subject to one year right of repurchase, were outstanding, all of which are subject to lock-up agreements entered into with the underwriters. An aggregate of 4,526,960 shares of Class A common stock are currently available for the granting of additional options or shares subject to repurchase rights under the 2000 Equity Incentive Plan, the 2000 Broad Based Equity Incentive Plan and the Directors Stock Option Plan. See "Management -- 2000 Equity Incentive Plan",
"Management -- 2000 Broad Based Equity Incentive Plan," "Management -- Directors Stock Option Plan" and "Shares Eligible for Future Sale".


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     After this offering, Cadence will hold approximately 82.7% of the combined voting power of Tality Corporation. As a result, Cadence will be able to decide any matters presented to the stockholders, including an acquisition of Tality Corporation or other change of control transaction.

     Tality is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of more than 10% of the corporation's assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation's outstanding voting stock, unless:

     - the transaction is approved by the board of directors prior to the date the interested stockholder attained that status;

     - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

     - on or subsequent to that date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     This section may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts to acquire us that might result in a premium over the market price for the shares of stock held by stockholders.

     Portions of our amended and restated certificate of incorporation and bylaws are intended to discourage certain types of transactions that may involve an actual or threatened change of control of Tality Corporation. These provisions are meant to encourage persons interested in acquiring control of Tality Corporation to first consult with our board of directors to negotiate terms of a potential business combination or offer. These provisions also protect against an unsolicited proposal for a takeover of Tality Corporation that may affect the long-term value of our stock or that may be otherwise unfair to our stockholders.

     CLASSIFIED BOARD OF DIRECTORS. Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. The board of directors will consist of between three and nine directors. The initial number of directors will be three.

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

     A staggered board of directors may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

     SPECIAL MEETING OF STOCKHOLDERS. The bylaws provide that special meetings of stockholders of Tality Corporation may be called only by a majority of the board of directors, the chairman of the board, the chief executive officer, the president or the holders of our Class B common stock.

     ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Our bylaws provide for advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors. The bylaws also specify certain requirements for the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before, or from making nominations for directors at, an annual meeting of stockholders.

     AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. The existence of authorized but unissued shares of common stock and preferred stock could discourage or make more difficult an attempt to obtain control of Tality by means of a proxy contest, tender offer, merger or otherwise.

     AMENDMENTS. The Delaware General Corporation Law provides generally that the approval of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding common stock, voting as one class, to amend or repeal any provision of our bylaws and at least 80% of the issued and outstanding common stock, voting as one class, to amend or repeal any of the provisions in our amended and restated certificate of incorporation concerning limitations on director liability and certain provisions regarding powers of our board of directors. It also requires the affirmative vote of the holders of at least 90% of the issued and outstanding common stock, voting as one class, to amend or repeal the provisions concerning corporate opportunities and intercompany agreements that are described below. In addition, any amendment adversely affecting the rights or powers of the shares of Class A common stock, increasing the rights or powers of the shares of Class B common stock or Class C common stock or authorizing the creation of a new class of common stock of Tality Corporation will require the affirmative vote of a majority of the outstanding shares of Class A common stock not held by Cadence or its affiliates, voting as a separate class. The board of directors may from time to time make, amend, supplement or repeal the bylaws by vote of a majority of the board of directors.

     All or any one of these factors could limit the price that investors would be willing to pay for shares of the Class A common stock and could delay, prevent or allow Tality Corporation's board of directors to resist an acquisition of Tality, even if the proposed transaction was favored by a majority of Tality Corporation's independent Class A stockholders.

     LIMITATIONS ON LIABILITY OF CADENCE FOR CORPORATE OPPORTUNITIES AND INTERCOMPANY AGREEMENTS. Our amended and restated certificate of incorporation recognizes that Cadence may engage or invest and avail itself of opportunities in the same or similar business activities or lines of business as ourselves. Except in the case of a corporate opportunity, as narrowly defined in our amended and restated certificate of incorporation, we will have no interest or expectancy in any of these engagements, investments or opportunities. In general, an opportunity is only a corporate opportunity, as defined in our amended and restated certificate of incorporation, if it meets all of the requirements of that definition, including the following:

     - we are financially able to undertake it;

     - the opportunity relates exclusively to the business of providing electronics design engineering services to original equipment manufacturers and other electronics device companies; and

     - Cadence does not learn of the opportunity through any source other than us (unless the opportunity is one that is offered to a Cadence director, officer of employee by a third person solely in his or her capacity as a director, officer or employee of us).

As to all opportunities that do not meet the narrow definition of corporate opportunity in our amended and restated certificate of incorporation, Cadence will not violate any duty to us by engaging, investing or availing itself of the opportunity.

     Our amended and restated certificate of incorporation also provides that in any legal action by us or brought on our behalf against Cadence or its officers, directors or employees which questions the fairness of any agreement or transaction between us and Cadence, or in which any such person may have a financial interest, the agreement or transaction will be presumed to be fair if certain conditions are satisfied, including the following:

     - The material facts of the transaction are disclosed or known to the board of directors or relevant committee of Tality Corporation and a majority of the disinterested members of the board or committee approves the transaction;

     - The transaction is consistent with guidelines approved by a majority of the disinterested directors; or

     - The terms of the transaction are not materially less favorable to Tality Corporation than those made available by Cadence to unaffiliated third parties.

     The limited partnership agreement extends similar protections by Tality, LP against liability to Cadence.

PARTNERSHIP UNITS

     Immediately following this offering, under the limited partnership agreement more fully summarized in "Arrangements Between Tality and Cadence", an approximately 16.7% ownership interest in Tality, LP in the form of limited partnership units will be owned by Tality Corporation and an approximately 82.3% ownership interest in Tality, LP in the form of limited partnership units will be beneficially owned by Cadence through a wholly-owned subsidiary. In addition, Tality Corporation will own an approximately 1% general partnership interest in Tality, LP and act as its sole managing general partner. Tality Corporation will contribute the net proceeds of this offering in exchange for its general and limited partnership units in Tality, LP. Cadence, on behalf of its wholly-owned subsidiary, has contributed cash and certain assets used in our foreign operations and will contribute the balance of the assets to be transferred under the amended and restated master separation agreement and ancillary agreements, in exchange for its limited partnership units in Tality, LP.

     In connection with our separation from Cadence, we have authorized our Class C common stock. No shares of Class C common stock will be outstanding upon completion of this offering. These shares will only be issuable to Cadence or its affiliates upon the acquisition by Tality Corporation of Cadence's share of Class B common stock and its limited partnership units in connection with a tax-free distribution to Cadence's stockholders of Cadence's equity interests in Tality Corporation and Tality, LP. See "Description of Capital Stock and Partnership Units".

     REGISTRATION RIGHTS. We have granted Cadence registration rights related to our Class A and Class C common stock. We have granted Cadence three demand registrations that permit it to require us to register its shares of Class A and Class C common stock issuable upon conversion of its share of Class B common stock and exchange of its limited partnership units for sale under the securities laws. When we become eligible to use Form S-3 for registration, Cadence will have an unlimited number of demand registrations, subject to certain conditions. Cadence may also require us to include its shares of our Class A and Class C common stock in other registrations that we do.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our Class A common stock is ChaseMellon Shareholder Services, L.L.C., New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market could adversely affect our Class A common stock price. In addition, because of contractual and legal restrictions on resale described below, sales of substantial numbers of shares in the public market after these restrictions lapse, or the perception that such sales could occur, could harm the prevailing market price and could impair our ability to raise capital in the future.

     Following the offering, there will be 15,120,000 shares of our Class A common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. An additional 70,100,001 shares of Class A common stock will be issuable upon the conversion of the outstanding share of Class B common stock and exchange of limited partnership interests not owned by us, which shares have certain registration rights. See "Arrangements Between Tality and Cadence -- Amended and Restated Master Separation Agreement" and "Description of Capital Stock and Partnership Units -- Registration Rights". Of the shares of Class A common stock, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any such shares held by our "affiliates" as that term is defined under Rule 144 of the Securities Act. The remaining shares held by existing stockholders are "restricted securities" as that term is defined in Rule 144. In addition, shares held by Cadence executives are subject to a one year right of repurchase by Cadence. Restricted securities and any shares purchased in the offering by one of our affiliates may not be sold in the public market without registration under the Securities Act or in compliance with an applicable exemption from registration as provided in Rule 144 or 701 under the Securities Act, which rules are summarized below.

RULE 144 AND RULE 701

     In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are aggregated, who has beneficially owned shares of our Class A common stock that are restricted securities as defined in Rule 144 for at least one year, including the holding period of any prior owner who is not one of our affiliates, is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares or, in the case of an affiliate, a number of such restricted securities and shares purchased in the public market, that does not exceed the greater of:

     - 1% of the shares of our Class A common stock then outstanding, which will be approximately 151,200 shares immediately after this offering, or

     - the average weekly trading volume of our Class A common stock in the public market during the four calendar weeks immediately before such sale.

     Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about us.

     Under Rule 144(k), a person who has not been one of our affiliates at any time during the three months before a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not one of our affiliates is entitled to sell such shares without regard to the volume limitations, manner of sale provisions, availability of current public information about us or notice requirements of Rule 144.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 of the Securities Act, as currently in effect, permits the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisers prior to the closing of this offering in connection with a compensatory stock or option plan or written agreement, in reliance on Rule 144, but without compliance with certain restrictions including the holding period requirement contained in Rule 144.

LOCK-UP AGREEMENTS

     All of our officers, directors and stockholders have agreed that they will not, without the prior written consent of Goldman, Sachs & Co., which consent may be withheld in its sole discretion, and subject to certain limited exceptions, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our Class A common stock, options or warrants to acquire any shares of our Class A common stock, or securities exchangeable or exercisable for, convertible into or that represent the right to receive shares of our Class A common stock currently owned either of record or beneficially by them, for a period beginning on the date of this prospectus and continuing to and including the date which is 180 days after the date of this prospectus. Goldman, Sachs & Co. may, in its sole discretion and any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, we have agreed that, for a period of 180 days after the date of this prospectus, we will not, without the prior written consent of Goldman, Sachs & Co., offer, sell, contract to sell or otherwise dispose of any equity securities or securities convertible into or exchangeable for equity securities substantially similar to Class A common stock, or any partnership interests, except for options granted under the 2000 Equity Incentive Plan and the 2000 Broad Based Equity Plan.

     Shares of Class A common stock sold by Cadence to certain of its employees prior to completion of this offering are subject to a one year right of repurchase by Cadence and may not be resold during that period. Shares of Class A common stock sold by Tality to certain of its directors prior to completion of this offering are subject to a one year right of repurchase by Tality and may not be resold during that period. There are no restrictions on resale with respect to any of our other securities, other than restrictions imposed by lock-up agreements and applicable securities laws. As a result of the lock-up agreements described above and the provisions of Rules 144, 2,150,000 restricted shares will be available for sale in the public market immediately upon expiration of the 180 day lock-up period, subject to the volume limitations and other conditions of Rule 144. Substantial sales of our Class A common stock by these stockholders, or the perception that such sales could occur, could harm the trading price of our Class A common stock.


     We have granted options to purchase up to 13,492,240 shares and issued 220,000 shares, subject to a one year right of repurchase by Tality, of Class A common stock under our 2000 Equity Incentive Plan, our 2000 Broad Based Equity Incentive Plan and our Directors Stock Option Plan. An additional 4,462,760 shares currently are reserved for issuance under these plans. Immediately after this offering, we intend to register the sale of the shares of Class A common stock issuable under the 2000 Equity Incentive Plan, 2000 Broad Based Equity Incentive Plan and Directors Stock Option Plan under the Securities Act. Accordingly, as awards under the plans vest, shares issued upon exercise of these stock options will be freely tradable and available for sale in the open market immediately after the 180 day lock-up agreements expire, except for shares acquired by one of our affiliates.

                                  UNDERWRITING

     Tality Corporation and the underwriters named below will enter into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter will severally agree to purchase the number of shares indicated in the following table.

                                                                  Number of
                        Underwriters                                Shares
                        ------------                              ----------
Goldman, Sachs & Co.........................................
Lehman Brothers Inc.........................................
UBS Warburg LLC.............................................
SG Cowen Securities Corporation.............................
                                                                  ----------
      Total.................................................      12,750,000
                                                                  ==========

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,912,500 shares from Tality Corporation to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Tality Corporation. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,912,500 additional shares.

                                 Paid by Tality

                                                      No Exercise    Full Exercise
                                                      -----------    -------------
Per Share.........................................     $               $
Total.............................................     $               $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

     Tality Corporation and its directors, officers and stockholders have agreed with the underwriters not to sell, grant any option to purchase, make any short sale, dispose of or hedge any of their Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

     Prior to the offering, there has been no public market for the shares of Class A common stock. The initial public offering price will be negotiated among Tality Corporation and the underwriters. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Tality's historical performance, estimates of the business potential and earnings prospects of Tality, an assessment of Tality's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     The shares of Class A common stock have been approved for quotation of its Class A common stock on the Nasdaq National Market under the symbol "TLTY".

     At the request of Tality Corporation, the underwriters are reserving up to 892,500 shares of Class A common stock for sale at the initial public offering price to directors, officers, employees and persons with strategic or other relationships with Tality through a directed share program. The number of shares of Class A common stock available for sale to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

     In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from Tality Corporation in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     A prospectus in electronic format may be made available on the Internet web sites maintained by one or more underwriters or securities dealers. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

     Each underwriter has represented and agreed that (1) it has not offered or sold and prior to the date six months after the date of issue of the shares of Class A common stock will not offer or sell any shares to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom; and
(3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may lawfully be issued or passed on.

     The shares of Class A common stock may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

     Tality estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $3,625,000.

     Tality has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                        VALIDITY OF CLASS A COMMON STOCK

     The validity of the issuance of the shares of Class A common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California, and for the underwriters by Sullivan & Cromwell, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements and schedule of Tality Corporation and Tality, LP included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Diablo Research Company LLC and Subsidiary as of December 31, 1998 and 1997, and for the years then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, including the exhibits and schedules to the registration statement, with respect to the shares of Class A common stock sold in this offering. This prospectus does not contain all of the information contained in the registration statement. For further information about us and the Class A common stock offered by this prospectus, please refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit.

     The registration statement, including exhibits and schedules to the registration statement, may be inspected without charge at the Securities and Exchange Commission's public reference facilities in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices after payment of fees prescribed by the Securities and Exchange Commission. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of its public reference facilities. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
TALITY CORPORATION, A DEVELOPMENT STAGE COMPANY
Report of Independent Public Accountants....................  F-2
Balance Sheet...............................................  F-3
Statement of Changes in Stockholders' Equity................  F-4
Notes to Financial Statements...............................  F-5
Pro Forma Condensed Combined Financial Information..........  F-8

TALITY, LP, A LIMITED PARTNERSHIP
Report of Independent Public Accountants....................  F-13
Consolidated Balance Sheets.................................  F-14
Consolidated Statements of Operations.......................  F-15
Consolidated Statements of Partner's Net Investment.........  F-16
Consolidated Statements of Cash Flows.......................  F-17
Notes to Consolidated Financial Statements..................  F-18
Pro Forma Condensed Combined Statements of Operations.......  F-38

DIABLO RESEARCH COMPANY LLC AND SUBSIDIARY
Unaudited Interim Financial Statements:
  Condensed Consolidated Balance Sheets.....................  F-41
  Condensed Consolidated Statements of Operations...........  F-42
  Condensed Consolidated Statements of Cash Flows...........  F-43
  Notes to Condensed Consolidated Financial Statements......  F-44
Annual Financial Statements:
  Independent Auditors' Report..............................  F-46
  Consolidated Balance Sheets...............................  F-47
  Consolidated Statements of Operations.....................  F-48
  Consolidated Statements of Members' Equity................  F-49
  Consolidated Statements of Cash Flows.....................  F-50
  Notes to Consolidated Financial Statements................  F-51

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Tality Corporation:

     We have audited the accompanying balance sheet of Tality Corporation (a Delaware corporation in the development stage) as of July 17, 2000 and the related statement of changes in stockholders' equity for the period from inception (July 13, 2000) to July 17, 2000. These financial statements are the responsibility of Tality Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tality Corporation as of July 17, 2000 and for the period from inception (July 13, 2000) to July 17, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

San Jose, California
July 17, 2000

                               TALITY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET
                                 JULY 17, 2000
                       (IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS
Cash........................................................  $     --
                                                              --------
          Total assets......................................  $     --
                                                              ========
STOCKHOLDERS' EQUITY
Class A Common Stock; $0.001 par value; 99,999,000 shares
  authorized; 2,150,000 shares issued and outstanding.......         2
Class B Common Stock; $0.001 par value; 1,000 shares
  authorized; 1 share issued and outstanding................        --
Note receivable from Cadence................................   (13,438)
Paid-in capital.............................................    13,436
                                                              --------
          Total stockholders' equity........................  $     --
                                                              ========

   The accompanying notes are an integral part of these financial statements.

                               TALITY CORPORATION

                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
      FOR THE PERIOD FROM INCEPTION (JULY 13, 2000) THROUGH JULY 17, 2000
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   NOTE
                                            CLASS A   CLASS B   RECEIVABLE
                                            COMMON    COMMON       FROM      PAID-IN
                                             STOCK     STOCK     CADENCE     CAPITAL    TOTAL
                                            -------   -------   ----------   -------   --------
Balances at inception (July 13, 2000)....     $--       $--      $     --    $    --   $     --
Sale of 2,150,000 shares of Class A
  common stock with a fair value of $11
  per share to Cadence for $6.25 per
  share..................................       2        --       (13,438)    23,648     10,212
Distribution to Cadence for difference
  between fair value of shares and price
  paid by Cadence........................      --        --            --    (10,212)   (10,212)
                                              ---       ---      --------    -------   --------
Balances, July 17, 2000..................     $ 2       $--      $(13,438)   $13,436   $     --
                                              ===       ===      ========    =======   ========

   The accompanying notes are an integral part of these financial statements.

                               TALITY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                                 JULY 17, 2000

1. ORGANIZATION

     Tality Corporation (a Delaware corporation in the development stage) was formed on July 13, 2000. Tality Corporation is a holding company whose principal assets are expected to be its general and limited partnership interests in Tality, LP. Tality Corporation will act as the sole general partner of Tality, LP, a Delaware limited partnership, that provides innovative engineering services for the design of complex systems and integrated circuits, with expertise encompassing all aspects of product design, including full product, sub-system, and advanced integrated circuit design. Tality, LP has not yet been formed. Its partners are expected to be Tality Corporation and Cadence Holdings, Inc., a Delaware Corporation and a wholly-owned subsidiary of Cadence Design Systems, Inc. ("Cadence"). Subsequent to the offering, Tality Corporation's consolidated financial statements will include the financial statements of Tality, LP and its subsidiaries.

     On July 14, 2000, Cadence and Tality Corporation entered into a Master Separation Agreement. In exchange for a limited partner interest, Cadence will transfer to Tality, LP certain Cadence-owned assets and liabilities which relate to the operations of Tality, LP prior to the date of separation from Cadence (the "Separation Date").

     In connection with the separation, Cadence and Tality Corporation will enter into a Master Corporate Services Agreement and other related agreements. Significant expected provisions of the agreements are:

     All eligible Tality, LP employees will continue to participate in the Cadence benefit plans on comparable terms and conditions as applicable to Cadence employees until the date Cadence's voting interest in Tality Corporation falls below 80% or until Tality, LP establishes benefit plans for its employees.

     Cadence will provide Tality, LP with specified corporate services. The services include data processing and telecommunications services, information technology support, as well as functions including accounting, financial management, tax, payroll, legal, procurement and other administrative functions. Such services will be billed to Tality Corporation under the Master Corporate Services Agreement. The billings for the services provided by Cadence will be based on head count, revenue, amounts of actual usage, square footage or other methodology.

     Tality, LP has agreed to indemnify Cadence for liabilities arising from Tality, LP's business prior to and after the Separation Date. Cadence has also agreed to indemnify Tality, LP and Tality Corporation for liabilities arising from Cadence's business.

     Cadence and Tality, LP have agreed to continue to jointly market to each company's respective clients. This agreement allows Cadence's sales force to "cross-sell" Tality, LP's services and for Tality, LP's sales force to identify joint sales opportunities.

2. PUBLIC OFFERING

     Tality Corporation filed a registration statement on Form S-1 with the Securities and Exchange Commission (the "SEC") for an offering (the "Offering") of shares of Class A Common Stock on July 17, 2000. Tality Corporation intends to use the net proceeds of the Offering to purchase general and limited partnership interests of Tality, LP.

                               TALITY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JULY 17, 2000

3. STOCKHOLDERS' EQUITY

COMMON STOCK

     There are two classes of common stock authorized: Class A common stock and Class B common stock. Each holder of Class A common stock is entitled to one vote per share, while each holder of Class B common stock is entitled to an aggregate number of votes equal to the total number of Class B common shares plus the total number of limited partnership units in Tality, LP owned by such holder. In all other respects, the Class B common stock will have the same rights as the Class A common stock. If Cadence decides in the future to distribute its ownership interests in Tality Corporation and Tality, LP to Cadence's stockholders, Cadence will have the right to convert its share of Class B common stock and its limited partnership units in Tality, LP into Class C common stock which such stock is not yet authorized. When authorized, the Class C common stock can only be issued in connection with a tax-free distribution. The shares of Class C common stock will have that number of votes per share necessary so that the aggregate voting power of any shares of Class A common stock held by Cadence and its subsidiaries equals 80% of the sum of (i) the total combined voting power of all outstanding capital stock of Tality Corporation plus (ii) the number of votes underlying shares potentially issuable under any option, warrant, right or contract. In all other respects the Class C common stock will have the same rights as the Class A common stock.

     As the owner of Tality Corporation's only outstanding share of Class B common stock, Cadence will be able to exercise control over all matters requiring stockholder approval. Each share of Class B common stock is convertible into, and each limited partnership unit in Tality, LP is exchangeable for, one share of Class A common stock at any time at the holder's option. Due to the influence that Cadence will have over the operations of Tality Corporation based upon its expected equity ownership and company structure, Cadence will consolidate Tality Corporation for financial reporting purposes.

     On July 13, 2000, Cadence, in exchange for a promissory note, purchased 2,150,000 shares of Tality Corporation Class A common stock at $6.25 per share, 1,640,000 shares of which were resold to certain Cadence employees at the same price on July 16, 2000. The promissory note bears interest at an annual rate of 6.51% and is due in full 90 days from issuance. Other than H. Raymond Bingham and Ronald R. Barris, who are directors of Tality Corporation and officers of Cadence, the Cadence employees who purchased the Class A common stock were not affiliated with and have not provided services to Tality Corporation. The difference between the estimated fair value of the 2,150,000 shares and the purchase price paid by Cadence totaled approximately $10.2 million and was accounted for as a distribution to Cadence by Tality Corporation.

STOCK OPTION PLANS

     On July 13, 2000, Tality Corporation adopted the 2000 Equity Incentive Plan and the 2000 Broad Based Equity Incentive Plan. The 2000 Equity Incentive Plan allows for grants of, or options to purchase, up to 7,000,000 shares of Class A common stock of Tality Corporation to employees, directors and consultants of Tality, LP plus an additional 2,000,000 shares per year for each year beginning on July 2, 2001 until July 2, 2004. The Broad Based Equity Incentive Plan allows for grants of, or options to purchase, up to 8,000,000 shares of Class A common stock of Tality Corporation to employees and consultants of Tality, LP plus an additional 2,500,000 shares per year for each year beginning on July 2, 2001 until July 2, 2004. Awards for 6,100,000 and 6,259,640 shares are outstanding as of July 17, 2000 under the Equity Incentive and Broad Based Equity Incentive Plans, respectively. The exercise price for all options outstanding is $6.25.

                               TALITY CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JULY 17, 2000

     As of July 17, 2000, Tality, LP expects to record an aggregate deferred compensation charge of approximately $60 million, representing the difference between the deemed fair market value of the Class A common stock for accounting purposes and the option exercise price upon the date of grant. This amount will be recorded as a reduction of equity and will be amortized over the four-year vesting period of the applicable options. The aggregate deferred stock compensation expense is expected to be amortized in the amount of approximately $7.5 million for the remainder of 2000, approximately $15 million for each of 2001, 2002 and 2003 and approximately $7.5 million in 2004. Such expense will be recorded on the financial statements of Tality Corporation upon Tality Corporation's purchase of its limited partnership interests in Tality, LP with the net proceeds of the Offering.

     Initial grants of options to employees of Cadence transferring to Tality, LP will vest 100% on the seventh anniversary of the grant, provided that if the optionee surrenders all unvested options to purchase Cadence common stock held by the optionee, the Tality Corporation options will vest over four years as follows: 25% will vest one month after the first anniversary of the completion of the offering, and the remainder of the options will vest monthly over the next three years.

                               TALITY CORPORATION

               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial statements give effect to the separation of Tality, LP from Cadence and the initial public offering of Tality Corporation.

     The pro forma condensed combined balance sheet as of July 1, 2000 combines Tality, LP's July 1, 2000 balance sheet with Tality Corporation's July 17, 2000 balance sheet assuming the separation of Tality, LP from Cadence and the initial public offering of Tality Corporation as if they had occurred on July 1, 2000.

     The pro forma condensed combined statements of operations for the year ended January 1, 2000 and for the six months ended July 1, 2000 assume that the separation of Tality, LP from Cadence and the initial public offering of Tality Corporation occurred as of the beginning of the period. The statements combine Tality, LP's and Tality Corporation's statements of operations for the twelve months ended January 1, 2000 and for the six months ended July 1, 2000, respectively.

     The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, and are not necessarily indicative of the combined entity's operations had the separation and initial public offering actually occurred on the dates indicated, nor are they necessarily indicative of future operations. The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to these statements.

     The unaudited pro forma condensed combined financial statements are based on and should be read in conjunction with the accompanying historical balance sheet of Tality Corporation as of July 17, 2000 and the related statement of changes in stockholders' equity for the period from inception (July 13, 2000) to July 17, 2000 and the notes thereto and the accompanying historical financial statements and related notes thereto of Tality, LP for the year ended January 1, 2000 and the six months ended July 1, 2000.

                               TALITY CORPORATION

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  JULY 1, 2000
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                              EFFECT
                                                                OF         TALITY, LP                   PRO FORMA
                                               TALITY, LP   SEPARATION        PRO       TALITY CORP.   ADJUSTMENTS   TALITY CORP.
                                                 ACTUAL      (NOTE 2)        FORMA         ACTUAL       (NOTE 2)      PRO FORMA
                                               ----------   ----------     ----------   ------------   -----------   ------------
Assets
Current assets:
  Cash and cash equivalents..................   $     --                    $    --       $     --      $126,808(b)    $126,808
  Accounts receivable........................     37,576     $(37,576)(a)        --             --                           --
  Unbilled receivables.......................     33,878      (33,878)(a)        --             --                           --
  Prepaid expenses and other.................      4,919       (4,919)(a)        --             --                           --
                                                --------                    -------       --------                     --------
    Total current assets.....................     76,373                         --             --                      126,808
Property, plant and equipment, net...........     20,578                     20,578             --                       20,578
Goodwill and other intangibles, net..........     50,077                     50,077             --                       50,077
Purchased software and other, net............      8,663                      8,663             --                        8,663
                                                --------                    -------       --------                     --------
    Total assets.............................   $155,691                    $79,318       $     --                     $206,126
                                                ========                    =======       ========                     ========
Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of capital lease
    obligations..............................   $  1,605                    $ 1,605       $     --                     $  1,605
  Accounts payable...........................      4,836       (4,836)(a)        --             --                           --
  Payroll and payroll related liabilities....     19,247      (19,247)(a)        --             --                           --
  Other accrued liabilities..................      5,025       (5,025)(a)        --             --                           --
  Deferred revenue...........................      4,916                      4,916             --                        4,916
                                                --------                    -------       --------                     --------
    Total current liabilities................     35,629                      6,521             --                        6,521
                                                --------                    -------       --------                     --------
Long-term liabilities:
  Capital lease obligations, net of current
    portion..................................      1,138                      1,138             --                        1,138
  Deferred taxes.............................      2,104                      2,104             --                        2,104
                                                --------                    -------       --------                     --------
    Total long-term liabilities..............      3,242                      3,242             --                        3,242
                                                --------                    -------       --------                     --------
Minority interest............................         --                         --             --        69,555(c)     161,606
                                                                                                          92,051(d)
Cadence's net investment.....................    116,820      (47,265)(a)    69,555             --       (69,555)(c)         --
Stockholders' Equity:
  Class A common stock.......................         --                         --              2            13(b)          15
  Class B common stock.......................         --                         --             --            --             --
  Note receivable from Cadence...............         --                         --        (13,438)                     (13,438)
  Additional paid-in capital.................         --                         --         13,436       126,795(b)      48,180
                                                                                                         (92,051)(d)
                                                --------                    -------       --------                     --------
    Total stockholders' equity...............         --                         --             --                       34,757
                                                --------                    -------       --------                     --------
    Total liabilities and stockholders'
      equity.................................   $155,691                    $79,318       $     --                     $206,126
                                                ========                    =======       ========                     ========

                               TALITY CORPORATION

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 1, 2000
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           PRO FORMA
                                            TALITY, LP    TALITY CORP.    ADJUSTMENTS    TALITY CORP.
                                              ACTUAL         ACTUAL        (NOTE 3)       PRO FORMA
                                            ----------    ------------    -----------    ------------
Revenue...................................   $128,873          $--                         $128,873
                                             --------          --                          --------
Costs and expenses:
  Cost of revenue.........................    113,141          --                           113,141
  Sales and marketing.....................     32,799          --                            32,799
  Research and development................      9,588          --                             9,588
  General and administrative..............     28,546          --                            28,546
  Amortization of acquired intangibles....      5,116          --                             5,116
                                             --------          --                          --------
     Total costs and expenses.............    189,190          --                           189,190
                                             --------          --                          --------
Loss from operations......................    (60,317)         --                           (60,317)
  Other income (expense), net.............         33          --                                33
                                             --------          --                          --------
Loss before provision for income taxes and
  minority interest.......................    (60,284)         --                           (60,284)
Provision for income taxes................      1,969          --                             1,969
                                             --------          --                          --------
Loss before minority interest.............    (62,253)         --                           (62,253)
Minority interest.........................         --          --           $51,234(e)       51,234
                                             --------          --                          --------
Net loss..................................   $(62,253)         $--                         $(11,019)
                                             ========          ==                          ========
Basic and diluted net loss per share......                                                 $  (0.74)
                                                                                           ========
Shares used in computing basic and diluted
  net loss per share......................                                                   14,900

                               TALITY CORPORATION

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JULY 1, 2000
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           PRO FORMA
                                            TALITY, LP    TALITY CORP.    ADJUSTMENTS    TALITY CORP.
                                              ACTUAL         ACTUAL        (NOTE 3)       PRO FORMA
                                            ----------    ------------    -----------    ------------
Revenue...................................   $ 90,284          $--                         $90,284
                                             --------          --                          -------
Costs and expenses:
  Cost of revenue.........................     70,178          --                           70,178
  Sales and marketing.....................     16,669          --                           16,669
  Research and development................      5,797          --                            5,797
  General and administrative..............     15,679          --                           15,679
  Amortization of acquired intangibles....      7,094          --                            7,094
  Unusual items...........................        741          --                              741
                                             --------          --                          -------
     Total costs and expenses.............    116,158          --                          116,158
                                             --------          --                          -------
Loss from operations......................    (25,874)         --                          (25,874)
  Other income (expense), net.............      1,129          --                            1,129
                                             --------          --                          -------
Loss before provision for income taxes and
  minority interest.......................    (24,745)         --                          (24,745)
Provision for income taxes................      1,064          --                            1,064
                                             --------          --                          -------
Loss before minority interest.............    (25,809)         --                          (25,809)
Minority interest.........................         --          --          $  21,241(e)     21,241
                                             --------          --                          -------
Net loss..................................   $(25,809)         $--                         $(4,568)
                                             ========          ==                          =======
Basic and diluted net loss per share......                                                 $ (0.31)
                                                                                         ============
Shares used in computing basic and diluted
  net loss per share......................                                                  14,900

                               TALITY CORPORATION

          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1. BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial statements included herein have been prepared by Tality Corporation, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, Tality Corporation believes that the disclosures are adequate to make the information presented not misleading.

NOTE 2. PRO FORMA CONDENSED COMBINED BALANCE SHEET

The accompanying pro forma condensed combined balance sheet has been prepared as if the separation of Tality, LP from Cadence and the initial public offering of Tality Corporation occurred on July 1, 2000. The following pro forma adjustments were made:

         (a) To record the retention by Cadence at the time of separation of all of Tality, LP's current assets and current liabilities except the current portion of capital lease obligations and deferred revenue, as provided in the amended and restated master separation agreement between Cadence and Tality Corporation, as though this retention occurred as of July 1, 2000;

         (b) To record the receipt of the estimated net proceeds of the initial public offering at an assumed offering price of $11 per share, after deducting an assumed underwriting discount and estimated offering expenses of $13.4 million;

         (c) To record the reclassification of Cadence's net investment in Tality, LP to minority interest in Tality Corporation; and

         (d) To record the reclassification of Tality Corporation's equity accounts necessary to establish Cadence's minority interest of 82.3% subsequent to the initial public offering.

NOTE 3. PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The accompanying pro forma condensed combined statements of operations have been prepared as if the separation of Tality, LP from Cadence and the initial public offering of Tality Corporation occurred as of the beginning of each period. Pro forma adjustments were made to reflect:

         (e) Tality Corporation's receipt of estimated net proceeds of $126.8 million from the initial public offering and the purchase by Tality Corporation of additional partnership interests of Tality, LP, resulting in a 1% general partnership interest and an approximately 16.7% limited partnership interest and the resulting allocation of approximately 82.3% of the net losses of Tality, LP to Cadence.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tality, LP:

     We have audited the accompanying consolidated balance sheets of Tality, LP, a Delaware limited partnership, and subsidiaries as of January 2, 1999 and January 1, 2000, and the related consolidated statements of operations, partners' net investment and cash flows for each of the three years in the period ended January 1, 2000. These financial statements are the responsibility of Tality, LP's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tality, LP and subsidiaries as of January 2, 1999 and January 1, 2000 and the results of their operations and their cash flows for each of the three years in the period ended January 1, 2000, in conformity with accounting principles generally accepted in the United States.


                                          /s/ ARTHUR ANDERSON LLP


San Jose, California
October 3, 2000

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                    PRO FORMA
                                           JANUARY 2,   JANUARY 1,     JULY 1,       JULY 1,
                                              1999         2000         2000          2000
                                           ----------   ----------   -----------   -----------
                                                                     (UNAUDITED)   (UNAUDITED)
ASSETS
Current assets:
  Accounts receivable, net of allowance
     for doubtful accounts of $6,667,
     $3,197 and $3,616...................   $20,428      $ 29,340     $ 37,576       $    --
  Unbilled receivables...................    21,732        26,372       33,878            --
  Prepaid expenses and other.............     2,709         3,800        4,919            --
                                            -------      --------     --------       -------
     Total current assets................    44,869        59,512       76,373            --
                                            -------      --------     --------       -------
Property, plant and equipment, net.......    17,507        20,335       20,578        20,578
                                            -------      --------     --------       -------
Goodwill and other intangibles, net of
  accumulated amortization of $3,149,
  $8,218 and $14,903.....................    18,167        53,541       50,077        50,077
Purchased software and other, net of
  accumulated amortization of $1,599,
  $4,194 and $6,344......................    10,325         9,143        8,663         8,663
                                            -------      --------     --------       -------
     Total assets........................   $90,868      $142,531     $155,691       $79,318
                                            =======      ========     ========       =======
LIABILITIES AND PARTNER'S NET INVESTMENT
Current liabilities:
  Current portion of capital lease
     obligations.........................   $   534      $  2,056     $  1,605       $ 1,605
  Accounts payable.......................     3,523         5,062        4,836            --
  Payroll and payroll related accruals...    13,568        15,433       19,247            --
  Other accrued liabilities..............     6,426         7,461        5,025            --
  Deferred revenue.......................     4,683         5,656        4,916         4,916
                                            -------      --------     --------       -------
     Total current liabilities...........    28,734        35,668       35,629         6,521
                                            -------      --------     --------       -------
Long-term liabilities:
  Capital lease obligations, net of
     current portion.....................       730         1,851        1,138         1,138
  Deferred taxes.........................     3,226         2,467        2,104         2,104
                                            -------      --------     --------       -------
     Total long-term liabilities.........     3,956         4,318        3,242         3,242
                                            -------      --------     --------       -------
Commitments and contingencies (notes 4
  and 5)
Partner's net investment:
  Cadence investment.....................    58,022       102,641      117,317        70,052
  Accumulated other comprehensive income
     (loss)..............................       156           (96)        (497)         (497)
                                            -------      --------     --------       -------
     Total partner's net investment......    58,178       102,545      116,820        69,555
                                            -------      --------     --------       -------
     Total liabilities and partner's net
       investment........................   $90,868      $142,531     $155,691       $79,318
                                            =======      ========     ========       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                 YEARS ENDED                 SIX MONTHS ENDED
                                     ------------------------------------   -------------------
                                     JANUARY 3,   JANUARY 2,   JANUARY 1,   JULY 3,    JULY 1,
                                        1998         1999         2000        1999       2000
                                     ----------   ----------   ----------   --------   --------
                                                                                (UNAUDITED)
Revenue............................   $ 90,690    $ 105,262     $128,873    $ 57,520   $ 90,284
                                      --------    ---------     --------    --------   --------
Costs and expenses:
  Cost of revenue..................     91,632      129,257      113,141      55,026     70,178
  Sales and marketing..............     29,327       35,862       32,799      16,339     16,669
  Research and development.........      5,029        7,176        9,588       5,229      5,797
  General and administrative.......     23,632       33,208       28,546      13,407     15,679
  Amortization of acquired
     intangibles...................         36        3,277        5,116       2,383      7,094
  Unusual items....................      1,711       46,317           --          --        741
                                      --------    ---------     --------    --------   --------
     Total costs and expenses......    151,367      255,097      189,190      92,384    116,158
                                      --------    ---------     --------    --------   --------
Loss from operations...............    (60,677)    (149,835)     (60,317)    (34,864)   (25,874)
  Other income (expense), net......         28          215           33         246      1,129
                                      --------    ---------     --------    --------   --------
Loss before provision for income
  taxes............................    (60,649)    (149,620)     (60,284)    (34,618)   (24,745)
Provision for income taxes.........        585        1,640        1,969       1,123      1,064
                                      --------    ---------     --------    --------   --------
Net loss...........................   $(61,234)   $(151,260)    $(62,253)   $(35,741)  $(25,809)
                                      ========    =========     ========    ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

              CONSOLIDATED STATEMENTS OF PARTNER'S NET INVESTMENT
                                 (IN THOUSANDS)

                                                                   ACCUMULATED
                                                                      OTHER
                                                      CADENCE     COMPREHENSIVE
                                                     INVESTMENT   INCOME (LOSS)     TOTAL
                                                     ----------   -------------   ---------
Balances, December 30, 1996........................  $  19,408        $ 126       $  19,534
Components of comprehensive income (loss):
  Net loss.........................................    (61,234)          --         (61,234)
  Accumulated translation adjustments..............         --          (18)            (18)
Net transfers from Cadence.........................     79,409           --          79,409
                                                     ---------        -----       ---------
Balances, January 3, 1998..........................     37,583          108          37,691
Components of comprehensive income (loss):
  Net loss.........................................   (151,260)          --        (151,260)
  Accumulated translation adjustments..............         --           48              48
Net transfers from Cadence.........................    171,699           --         171,699
                                                     ---------        -----       ---------
Balances, January 2, 1999..........................     58,022          156          58,178
Components of comprehensive income (loss):
  Net loss.........................................    (62,253)          --         (62,253)
  Accumulated translation adjustments..............         --         (252)           (252)
Net transfers from Cadence.........................    106,872           --         106,872
                                                     ---------        -----       ---------
Balances, January 1, 2000..........................    102,641          (96)        102,545
UNAUDITED:
Components of comprehensive income (loss):
  Net loss.........................................    (25,809)          --         (25,809)
  Accumulated translation adjustments..............         --         (401)           (401)
Net transfers from Cadence.........................     40,485           --          40,485
                                                     ---------        -----       ---------
Balances, July 1, 2000.............................  $ 117,317        $(497)      $ 116,820
                                                     =========        =====       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              YEARS ENDED                 SIX MONTHS ENDED
                                                  ------------------------------------   -------------------
                                                  JANUARY 3,   JANUARY 2,   JANUARY 1,   JULY 3,    JULY 1,
                                                     1998         1999         2000        1999       2000
                                                  ----------   ----------   ----------   --------   --------
                                                                                             (UNAUDITED)
Cash and cash equivalents at beginning of
  period........................................   $     --    $      --     $     --    $     --   $     --
                                                   --------    ---------     --------    --------   --------
Cash flow from operating activities:
  Net loss......................................    (61,234)    (151,260)     (62,253)    (35,741)   (25,809)
  Adjustments to reconcile net loss to cash used
     in operating activities:
     Depreciation and amortization..............      6,077       15,296       19,868       9,240     13,647
     Write-off of acquired in-process research
       and development..........................      1,711       28,500           --          --         --
     Provision for losses on trade accounts
       receivables..............................        200        4,152        2,710       1,430        420
     Non-cash restructuring charges.............         --        4,502           --          --         --
     Deferred income taxes......................         --         (569)        (759)       (354)      (362)
     Changes in operating assets and
       liabilities, net of effect of acquired
       companies:
       Receivables..............................    (15,111)      (2,931)     (13,535)     (4,115)   (15,842)
       Prepaid expenses and other...............       (363)      (1,212)        (829)     (5,862)    (1,119)
       Accounts payable and accrued
          liabilities...........................      2,585         (158)      (1,545)     (2,474)     1,151
       Deferred revenue.........................     (1,467)         968          973       1,084       (740)
                                                   --------    ---------     --------    --------   --------
          Net cash used in operating
            activities..........................    (67,602)    (102,712)     (55,370)    (36,792)   (28,654)
                                                   --------    ---------     --------    --------   --------
Cash flows from investing activities:
  Purchase of property, plant and equipment.....     (8,838)     (13,574)     (10,300)     (5,903)    (4,673)
  Increase in acquired intangibles, purchased
     software and other assets..................       (478)     (11,318)      (1,771)     (1,433)      (584)
  Cash effect of business acquisitions..........     (2,370)     (43,717)     (38,800)         --     (4,794)
                                                   --------    ---------     --------    --------   --------
          Net cash used in investing
            activities..........................    (11,686)     (68,609)     (50,871)     (7,336)   (10,051)
                                                   --------    ---------     --------    --------   --------
Cash flows from financing activities:
  Net transfers from Cadence....................     79,409      171,699      106,872      44,511     40,485
  Principal payments on capital leases..........       (121)        (378)        (631)       (383)    (1,780)
                                                   --------    ---------     --------    --------   --------
          Net cash provided by financing
            activities..........................     79,288      171,321      106,241      44,128     38,705
                                                   --------    ---------     --------    --------   --------
Decrease in cash and cash equivalents...........         --           --           --          --         --
                                                   --------    ---------     --------    --------   --------
Cash and cash equivalents at end of period......   $     --    $      --     $     --    $     --   $     --
                                                   ========    =========     ========    ========   ========
Non-cash financing and investing activities:
Capital lease obligations incurred for
  equipment.....................................   $    123    $   1,397     $  3,275    $    766   $    616
                                                   ========    =========     ========    ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)

1. BACKGROUND AND BASIS OF PRESENTATION

     Tality, LP (a Delaware limited partnership) was formed on July 21, 2000, and provides innovative engineering services for the design of complex systems and integrated circuits, with expertise encompassing all aspects of product design, including full product, sub-system, and advanced integrated circuit design. Tality, LP operates principally from design sites located in the United States, Canada and the United Kingdom. The General Partner is Tality Corporation, an entity in which the majority equity interest is controlled by a wholly-owned subsidiary of Cadence Design Systems, Inc. ("Cadence").

     On July 14, 2000, Cadence and Tality Corporation entered into a Master Separation Agreement. In exchange for a limited partnership interest, Cadence will transfer certain Cadence-owned intellectual property and assets and liabilities that relate to the operations of Tality, LP prior to the date of separation from Cadence (the "Separation Date"). Cadence will continue to fund the operations of Tality, LP through the Separation Date. For periods prior to the Separation Date, "Tality, LP" refers to Cadence's design services business, which was operated as a part of Cadence. Cadence has the right to terminate the Master Separation Agreement at any time prior to the closing of the public offering discussed below.

     Pursuant to the terms of the Master Separation Agreement, Tality Corporation has filed a registration statement for the sale of shares of its Class A Common Stock. Upon completion of its planned public offering, Tality Corporation will own a 1% general partnership interest and an approximately 16.7% limited partnership interest in Tality, LP.

     The consolidated financial statements of Tality, LP reflect the financial position, historical results of operations and cash flows of the design services business of Cadence during each respective period. The consolidated financial statements have been prepared using Cadence's historical basis in the assets and liabilities and the historical results of operations of Tality, LP. Changes in partners' net investment represents the net loss of Tality, LP and other transfers to and from Cadence. The financial information included herein may not reflect the consolidated financial statements, operating results, changes in partner's net investment and cash flows of Tality, LP in the future, or what they would have been had Tality, LP been a separate stand-alone entity during the periods presented.

     In connection with the separation, Cadence and Tality Corporation will enter into a Master Corporate Services Agreement and other related agreements. These agreements are expected to provide that:

     - All eligible Tality, LP employees will continue to participate in the Cadence benefit plans on terms and conditions comparable to those applicable to Cadence employees until the date Cadence's voting interest in Tality Corporation falls below 80% or until Tality, LP establishes benefit plans for its employees.

     - Cadence will provide Tality, LP and Tality Corporation, and Tality, LP will provide Cadence with specified corporate services. The services include data processing and telecommunications services, information technology support, as well as functions including accounting, financial management, tax, payroll, legal, procurement and other administrative functions. Such services will be billed to Tality, LP or Cadence, as appropriate, under the terms of the Master Corporate Service Agreement based on an allocation of actual costs. The billings for the services will be based on head count, revenue, amounts of actual usage, square footage or other methodologies.

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)

     - Tality, LP has agreed to indemnify Cadence for liabilities arising from Tality, LP's business prior to and after the Separation Date. Cadence has also agreed to indemnify Tality, LP and Tality Corporation for liabilities arising from Cadence's business.

     - Cadence and Tality, LP have agreed to continue to jointly market to each company's respective clients. This agreement allows Cadence's sales force to "cross-sell" Tality, LP's services and for Tality, LP's sales force to identify joint sales opportunities.

     The consolidated financial statements include charges for services provided by Cadence, including legal, accounting, finance, facilities, information technology, sales, human resources and other corporate and infrastructure services. The charges for the services provided by Cadence were determined using either head count, revenue, square footage or amounts of actual usage as agreed by Tality and Cadence. Management believes that these charges are representative of the operating expenses Tality, LP would have incurred had Tality, LP been operated on a stand-alone basis and are considered to be reasonable reflections of the utilization of services provided.

     Tality, LP will be dissolved on December 31, 2099 or earlier upon the written consent of both Tality Corporation and Cadence.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Tality, LP and its subsidiaries after elimination of significant intercompany accounts and transactions.

     Tality, LP uses a 52/53 week year, ending on the Saturday closest to December 31. The year ended January 3, 1998 contains 53 weeks, and the years ended January 2, 1999 and January 1, 2000 each contain 52 weeks.

USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION

     The financial information as of July 1, 2000, and for the six months ended July 3, 1999 and July 1, 2000 is unaudited and includes all adjustments, consisting only of normal and recurring accruals, that management considers necessary for a fair presentation of its consolidated financial position, operating results and cash flows. Results for the six months ended July 1, 2000 are not necessarily indicative of results to be expected for the full fiscal year 2000 or for any future period.

INCOME TAXES

     Tality, LP is not a taxable entity for federal income tax purposes and most state income tax purposes; as a partnership, its income or loss is allocated to its partners. Through the Separation Date, Tality, LP's operations were included in the Cadence U.S. income tax returns. Accordingly, any

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)

income tax benefit from losses was utilized by Cadence. In certain foreign jurisdictions, Tality, LP will be taxed as a corporation and accordingly Tality, LP has provided for current and deferred taxes in those jurisdictions.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of foreign subsidiaries, where the functional currency is the local currency, are translated using exchange rates in effect at the end of the period and revenue and costs are translated using average exchange rates for the period. Gains and losses on the translation into U.S. dollars of amounts denominated in foreign currencies are included in net loss for those operations whose functional currency is the U.S. dollar, and as a component of other comprehensive income (loss) for those operations whose functional currency is the local currency.

STOCK-BASED COMPENSATION

     Tality, LP accounts for stock options granted to its employees under the intrinsic value method prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and follows the disclosure provisions of Statement of Financial Accounts Standards No. 123.

DERIVATIVE FINANCIAL INSTRUMENTS

     Tality, LP, enters into foreign currency forward exchange contracts and purchases foreign currency put options with approved financial institutions primarily to protect against currency exchange risks associated with existing assets and liabilities and probable but not firmly committed transactions, respectively. Forward contracts and put options are not accounted for as hedges and, therefore, the unrealized gains and losses are recognized in other income (expense) net, in advance of the actual foreign currency cash flows with the fair value of these forward contracts and put options being recorded in accrued liabilities.

     As of January 2, 1999, January 1, 2000 and July 1, 2000, Tality, LP had no specific contracts for foreign exchange exposures. A portion of the gains and losses related to foreign exchange contracts has been allocated to Tality, LP based on the proportion of its foreign currency exposures to Cadence's total foreign currency exposures. The gains and losses, which have not been material, are included in the accompanying financial statements.

     Tality, LP does not use forward contracts and put options for trading purposes in accordance with its policy on financial risk management. Tality, LP's ultimate realized gain or loss with respect to currency fluctuations will depend on the currency exchange rates and other factors in effect as the forward contracts and put options mature.

REVENUE RECOGNITION

     Tality, LP provides services through three billing arrangements: fixed price contracts, scoped time and materials projects and defined level of effort arrangements, which generally extend up to one year, but in some cases may be longer. Under time and materials and level of effort contracts, revenue is recognized as services are performed. For fixed price contracts, revenue is recognized using the percentage-of-completion method of accounting, based on the percentage that incurred contract costs to date bear to total estimated contract costs after giving effect to the most recent

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)

estimates of total cost. The effect of changes to total estimated contract costs is recognized in the period that such changes are determined. Provisions for estimated losses are made in the period in which the loss first becomes estimable and probable. Due to uncertainties inherent in the estimation process, it is reasonably possible that management's cost estimates could be revised in the near-term.

     Deferred revenues of $4.7 million and $5.7 million at January 2, 1999 and January 1, 2000, respectively, represent billings in excess of costs and related profits on certain contracts. Unbilled receivables represent costs and related profits in excess of billings on certain fixed price contracts. Unbilled receivables were not billable at the balance sheet date but are recoverable over the remaining life of the contract through future billings as provided in the contractual agreements.

UNAUDITED PRO FORMA BALANCE SHEET

     The unaudited pro forma balance sheet at July 1, 2000 gives pro forma effect to retention by Cadence of all of Tality, LP's working capital as provided in the Amended and Restated Master Separation Agreement, except the current portion of capital lease obligations and deferred revenue, as though such retention had occurred as of July 1, 2000.

COMPREHENSIVE INCOME (LOSS)

     Comprehensive income (loss) includes accumulated foreign currency translation gains and losses. Tality, LP has reported the components of comprehensive income (loss) on its consolidated statements of partner's net investment.

CASH AND CASH EQUIVALENTS

     Tality, LP currently has no cash or cash equivalents. To date, Tality, LP has been funded entirely by Cadence. Net transfers from Cadence to Tality, LP were $79.4 million, $171.7 million and $106.9 million for the years ended January 3, 1998, January 2, 1999 and January 1, 2000, respectively, and $40.5 million for the six months ended July 1, 2000. Net transfers are included as a component of Cadence's net investment in Tality, LP in the accompanying consolidated balance sheets. Cadence has committed to fund Tality, LP until it receives the capital contribution from Tality Corporation, as discussed above. For purposes of the statement of cash flows, Tality, LP considers all instruments with a maturity of 90 days or less to be cash equivalents.

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)

PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are stated at cost and consist of the following:


                                                            JANUARY 2,   JANUARY 1,
                                                               1999         2000
                                                            ----------   ----------
                                                                (IN THOUSANDS)
Computer equipment and related software...................   $ 33,404     $ 43,882
Leasehold improvements....................................        153          153
Furniture and fixtures....................................      1,597        2,384
Equipment.................................................      1,736        2,436
                                                             --------     --------
  Total cost..............................................     36,890       48,855
  Less: accumulated depreciation..........................    (19,383)     (28,520)
                                                             --------     --------
Property, plant and equipment, net........................   $ 17,507     $ 20,335
                                                             ========     ========


     Depreciation and amortization are provided over the estimated useful lives, using the straight-line method, as follows:

Computer equipment and related software..................          3 - 5 years
Leasehold improvements...................................   Shorter of the lease term
                                                           or the estimated useful life
Furniture and fixtures...................................          3 - 5 years
Equipment................................................          3 - 5 years

     Depreciation expense for the years ended January 3, 1998, January 2, 1999, and January 1, 2000 was $6.0 million, $10.6 million, and $11.4 million, respectively.

GOODWILL AND ACQUIRED INTANGIBLES

     Goodwill and acquired intangibles represent purchase price in excess of allocated amounts to net tangible assets and in-process research and development in connection with business combinations accounted for as purchases. Included in goodwill and other intangibles at January 2, 1999 and January 1, 2000 is $11.5 million in assembled workforce intangibles relating to the Symbionics acquisition. In addition, included in goodwill and other intangibles at January 1, 2000 is $11.0 million in assembled workforce intangibles relating to the Diablo acquisition. All remaining amounts represent goodwill. Such goodwill and acquired intangibles are amortized on a straight-line basis over the remaining estimated economic life of the underlying products and technologies (original lives assigned are two to five years).

     It is reasonably possible that the estimates of anticipated future gross revenue, the remaining estimated economic life of the products and technologies, or both, could differ from those used to assess the recoverability of these costs and result in a write-down of the carrying amount or a shortened life of both the software development costs and goodwill and acquired intangibles in the near term.

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)

LONG-LIVED ASSETS

     Tality, LP periodically reviews long-lived assets, certain identifiable intangibles, and goodwill related to these assets for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and For Long-lived Assets to be Disposed Of."

     For assets to be held and used, including acquired intangibles, Tality, LP initiates its review whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. Recoverability of an asset is measured by comparison of its carrying amount to the future undiscounted cash flows that the asset is expected to generate. Any impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value.

     Assets to be disposed of and for which management has committed to a plan to dispose of the assets, whether through sale or abandonment, are reported at the lower of carrying amount or fair value less cost to sell.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments, including derivative financial instruments, that may potentially subject Tality, LP to concentrations of credit risk, consist principally of receivables. Concentration of credit risk related to receivables is limited, due to the varied customers comprising Tality, LP's customer base and their dispersion across geographies. Credit exposure relates to the forward contracts and is limited to the realized and unrealized gains on these contracts. All financial instruments are only executed with approved financial institutions with strong credit ratings, which minimizes risk of loss due to nonpayment Tality, LP has not experienced any significant losses due to credit impairment related to its financial instruments.

NEW ACCOUNTING STANDARDS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. It requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met and that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. In June 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," was issued. The statement defers the effective date of SFAS No. 133 until the first quarter of fiscal 2001. Tality, LP has not yet determined the effect SFAS No. 133 will have on its financial position, results of operations, or cash flows; however, management does not expect any such impact to be material.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin, No. 101, "Revenue Recognition" ("SAB 101"), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. SAB 101 was adopted retroactively for all periods presented. The adoption of this statement did not have a material impact on Tality, LP's financial results.

     In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation (an interpretation of APB Opinion No. 25). This Interpretation provides

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)

guidance regarding the application of APB Opinion No. 25 to stock compensation involving employees. This interpretation became effective July 1, 2000 and did not have a material effect on Tality, LP's consolidated financial statements.

3. ACQUISITIONS

WESTPORT TECHNOLOGY, INC.

     In March 2000, Cadence acquired all of the outstanding stock of Westport Technology, Inc. ("Westport") for cash. Westport was a design services and intellectual property development company with expertise in telecommunications product development encompassing hardware design, integrated circuit design, and software design. The total purchase price was $4.8 million and the acquisition was accounted for as a purchase. In connection with the acquisition, Cadence acquired goodwill of $3.1 million and acquired workforce intangibles of $1.2 million. The results of operations of Westport and the estimated fair value of the assets acquired and liabilities assumed are included in the accompanying consolidated financial statements from the date of the acquisition. Goodwill and acquired workforce intangibles arising from the Westport acquisition are being amortized on a straight-line basis over five and three years, respectively.

     In connection with the acquisition, net assets acquired were as follows:

                                                              (IN THOUSANDS)
Goodwill and other intangibles..............................      $4,306
Property, plant and equipment, net..........................         168
Cash, receivables, and other current assets.................         321
Current liabilities assumed.................................          (1)
                                                                  ------
Net assets acquired.........................................      $4,794
                                                                  ======

     Comparative pro forma financial information has not been presented because the results of operations of Westport were not material to Tality, LP's consolidated financial statements.

DIABLO RESEARCH COMPANY LLC

     In December 1999, Cadence acquired all of the outstanding stock of Diablo Research Company LLC ("Diablo") for cash and assumed all outstanding stock options. Assumed stock options, which were included as a component of the purchase price, were valued using the Black-Scholes options pricing model and were exchanged for stock options in Cadence. Diablo was an engineering services firm with expertise in wireless communication, global positioning satellite solutions, and data transfer and home automation markets. The total purchase price was $39.9 million and the acquisition was accounted for as a purchase. In connection with the acquisition, Cadence acquired goodwill of $29.9 million and acquired workforce intangibles of $11.0 million. Approximately $1.1 million of the property, plant and equipment obtained in the purchase was retained by Cadence and therefore, is not included in the accompanying financial statements. The results of operations of Diablo and the estimated fair value of the assets acquired and liabilities assumed are included in the accompanying consolidated financial statements from the date of acquisition. Goodwill and acquired workforce intangibles arising from the Diablo acquisition are being amortized on a straight-line basis over five and three years, respectively.

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)

     In connection with the acquisition, net assets acquired were as follows:

                                                              (IN THOUSANDS)
Goodwill and other intangibles..............................     $40,900
Property, plant and equipment, net and other non-current
  assets....................................................       3,073
Cash, receivables, and other current assets.................       2,989
Current liabilities assumed.................................      (6,789)
Long term liabilities assumed...............................        (246)
                                                                 -------
Net assets acquired.........................................     $39,927
                                                                 =======

     Unaudited comparative pro forma financial information as if Tality, LP and Diablo had been combined as of the beginning of the periods is as follows:

                                                           YEARS ENDED
                                                ----------------------------------
                                                JANUARY 2, 1999    JANUARY 1, 2000
                                                ---------------    ---------------
Revenue.......................................     $ 125,848          $141,934
Net loss......................................     $(165,481)         $(72,324)

DETENTE TECHNOLOGY, INC.

     In August 1998, Cadence acquired all of the outstanding stock of Detente Technology, Inc. ("Detente") for cash. Detente was an embedded software engineering company with expertise in complex system design and coding, Java, and digital TV software. The total purchase price was $3.6 million and the acquisition was accounted for as a purchase. In connection with the acquisition, Cadence acquired goodwill of $3.6 million. The results of operations of Detente and the estimated fair value of the assets acquired and liabilities assumed are included in the accompanying consolidated financial statements from the date of the acquisition. Goodwill arising from the Detente acquisition is being amortized on a straight-line basis over two years.

     In connection with the acquisition, net assets acquired were as follows:

                                                              (IN THOUSANDS)
Goodwill....................................................      $3,639
Property, plant and equipment, net..........................          21
Cash, receivables, and other current assets.................         269
Current liabilities assumed.................................        (287)
                                                                  ------
Net assets acquired.........................................      $3,642
                                                                  ======

     Comparative pro forma financial information has not been presented because the results of operations of Detente were not material to Tality, LP's consolidated financial statements.

SYMBIONICS GROUP LIMITED

     In February 1998, Cadence acquired all of the outstanding stock of Symbionics Group Limited ("Symbionics") for approximately one million shares of Cadence common stock and $21.3 million of cash. The total purchase price was $46.1 million and the acquisition was accounted for as a purchase. The fair value of Cadence's common stock was determined based upon the average price

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)


period following the closing of the acquisition. The total purchase price was $46.1 million and the acquisition was accounted for as a purchase. The fair value of Cadence's common stock was determined based upon the average price of the stock for a few days before and after the acquisition was announced, and discounted for the lack of marketability of the shares. The excess of the purchase price over net assets acquired was $45.9 million, of which $11.5 million represents assembled workforce intangibles, $5.9 million of goodwill and $28.5 million related to the write-off of in-process research and development that had not reached technological feasibility and, in management's opinion, had no probable alternative future use. The results of operations of Symbionics and the estimated fair value of the assets acquired and liabilities assumed are included in the accompanying consolidated financial statements from the date of acquisition. Goodwill and intangibles arising from the acquisition are amortized on a straight-line basis over five years.


     In connection with the acquisition, net assets acquired were as follows:

                                                              (IN THOUSANDS)
Acquired intangibles, including in-process research and
  development...............................................     $45,856
Property, plant and equipment, net and other non-current
  assets....................................................       1,258
Receivables, and other current assets.......................       4,602
Current liabilities assumed.................................      (5,616)
                                                                 -------
Net assets acquired.........................................     $46,100
                                                                 =======

     The following table represents unaudited pro forma financial information as if Tality, LP and Symbionics had been combined as of the beginning of the periods presented. The pro forma data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have resulted had Tality, LP and Symbionics been a combined company during the specified periods. The pro forma results include the effects of the amortization of acquired intangible assets and adjustments to the income tax provision.

                                                                YEAR ENDED
                                                              JANUARY 3, 1998
                                                              ---------------
                                                              (IN THOUSANDS)
Revenue.....................................................     $108,890
Net loss....................................................     $(58,502)

     The pro forma results of operations for the year ended January 2, 1999 were not materially different from Tality, LP's historical results.

ADVANCED MICROELECTRONICS

     In October 1997, Cadence acquired certain assets and related business from the Advanced Microelectronics division of the Institute for Technology Development ("Advanced Microelectronics"), a non-profit corporation organized to conduct and transfer scientific research into usable high technology for commercial application for cash. This division provided contract engineering services on a time-and-materials basis for the design and development of integrated circuits. The total purchase price was $2.4 million and the acquisition was accounted for as a purchase. Accordingly, the results of operations of Advanced Microelectronics and the estimated fair value of the assets acquired and liabilities assumed are included in the accompanying consolidated financial statements from the date

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)

of acquisition. The excess of purchase price over net assets acquired was $2.1 million, of which $0.4 million was goodwill and $1.7 million related to the write-off of in-process research and development that had not reached technological feasibility and, in management's opinion, had no probable alternative future use. Comparative pro forma financial information has not been presented, as the results of operations of Advanced Microelectronics were not material to the Cadence's consolidated financial statements.

4. COMMITMENTS

     Equipment is leased under various capital leases expiring through 2002. Certain of these leases contain renewal options. Tality, LP's facilities are leased by Cadence from third parties under operating leases. Operating leases expire at various dates from 2001 through 2015. At the Separation Date, Tality, LP intends to lease, sublease or assume leases for certain facilities from Cadence for up to 180 months. Rent expense was $2.3 million, $4.0 million, and $6.1 million for 1997, 1998, and 1999, respectively.

     At January 1, 2000, future minimum lease payments under capital and operating leases and the present value of the capital lease payments were as follows:

                                                             CAPITAL    OPERATING
                                                             LEASES      LEASES
                                                             -------    ---------
                                                                (IN THOUSANDS)
For the years:
  2000.....................................................  $ 2,188    $ 12,519
  2001.....................................................    1,152      12,730
  2002.....................................................      707      12,171
  2003.....................................................       --      10,050
  2004.....................................................       --       8,233
  Thereafter...............................................       --      47,072
                                                             -------    --------
     Total lease payments..................................    4,047    $102,775
                                                                        ========
Less: amount representing interest (average interest rate
  of 6.50%)................................................     (140)
                                                             -------
  Present value of lease payments..........................    3,907
Less: current portion......................................   (2,056)
                                                             -------
  Long-term portion........................................  $ 1,851
                                                             =======

     The cost of equipment under capital leases included in the consolidated balance sheets as property, plant, and equipment at January 2, 1999 and January 1, 2000 was approximately $1.7 million and $7.0 million, respectively. Amortization expense for capital leases is included in depreciation expense. Accumulated amortization of the leased equipment at January 2, 1999 and January 1, 2000 was approximately $0.4 million and $3.1 million, respectively.

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)

5. CONTINGENCIES

     From time to time, Tality, LP is involved in various disputes and litigation matters that arise in the ordinary course of business. These matters include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters.

     In connection with Tality's separation from Cadence, Tality, LP has agreed to indemnify Cadence for damages arising Tality's business prior to the separation, including that described below.

     In early 1999, Cadence entered into negotiations with Intelect Communications, Inc., and Intelect's wholly-owned subsidiary, DNA Enterprises, Inc., with respect to a potential purchase of substantially all the assets of DNA. The transaction was not consummated and, in July 1999, Intelect and DNA filed suit against Cadence in a Texas state court alleging breach of contract, fraud, negligent misrepresentation and breach of fiduciary duty, seeking unspecified compensatory and punitive damages. Cadence has answered, denying liability, and discovery has commenced. The case is set for trial in January 2001. Cadence believes that it has defenses to and disputes the allegations made by Intelect and DNA, including the allegation that a purchase contract was entered into, and intends to defend the action vigorously.

     Cadence has been sued by a former design services employee alleging that Cadence owes compensation for transactions with a specific client and severance pay. This employee seeks unspecified damages claiming breach of contract, breach of the covenant of good faith and fair dealing and violations of the Pennsylvania Wage Payment and Collection Law. Cadence filed a motion for summary judgment as to all claims, which was granted in August 2000. An appeal of the summary judgment was filed by the plaintiff on September 5, 2000. No hearing date has been set for this appeal.

     In April 2000, Cadence filed suit against a former design services customer, IMI Telecommunications, Inc., for breach of contract relating to IMI Telecommunications' failure to make payments due and fulfill its obligations under a services agreement. Damages claimed are approximately $1 million. The defendant countersued, alleging breach of oral contract, rescission, negligent misrepresentation and fraud by Cadence and claiming damages exceeding $100 million and seeking punitive damages exceeding $500 million. Cadence has filed a motion to dismiss the defendant's counterclaims and a hearing on this motion is scheduled for October 2, 2000. Cadence believes that it has defenses to, and disputes the allegations made by, IMI Telecommunications, Inc. and intends to defend the action vigorously.

     While Tality, LP cannot predict the results or estimate the possible loss, or range of loss, if any associated with the litigation matters described above, Tality, LP does not expect the outcome of any of these matters to have a material adverse effect on its business.

6. PARTNER'S EQUITY

EMPLOYEE STOCK PURCHASE PLAN

     Under the Cadence employee stock purchase plan ("ESPP"), eligible Tality, LP employees have generally been able to contribute up to 15% of their compensation, as defined, to the purchase of shares of Cadence's common stock at a price of 85% of the lower of the fair market value as of the beginning or the end of the offering period.

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)

EMPLOYEE STOCK OPTION PLANS

     Cadence has stock option plans under which Tality, LP's employees and directors were granted options to purchase Cadence common stock. Options are generally granted at not less than the fair market value at grant date, vest over a two to five-year period and expire five to ten years after the grant date.

     A summary of options held by Tality, LP employees under the Cadence plans follows:

                                1997                    1998                    1999
                        ---------------------   ---------------------   ---------------------
                                     WEIGHTED                WEIGHTED                WEIGHTED
                                     AVERAGE                 AVERAGE                 AVERAGE
                                     EXERCISE                EXERCISE                EXERCISE
                          SHARES      PRICE       SHARES      PRICE       SHARES      PRICE
                        ----------   --------   ----------   --------   ----------   --------
Outstanding at
  beginning of year...   1,579,780    $11.01     3,602,882    $15.32     3,199,576    $16.96
  Assumption of
     acquired
     companies
     options..........          --    $   --            --    $   --       242,699    $ 3.66
  Granted.............   2,220,228    $17.80       570,031    $21.94     3,449,087    $13.04
  Exercised...........    (175,622)   $ 8.38      (560,425)   $11.87      (301,815)   $12.50
  Forfeited...........     (21,504)   $11.26      (412,912)   $16.41      (617,042)   $16.12
                        ----------              ----------              ----------
Outstanding at end of
  year................   3,602,882    $15.32     3,199,576    $16.96     5,972,505    $14.47
                        ==========              ==========              ==========
Options exercisable at
  year end............     708,925               1,242,994               1,836,466
Weighted average fair
  value of options
  granted during the
  year................  $     9.22              $    19.00              $     7.61

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)

     A summary of the status of all of Cadence stock option plans applicable to Tality, LP employees at January 1, 2000 follows:

                              OPTIONS OUTSTANDING
                -----------------------------------------------       OPTIONS EXERCISABLE
                                  WEIGHTED                        ----------------------------
   RANGE OF       NUMBER          AVERAGE           WEIGHTED        NUMBER         WEIGHTED
   EXERCISE     OUTSTANDING      REMAINING          AVERAGE       EXERCISABLE      AVERAGE
    PRICES       AT 1/1/00    CONTRACTUAL LIFE   EXERCISE PRICE    AT 1/1/00    EXERCISE PRICE
--------------  -----------   ----------------   --------------   -----------   --------------
$ 0.14 - $ 5.00..    244,672        8.4              $ 3.66          244,672        $ 3.66
$ 5.01 - $10.00..    351,081        5.8              $ 8.24          280,975        $ 7.82
$10.01 - $15.00..  3,531,376        8.4              $12.59          724,438        $13.49
$15.01 - $20.00..    863,399        8.4              $17.93          272,505        $16.98
$20.01 - $25.00..    897,717        7.8              $22.70          271,943        $22.74
$25.01 - $30.00..     71,900        8.1              $26.75           40,785        $26.64
$30.01 - $35.00..     12,360        7.7              $31.66            1,148        $30.41
                 ---------                                         ---------
Total.........   5,972,505                                         1,836,466
                 =========                                         =========

PRO FORMA INFORMATION

     This information is required to illustrate the financial results of operations as if Tality, LP had accounted for the Cadence grants of employee stock options under the fair value method of SFAS No. 123. The fair value of Cadence's options granted and shares purchased under the ESPP program for years ended January 3, 1998, January 2, 1999, and January 1, 2000 reported below were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions assuming a dividend yield of zero for all periods:

                                                               1997       1998       1999
                                                              -------    -------    -------
Risk-free interest rate.....................................     6.20%      5.22%      5.90%
Volatility factors of the expected market price of Cadence
  common stock..............................................       44%        59%        62%
Weighted average expected life of an option.................  4 Years    4 Years    5 Years

     The Black-Scholes option valuation model was developed by the financial markets for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Cadence's options have characteristics significantly different from those of exchange traded options and changes in the subjective input assumptions can materially affect the fair value estimate. In management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options granted to its employees.

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period. Tality, LP applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its plans. Had Tality, LP accounted for Cadence's fixed stock option and employee stock purchase plans under SFAS No. 123, net loss would have been adjusted to the following pro forma amounts:

                                                           1997        1998         1999
                                                         --------    ---------    --------
                                                                  (IN THOUSANDS)
Net loss:
  As reported..........................................  $(61,234)   $(151,260)   $(62,253)
                                                         ========    =========    ========
  Pro forma............................................  $(66,309)   $(160,715)   $(72,454)
                                                         ========    =========    ========

     The effects of applying SFAS No. 123 on pro forma disclosures of net loss for 1997, 1998, and 1999 are not likely to be representative of the pro forma effects on net loss and net loss per share in future years.

TALITY CORPORATION PLANS


     On July 13, 2000, Tality Corporation adopted the 2000 Equity Incentive Plan and the 2000 Broad Based Equity Incentive Plan. The Equity Incentive Plan allows for grants of, or options to purchase, up to 7,500,000 shares of Class A common stock of Tality Corporation to employees, directors and consultants of Tality, LP, plus an additional 2,000,000 shares per year for each year beginning on July 2, 2001 until July 2, 2004. The Broad Based Equity Incentive Plan allows for grants of, or options to purchase, up to 10,000,000 shares of Class A common stock of Tality Corporation to employees and consultants of Tality, LP, plus an additional 2,500,000 shares per year for each year beginning on July 2, 2001 until July 2, 2004. Awards for 6,350,000 and 7,112,240 shares are currently outstanding under the Equity Incentive and Broad Based Equity Incentive Plans, respectively. The exercise price for all shares outstanding is $6.25.


     In September 2000, Tality Corporation adopted the Directors Stock Option Plan, which provides for awards of options to purchase up to 675,000 shares of Class A common stock to non-employee directors. The plan provides for automatic grants of options to purchase 50,000 shares of Class A common stock upon election to the board and an additional 50,000 shares if elected as chairman of the board. Beginning July 1, 2001, each non-employee director other than the chairman of the board will automatically receive an option to purchase an additional 12,500 shares of Class A common stock every July 1 of each calendar year other than the year in which the director was appointed. A non-employee director serving as chairman of the board will automatically receive an option to purchase 25,000 shares of Class A common stock every July 1 of each calendar year other than the year in which the director was elected chairman of the board. Awards for 250,000 shares of Class A common stock are currently outstanding under the plan.

     Tality, LP expects to record an aggregate deferred compensation charge of approximately $65 million, representing the difference between the deemed fair market value of the Class A common stock for accounting purposes and the option exercise price or restricted share purchase price upon the date of grant. This amount will be recorded as a reduction of equity and will be amortized over the four-year vesting periods of the applicable options. The aggregate deferred stock compensation expense is expected to be amortized in the amount of approximately $8 million for the remainder of

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)

2000, approximately $17 million for 2001, approximately $16 million for each of 2002 and 2003, and approximately $8 million in 2004.

     Initial grants of options to employees of Cadence transferring to Tality, LP will vest 100% on the seventh anniversary of the grant, provided that if the optionee surrenders any unvested options to purchase Cadence common stock held by the optionee, the vesting schedule for the Tality Corporation options will accelerate so that the option grant will vest over four years as follows: 25% will vest one month after the first anniversary of the completion of the offering and the remainder of the options will vest over the next three years.

7. INCOME TAXES

     The tax provisions in the accompanying consolidated financial statements are due to income taxes related to Tality, LP's foreign subsidiaries in certain jurisdictions where its operations are taxed as a corporation. The provision for income taxes consisted of the following components:

                                                              1997     1998      1999
                                                              ----    ------    ------
                                                                   (IN THOUSANDS)
Current:
  Foreign...................................................  $585    $2,209    $2,728
Deferred (prepaid):
  Foreign...................................................    --      (569)     (759)
                                                              ----    ------    ------
     Total provision for income taxes.......................  $585    $1,640    $1,969
                                                              ====    ======    ======

     Additional tax basis over reported amounts of Tality, LP's assets and liabilities was approximately $26.1 million and $29.0 million at January 2, 1999 and January 1, 2000, respectively. Tality, LP recorded a long-term deferred tax liability for acquired intangibles, primarily comprised of assembled workforce and purchased technology related to the acquisition of Symbionics Group Limited, of $3.2 million and $2.5 million as of January 2, 1999 and January 1, 2000, respectively.

8. EMPLOYEE BENEFIT PLAN

     Eligible U.S. Tality, LP employees may participate in the Cadence 401(k) savings plans to provide retirement benefits through tax deferred salary deductions for all its domestic employees. Cadence may make discretionary contributions, as determined by Cadence's Board of Directors, which cannot exceed a percentage of the annual aggregate salaries of those employees eligible to participate. Cadence made total contributions to the plans relating to Tality, LP of $0.2 million, $0.4 million, and $0.3 million for 1997, 1998, and 1999, respectively.

     In January 2000, Cadence amended its 401(k) plan to provide that Cadence will match contributions with 50% of every dollar contributed, up to a contribution level of 6% of the salaries of those employees who participate in the 401(k) plan.

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)

9. UNUSUAL ITEMS

     Described below are unusual items in 1997 and 1998:

                                                               1997      1998
                                                              ------    -------
                                                               (IN THOUSANDS)
Write-off of acquired in-process research and development...  $1,711    $28,500
Restructuring charges.......................................      --     17,817
                                                              ------    -------
  Total unusual items.......................................  $1,711    $46,317
                                                              ======    =======

     There were no unusual items recorded in 1999.

IN-PROCESS RESEARCH AND DEVELOPMENT

     Write-offs of acquired in-process research and development charges in 1997 and 1998 of $1.7 million and $28.5 million, respectively, related to the Advanced Microelectronics and Symbionics acquisitions, respectively. These acquired in-process research and development charges represent in-process research and development that had not reached technological feasibility and had no probable alternative future use.

     The value was determined by estimating the costs to develop the acquired in-process research and development into commercially viable products, estimating the resulting net cash flows from those projects and discounting the net cash flows back to their present value. The discount rate included a factor that took into account the uncertainty surrounding the successful development of the acquired in-process research and development. The in-process projects were commercially viable by the end of 1999. Expenditures to complete these projects did not exceed $6 million.

     At the time of the acquisition, Symbionics was working on several significant research and development projects that, if successful, were expected to meet future market needs. These efforts involved digital television, wireless home networking, cellular roaming and digital voice technologies and were intended to ensure the long-term success and survival of the company. The efforts required to complete the research and development projects related to the completion of all planning, designing, prototyping, verification and testing activities to establish that the proposed technologies meet their design specifications, including functional, technical and economic performance requirements.

     The net cash flows resulting from the projects that were underway at Symbionics were used to value the acquired in-process research and development at the time of acquisition and were based on management's estimates of revenue, cost of revenue, research and development costs, selling, general and administrative costs, and income taxes from those projects. The revenue projections were based on the potential market size that the projects addressed, the Company's ability to gain market acceptance in these segments and the life cycle of the in-process research and development.

     Estimated total revenue at the time of acquisition from the acquired in-process research and development was expected to peak in 2001 and 2002 and decline rapidly thereafter as other new products entered the market. In addition, a portion of the anticipated revenue has been attributed to enhancements of the base technology under development and has been excluded from net cash flow calculations. Existing technology was valued at $6 million. There can be no assurance that these assumptions will prove accurate or that Tality, LP will realize the anticipated benefit of the acquired in-

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)

process research and development. The net cash flows generated from the acquired in-process research and development were expected to reflect earnings before interest and taxes and were estimated to be approximately 39% of the sales generated from Symbionics' in-process research and development.

     The discount rates applied to the net cash flows to calculate their present value were based on the weighted average cost of capital at the time of acquisition. The discount rates used to discount the net cash flows from the acquired in-process research and development range from 22.5% to 27.5%. The discount rates are sometimes higher than the weighted average cost of capital due to the inherent uncertainties in the estimates, including the uncertainty surrounding the successful development of the acquired in-process research and development, the useful life of such technology, the profitability levels of such technology, if any, and the uncertainty of technological advances, all of which were unknown at the time.

RESTRUCTURING

     In 1998, Cadence recorded $17.8 million of restructuring charges relating to Tality, LP. These charges were primarily associated with a worldwide restructuring plan in the fourth quarter of 1998. Tality, LP's restructuring plans and associated costs consisted of $12.2 million to terminate 184 employees, and $5.6 million to downsize and close excess facilities. The restructuring plan was primarily aimed at reducing the cost of excess personnel and capacity and refocusing the business on communications-related target markets. Management estimates that the restructuring resulted in annualized cost reductions of approximately $15.8 million in salary and benefit costs and $3.4 million in facility costs.

     Severance costs in the restructuring included severance benefits, notice pay, and outplacement services. Terminated employees included support staff, design engineers and management personnel. Approximately $4.5 million of these costs resulted from the acceleration of stock options vesting under employment agreements for prior management. All terminations and termination benefits were communicated to the affected employees prior to year-end 1998 and all severance benefits were paid prior to the end of 1999.

     Facilities consolidation charges of $5.6 million were incurred in connection with the downsizing and closing of 13 design sites. Closure and exit costs included payments required under lease contracts, less any applicable sublease income after the properties were abandoned, lease buyout costs, restoration costs associated with certain lease arrangements, and costs to maintain facilities during the period after abandonment. Asset related costs written-off consist of leasehold improvements of facilities that were abandoned and whose estimated fair market value is zero. As of January 1, 2000, substantially all of the 13 sites had been vacated.

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)

     Liabilities for severance and benefits-related restructuring charges are in payroll and payroll-related accounts, while all other liabilities for restructuring charges are included in other accrued liabilities until settled, at which time they become a component of partner's investment. The following table summarizes Cadence's restructuring activity during fiscal years 1997, 1998 and 1999:

                                             SEVERANCE
                                                AND         EXCESS
                                             BENEFITS     FACILITIES    ASSETS      TOTAL
                                             ---------    ----------    -------    --------
                                                             (IN THOUSANDS)
Balance, January 3, 1998...................   $    --      $    --      $    --    $     --
  1998 restructuring charges...............    12,190        1,996        3,631      17,817
  Non-cash charges.........................    (4,502)          --           --      (4,502)
  Cash charges.............................    (6,305)      (1,996)      (3,631)    (11,932)
                                              -------      -------      -------    --------
Balance, January 2, 1999...................     1,383           --           --       1,383
                                              -------      -------      -------    --------
  Non-cash charges.........................        --           --           --          --
  Cash charges.............................    (1,383)          --           --      (1,383)
                                              -------      -------      -------    --------
Balance, January 1, 2000...................   $    --      $    --      $    --    $     --
                                              =======      =======      =======    ========

10. SEGMENT INFORMATION

     Tality, LP categorizes its offerings as either systems design services or integrated circuit design services. Due to the identical nature of the services' design and delivery processes, similarities in their margins, and the similar class of customers that these design services are provided. Tality, LP classifies its business under one reportable operating segment, electronics design services.

     Services are provided worldwide. Revenues are attributed to geographic areas based on the country in which the contracting entity is domiciled. In fiscal 1997, 1998 and 1999, no one client accounted for more than 10% of total revenues. Long-lived assets are attributed to geographic areas based on the country where the assets are located.

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)

     The following tables represent a summary of revenues and long-lived assets by geographic region for the years ended January 3, 1998, January 2, 1999, January 1, 2000, and the six months ended July 3, 1999 and July 1, 2000.

                                                         REVENUES
                               ------------------------------------------------------------
                                            YEARS ENDED                   SIX MONTHS ENDED
                               --------------------------------------    ------------------
                               JANUARY 3,    JANUARY 2,    JANUARY 1,    JULY 3,    JULY 1,
                                  1998          1999          2000        1999       2000
                               ----------    ----------    ----------    -------    -------
                                                                            (UNAUDITED)
                                                      (IN THOUSANDS)
North America:
  United States..............   $61,503       $ 49,411      $ 58,765     $22,796    $51,842
  Canada.....................     3,072          5,045         3,259       1,519      2,825
                                -------       --------      --------     -------    -------
     Total North America.....    64,575         54,456        62,024      24,315     54,667
                                -------       --------      --------     -------    -------
Europe:
  United Kingdom.............    10,093         34,201        46,916      24,362     24,928
  Other......................     4,944            397         2,691       1,535      1,135
                                -------       --------      --------     -------    -------
  Total Europe...............    15,037         34,598        49,607      25,897     26,063
                                -------       --------      --------     -------    -------
Japan and Asia...............    11,078         16,208        17,242       7,308      9,554
                                -------       --------      --------     -------    -------
Total........................   $90,690       $105,262      $128,873     $57,520    $90,284
                                =======       ========      ========     =======    =======

                                                     LONG-LIVED ASSETS
                               --------------------------------------------------------------
                                            YEARS ENDED                    SIX MONTHS ENDED
                               --------------------------------------    --------------------
                               JANUARY 3,    JANUARY 2,    JANUARY 1,    JULY 3,     JULY 1,
                                  1998          1999          2000         1999        2000
                               ----------    ----------    ----------    --------    --------
                                                                             (UNAUDITED)
                                                       (IN THOUSANDS)
North America:
  United States..............   $ 9,961       $12,996       $11,774      $11,041     $11,589
  Canada.....................     1,435         1,512         1,733        1,404       1,350
                                -------       -------       -------      -------     -------
     Total North America.....    11,396        14,508        13,507       12,445      12,939
                                -------       -------       -------      -------     -------
Europe:
  United Kingdom.............        58         2,943         6,790        5,609       7,626
  Other......................       176            16            17           13          13
                                -------       -------       -------      -------     -------
  Total Europe...............       234         2,959         6,807        5,622       7,639
                                -------       -------       -------      -------     -------
Japan and Asia...............       220            40            21           40          --
                                -------       -------       -------      -------     -------
Total........................   $11,850       $17,507       $20,335      $18,107     $20,578
                                =======       =======       =======      =======     =======

11. RELATED PARTIES

     Tality, LP's costs and expenses include allocations from Cadence for corporate services and support in the areas of information technology systems, human resources, administration, buildings

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     JANUARY 1, 2000 (NOTES RELATED TO THE
                    PERIOD ENDED JULY 1, 2000 ARE UNAUDITED)

and facilities, treasury, legal, finance and accounting. These allocations have been determined on bases that Cadence and Tality, LP considered to be reasonable reflections of the utilization of services provided or the benefit received by Tality, LP. The allocation methods include relative revenues, headcount or square footage. Allocated costs included in the accompanying consolidated statements of operations are as follows:

                                             YEAR ENDED                    SIX MONTHS ENDED
                               --------------------------------------    --------------------
                               JANUARY 3,    JANUARY 2,    JANUARY 1,    JULY 3,     JULY 1,
                                  1998          1999          2000         1999        2000
                               ----------    ----------    ----------    --------    --------
                                                                             (UNAUDITED)
                                                       (IN THOUSANDS)
Cost of services.............   $ 8,818       $14,009       $11,520      $ 5,471     $ 7,365
Sales and marketing..........    25,215        32,417         6,280        2,918       3,176
Research and development.....       265           665           922          514         543
General and administrative...    19,289        18,088        14,571        7,774       7,604
                                -------       -------       -------      -------     -------
                                $53,587       $65,179       $33,293      $16,677     $18,688
                                =======       =======       =======      =======     =======

     Included in costs of services are charges totaling $4.2 million, $5.3 million, $4.5 million, $2.3 million and $2.5 million for fiscal 1997, 1998, 1999 and the six months ended July 3, 1999 and July 1, 2000, respectively, from Cadence for Tality, LP's use of Cadence proprietary software. Such amounts charged are based on the price of a seat license to an equivalent third-party.

     In connection with the separation discussed in note 1, Cadence and Tality Corporation will enter into a Master Corporate Services Agreement and other related agreements. These agreements are expected to provide that:

     - All eligible Tality, LP employees will continue to participate in the Cadence benefit plans on terms and conditions comparable to those applicable to Cadence employees until the date Cadence's voting interest in Tality Corporation falls below 80% or until Tality, LP establishes benefit plans for its employees.

     - Cadence will provide Tality, LP and Tality Corporation, and Tality, LP will provide Cadence with specified corporate services. The services include data processing and telecommunications services, information technology support, as well as accounting, financial management, tax, payroll, legal, procurement and other administrative functions. Such services will be billed to Tality, LP or Cadence, as appropriate quarterly based on actual costs. The billings for the services will be based on head count, revenue, amounts of actual usage, square footage or other methodologies.

     - Tality, LP has agreed to indemnify Cadence for liabilities arising from Tality, LP's business prior to and after the Separation Date. Cadence has also agreed to indemnify Tality, LP and Tality Corporation for liabilities arising from Cadence's business.

     - Cadence and Tality, LP have agreed to continue to jointly market to each company's respective clients. This agreement allows Cadence's sales force to "cross-sell" Tality, LP's services and for Tality, LP's sales force to identify joint sales opportunities.

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

     The following unaudited pro forma condensed combined statement of operations assumes a business combination between Tality, LP and Diablo Research Company LLC ("Diablo") accounted for as a purchase. The pro forma condensed combined financial statement is based on the companies' historical financial statements and the notes thereto, which are included elsewhere in this Prospectus. The pro forma condensed combined statements of operations combine Tality, LP's historical consolidated statements of operations for the year ended January 1, 2000 with Diablo's historical statements of operations for the 340 days ended December 6, 1999, as if the purchase was consummated on January 1, 1999. Tality, LP's historical balance sheet as of January 1, 2000 reflects the acquisition of Diablo; accordingly, a pro forma balance sheet has not been presented.

     The pro forma information is presented for illustrative purposes only, and is not necessarily indicative of the operating results that would have occurred if the combinations had been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results.

     These pro forma combined condensed statements of operations should be read in conjunction with the historical financial statements and the related notes thereto of Tality, LP and Diablo included elsewhere herein.

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                                             DIABLO
                                                                            RESEARCH
                                                             TALITY         340 DAYS                     PRO FORMA
                                                           YEAR ENDED        ENDED                        COMBINED
                                                           JANUARY 1,     DECEMBER 6,      PRO FORMA     JANUARY 1,
                                                              2000            1999         ADJUSTMENT       2000
                                                           ----------    --------------    ----------    ----------
Revenue..................................................   $128,873        $12,771                       $141,644
Related party revenue....................................         --          3,795                          3,795
                                                            --------        -------                       --------
    Total revenue........................................    128,873         16,566                        145,439
Costs and expenses:
  Cost of revenue........................................    113,141         15,428                        128,569
  Sales and marketing....................................     32,799             --                         32,799
  Research and development...............................      9,588             --                          9,588
  General and administrative.............................     28,546          4,891                         33,437
  Amortization of acquired intangibles...................      5,116             --          $8,965(a)      14,081
                                                            --------        -------                       --------
Total operating expenses.................................    189,190         20,319                        218,474
                                                            --------        -------                       --------
Loss from operations.....................................    (60,317)        (3,753)                       (73,035)
  Interest expense.......................................         --            397                            397
  Other income (expenses), net...........................         33            311                            344
Write off of note receivable from Whisper................         --           (318)                          (318)
                                                            --------        -------                       --------
Loss before provision for income taxes...................    (60,284)        (4,157)                       (73,406)
  Provision for income taxes.............................      1,969             --                          1,969
                                                            --------        -------                       --------
Net loss.................................................   $(62,253)       $(4,157)                      $(75,375)
                                                            ========        =======                       ========


EXPLANATION OF PRO FORMA ADJUSTMENT

(a) The amortization of acquired intangibles represents amortization of net intangibles related to the Diablo acquisition for the eleven months prior to its acquisition.

The accompanying notes are an integral part of the pro forma condensed combined statements.

                                   TALITY, LP
                             A LIMITED PARTNERSHIP

         NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NOTE 1. BASIS OF PRESENTATION

     The unaudited pro forma condensed combined statement of operations included herein has been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading.

NOTE 2. PURCHASE PRICE ALLOCATION

     In accordance with Accounting Principles Board Opinion No. 16, the acquisition was accounted for as a purchase business combination. The total purchase price was $39.9 million in cash. In connection with the acquisition, Cadence acquired goodwill of $29.9 million and acquired workforce intangibles of $11.0 million. Approximately $1.1 million of the property, plant and equipment obtained in the purchase was retained by Cadence. Goodwill and acquired workforce intangibles arising from the Diablo acquisition are being amortized on a straight-line basis over five and three years, respectively.

     In connection with the acquisition, net assets acquired were as follows (in thousands):

Goodwill....................................................  $40,900
Property, plant and equipment, net and other non-current
  assets....................................................    3,073
Cash, receivables, and other current assets.................    2,989
Current liabilities assumed.................................   (6,789)
Long term liabilities assumed...............................     (246)
                                                              -------
Net assets acquired.........................................  $39,927
                                                              =======

                   DIABLO RESEARCH COMPANY LLC AND SUBSIDIARY

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
                                                                  (UNAUDITED)
ASSETS
Current assets:
     Cash and cash equivalents..............................  $    627    $    100
     Accounts receivable:...................................
       Trade, net of allowances of $188 and $123 in 1998 and
        1999, respectively..................................     1,307       2,402
       Related party........................................       625         171
       Other................................................        92         118
       Prepaid expenses and other assets....................       137         202
                                                              --------    --------
          Total current assets..............................     2,788       2,993
Property and equipment -- net...............................     5,329       3,436
Notes receivable -- related party...........................       276          --
Investment in affiliates....................................     1,982          --
Other assets................................................       385         190
                                                              --------    --------
     Total assets...........................................  $ 10,760    $  6,619
                                                              ========    ========

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
     Accounts payable.......................................  $    469    $    580
     Accrued liabilities....................................     2,490       1,714
     Customer deposits and deferred revenue.................     2,020       1,049
     Notes payable and capital lease obligations -- current
      portion...............................................     1,092       5,686
                                                              --------    --------
          Total current liabilities.........................     6,071       9,029
                                                              --------    --------
Long-term liabilities:
     Notes payable and capital lease obligations............     1,259         188
     Deferred rent..........................................       156         162
                                                              --------    --------
          Total long-term liabilities.......................     1,415         350
                                                              --------    --------
Members' equity (deficit):
     Class A units -- no par value; 1,915,558 units
      authorized and outstanding............................    13,222      13,222
     Class B units -- no par value; 6,293,644 units
      authorized;
       6,142,002 and 6,157,426 units outstanding............       844         847
     Additional paid-in capital.............................     1,410       1,410
     Deferred compensation..................................       (23)         --
     Accumulated deficit....................................   (12,179)    (18,239)
                                                              --------    --------
          Total members' equity (deficit)...................     3,274      (2,760)
                                                              --------    --------
          Total liabilities and members' equity (deficit)...  $ 10,760    $  6,619
                                                              ========    ========

                See notes to consolidated financial statements.

                   DIABLO RESEARCH COMPANY LLC AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                 FOR THE NINE
                                                                 MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
                                                                 (UNAUDITED)
Revenues:
     Contract revenues......................................  $ 6,170    $ 9,451
     Related party contract revenues........................   10,400      3,610
                                                              -------    -------
  Total revenues............................................   16,570     13,061
                                                              -------    -------
Cost and Expenses:
     Cost of revenues.......................................   15,026     12,474
     Selling, marketing, general and administrative.........    5,036      4,172
     Research and development...............................      473         --
                                                              -------    -------
  Total costs and expenses..................................   20,535     16,646
                                                              -------    -------
Operating loss..............................................   (3,965)    (3,585)
Interest income.............................................       99         --
Interest expense............................................     (204)      (297)
Other income................................................      154        264
Write off of note receivable from Whisper...................       --       (318)
                                                              -------    -------
Net loss....................................................  $(3,916)   $(3,936)
                                                              =======    =======

                See notes to consolidated financial statements.

                   DIABLO RESEARCH COMPANY LLC AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 FOR THE NINE
                                                                 MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $(3,916)   $(3,936)
Reconciliation to net cash used in operating activities:
  Depreciation and amortization.............................    1,381      1,555
  Loss on investment in Whisper.............................    1,638        318
  Write off of note receivable from Whisper.................       --        276
  Changes in assets and liabilities:
     Accounts receivable -- trade...........................      169     (1,418)
     Accounts receivable -- related party...................     (131)       670
     Accounts receivable -- other...........................      133        (54)
     Prepaid and other current assets.......................      (68)       (48)
     Accounts payable.......................................   (1,310)       185
     Accrued liabilities....................................    1,175        (12)
     Customer deposits and deferred revenue.................     (316)      (885)
     Deferred rent..........................................       12         34
                                                              -------    -------
       Net cash used in operating activities................   (1,233)    (3,315)
                                                              -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment..........................     (927)      (146)
Investment in affiliate.....................................      (25)       (19)
Other assets................................................     (110)        43
                                                              -------    -------
       Net cash used in investing activities................   (1,062)      (122)
                                                              -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing under notes payable...............................      772      1,404
Principal payment of notes payable and capital lease
  obligations...............................................     (960)    (1,618)
Borrowing under notes payable-safeguard.....................       --      3,300
Repurchase of Class B units.................................      (33)        (1)
                                                              -------    -------
       Net cash provided by (used in) financing
        activities..........................................     (221)     3,085
                                                              -------    -------
Net decrease in cash and cash equivalents...................   (2,516)      (352)
Cash and equivalents, beginning of period...................    3,143        452
                                                              -------    -------
Cash and equivalents, end of period.........................  $   627    $   100
                                                              =======    =======
NONCASH INVESTING AND FINANCING ACTIVITIES --
Property and equipment acquired under capital leases........  $   357    $    --
                                                              =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION --
Cash paid during the period for interest....................  $   204    $   296
                                                              =======    =======

                See notes to consolidated financial statements.

                   DIABLO RESEARCH COMPANY LLC AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999

                        SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the Company and Diablo Lighting, Inc., an inactive entity with no assets and liabilities, which is a 79% owned subsidiary. All significant intercompany accounts and transactions are eliminated in consolidation.

     CASH EQUIVALENTS -- The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over estimated useful lives of five years or the lease term, as appropriate.

     REVENUES -- Revenues under time and material contracts are recognized as services are performed and costs are incurred. Revenues under fixed price contracts are recognized using the percentage of completion method. Estimates are reviewed and revised periodically throughout the lives of the contracts and adjustments resulting from such revisions are recorded in the accounting period in which the revisions are made. The Company defers recognition of customer advances and deposits until the related services are performed.

     INCOME TAXES -- DRC is taxed as a limited liability company for federal and California income tax purposes. Accordingly, DRC's taxable income is allocated to the members, who are responsible for the payment of federal and state taxes in their personal income tax returns. DRC is responsible for the minimum California corporation tax. Furthermore, income taxes for Diablo Lighting, a C corporation, were insignificant.

     COMPREHENSIVE LOSS -- The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total the change in its net assets during the period from nonowner sources. For the nine months ended September 30, 1998 and 1999, there were no differences between net loss and comprehensive loss.

     CONCENTRATION OF CREDIT RISK -- Financial instruments which potentially subject the Company to a concentration risk principally consist of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents in high quality financial institutions. The Company sells services primarily to customers in the United States. To reduce credit risk, the Company periodically evaluates its customers' financial condition. The Company maintains reserves for potential credit losses.

     MAJOR CUSTOMERS -- Three customers accounted for the following percentages of Diablo's revenues and accounts receivable as follows:

                                                       NINE MONTHS ENDED
                                                      SEPTEMBER 30, 1999
                                                     ---------------------
                                                                 ACCOUNTS
                                                     REVENUE    RECEIVABLE
                                                     -------    ----------
Customer A.........................................    12%           2%
Customer B.........................................    16%          47%
Customer C.........................................    28%           7%

                   DIABLO RESEARCH COMPANY LLC AND SUBSIDIARY

                               SEPTEMBER 30, 1999

     UNIT COMPENSATION -- The Company accounts for awards of options and units to employees using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees."

BASIS OF PRESENTATION

     The condensed consolidated financial statements included herein have been prepared by Diablo Research Company LLC, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in condensed consolidated financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. However, Diablo believes that the disclosures are adequate to make the information presented not misleading.

     The unaudited condensed consolidated financial statements included herein reflect all adjustments (which include only normal, recurring adjustments) that are, in the opinion of management necessary to state fairly the results for the periods presented. The results for such periods are not necessarily indicative of the results to be expected for the full fiscal year.

     The presentation of condensed consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ for those estimates.

     The financial information as of September 30, 1998 and 1999, and for the nine months then ended includes all adjustments, consisting only of normal and recurring accruals, that management considers necessary for a fair presentation of its consolidated financial position, operating results and cash flows. Results for the nine months ended September 30, 1999 are not necessarily indicative of results to be expected for the full fiscal year 1999 or for any future period.

COMPANY ACQUIRED

     In December 1999, Cadence Design Systems, Inc. acquired all of the outstanding stock of Diablo Research Company LLC for cash and assumed all outstanding stock options. The total purchase price was $39.9 million and the acquisition was accounted for as a purchase.

SEGMENTS

     The Company had $90,000 and $290,000 of foreign revenue in 1998 and 1999, respectively.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Members of Diablo Research Company LLC:

     We have audited the accompanying consolidated balance sheets of Diablo Research Company LLC and its subsidiary ("the Company") as of December 31, 1997 and 1998, and the related consolidated statements of operations, members' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Diablo Research Company LLC and its subsidiary at December 31, 1997 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
San Jose, California
January 15, 1999
(August 3, 1999 as to Note 11)

                   DIABLO RESEARCH COMPANY LLC AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               1997        1998
                                                              -------    --------
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 3,143    $    452
  Accounts receivable:
     Trade, net of allowances of $215 in 1997 and $188 in
      1998..................................................    1,477         983
     Related party (Note 2).................................      494         842
     Other..................................................      225          64
  Prepaid expenses and other current assets.................       68         154
                                                              -------    --------
       Total current assets.................................    5,407       2,495
Property and equipment -- net...............................    5,783       4,844
Note receivable -- related party (Note 2)...................      276         276
Related party receivable (Note 2)...........................    3,595          --
Investment in Whisper (Note 3)..............................       --         299
Other assets................................................      274         234
                                                              -------    --------
       Total................................................  $15,335    $  8,148
                                                              =======    ========
LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $ 1,778         395
  Accrued liabilities.......................................    1,315       1,727
  Customer deposits and deferred revenue....................    2,337       1,934
  Notes payable and capital lease obligations -- current
     portion................................................      919       1,935
                                                              -------    --------
       Total current liabilities............................    6,349       5,991
                                                              -------    --------
Notes Payable and Capital Lease Obligations.................    1,619         852
Deferred rent...............................................      144         128
Commitments and Contingencies (Notes 5 and 6)
Members' Equity:
  Class A units -- no par value: 1,915,558 units authorized
     and outstanding; (liquidation preference, $15,037).....   13,222      13,222
  Class B units -- no par value: 6,293,644 units authorized;
     6,166,064 and 6,146,377 units outstanding (liquidation
     preference -- see Note 8)..............................      876         848
  Additional paid-in capital................................    1,410       1,410
  Deferred compensation.....................................      (23)         --
  Accumulated deficit.......................................   (8,262)    (14,303)
                                                              -------    --------
       Total members' equity................................    7,223       1,177
                                                              -------    --------
       Total................................................  $15,335    $  8,148
                                                              =======    ========

                See notes to consolidated financial statements.

                   DIABLO RESEARCH COMPANY LLC AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                                 (IN THOUSANDS)

                                                               1997       1998
                                                              -------    -------
Revenues:
  Contract revenues.........................................  $11,294    $ 8,475
  Related party contract revenues...........................   12,610     12,111
                                                              -------    -------
     Total revenues.........................................   23,904     20,586
                                                              -------    -------
Costs and Expenses:
  Cost of revenues..........................................   18,968     18,225
  Selling, marketing, general and administrative............    5,922      6,311
  Research and development..................................    1,514        473
                                                              -------    -------
     Total costs and expenses...............................   26,404     25,009
                                                              -------    -------
Operating loss..............................................   (2,500)    (4,423)
Interest income.............................................      268        109
Interest expense............................................     (108)      (261)
Other income................................................      347        198
Loss on investment in Whisper (Note 3)......................       --     (1,664)
                                                              -------    -------
Net Loss....................................................  $(1,993)   $(6,041)
                                                              =======    =======

                See notes to consolidated financial statements.

                   DIABLO RESEARCH COMPANY LLC AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                 CLASS A UNITS        CLASS B UNITS      SHAREHOLDER   ADDITIONAL
                              -------------------   ------------------      NOTE        PAID-IN       DEFERRED     ACCUMULATED
                                UNITS     AMOUNT      UNITS     AMOUNT   RECEIVABLE     CAPITAL     COMPENSATION     DEFICIT
                              ---------   -------   ---------   ------   -----------   ----------   ------------   -----------
BALANCES, January 1, 1997...  1,915,558   $13,222   5,377,644    $540       $(35)        $1,410         $ --        $ (6,269)
Repayment of shareholder
  note receivable...........         --        --          --      --         35             --           --              --
Issuance of Class B units...         --        --     825,210     310         --             --           --              --
Issuance of options to
  purchase Class B units at
  less than fair value......         --        --          --      38         --             --          (38)             --
Repurchase of Class B
  units.....................         --        --     (36,790)    (12)        --             --           --              --
Amortization of deferred
  compensation expense......         --        --          --      --         --             --           15              --
Net loss....................         --        --          --      --         --             --           --          (1,993)
                              ---------   -------   ---------    ----       ----         ------         ----        --------
BALANCES, December 31,
  1997......................  1,915,558    13,222   6,166,064     876         --          1,410          (23)         (8,262)
Issuance of Class B units...         --        --       3,333       2         --             --           --              --
Exercise of options to
  purchase Class B units....         --        --      10,500       4         --             --           --              --
Repurchase of Class B
  units.....................         --        --     (33,520)    (34)        --             --           --              --
Amortization of deferred
  compensation expense......         --        --          --      --         --             --           23              --
Net loss....................         --        --          --      --         --             --           --          (6,041)
                              ---------   -------   ---------    ----       ----         ------         ----        --------
BALANCES, December 31,
  1998......................  1,915,558   $13,222   6,146,377    $848       $ --         $1,410         $ --        $(14,303)
                              =========   =======   =========    ====       ====         ======         ====        ========


                               TOTAL
                              -------
BALANCES, January 1, 1997...  $ 8,868
Repayment of shareholder
  note receivable...........       35
Issuance of Class B units...      310
Issuance of options to
  purchase Class B units at
  less than fair value......       --
Repurchase of Class B
  units.....................      (12)
Amortization of deferred
  compensation expense......       15
Net loss....................   (1,993)
                              -------
BALANCES, December 31,
  1997......................    7,223
Issuance of Class B units...        2
Exercise of options to
  purchase Class B units....        4
Repurchase of Class B
  units.....................      (34)
Amortization of deferred
  compensation expense......       23
Net loss....................   (6,041)
                              -------
BALANCES, December 31,
  1998......................  $ 1,177
                              =======

                See notes to consolidated financial statements.

                   DIABLO RESEARCH COMPANY LLC AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                                 (IN THOUSANDS)

                                                               1997       1998
                                                              -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(1,993)   $(6,041)
  Reconciliation to net cash used in operating activities:
     Depreciation and amortization..........................      690      1,905
     Loss on investment in Whisper..........................       --      1,664
     Noncash employee severance expense.....................       --        219
     Amortization of deferred compensation..................       15         23
     Changes in assets and liabilities:
       Accounts receivable -- trade.........................     (353)       494
       Accounts receivable -- related party.................   (3,158)     1,290
       Accounts receivable -- other.........................      (43)       161
       Prepaid expenses and other current assets............      (11)       (86)
       Accounts payable.....................................    1,137     (1,383)
       Accrued and other current liabilities................       --        411
       Customer deposits and deferred revenue...............    1,373       (402)
       Deferred rent........................................      107        (16)
                                                              -------    -------
          Net cash used in operating activities.............   (2,236)    (1,761)
                                                              -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................   (2,675)      (609)
  Other assets..............................................     (175)        35
                                                              -------    -------
          Net cash used in investing activities.............   (2,850)      (574)
                                                              -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under notes payable............................       --      1,023
  Principal payments of notes payable and capital lease
     obligations............................................     (565)    (1,350)
  Issuance of Class B units.................................       --          6
  Repurchase of Class B units...............................       --        (35)
  Proceeds from sale of Class A and B units.................      298         --
  Repayment of shareholder note receivable..................       35         --
                                                              -------    -------
          Net cash used in financing activities.............     (232)      (356)
                                                              -------    -------
Net decrease in cash and cash equivalents...................   (5,318)    (2,691)
Cash and cash equivalents, beginning of year................    8,461      3,143
                                                              -------    -------
Cash and cash equivalents, end of year......................  $ 3,143    $   452
                                                              =======    =======
NONCASH INVESTING AND FINANCING ACTIVITIES --
  Property and equipment acquired under capital leases......  $ 2,536    $   357
                                                              =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION --
  Cash paid during the year for interest....................  $    98    $   256
                                                              =======    =======

                See notes to consolidated financial statements.

                   DIABLO RESEARCH COMPANY LLC AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION -- Diablo Research Company LLC (DRC or the Company) was organized in California on November 8, 1996 in order to purchase certain assets and liabilities from Diablo Research Corporation (DR Corp.), which was incorporated in 1982 and which changed its name to Whisper Communications, Inc. (Whisper) on November 8, 1996. DR Corp. had historically performed research and development of high technology products under fixed price and time and materials contracts. During 1995 and 1996, through the use of internal resources, DR Corp. began to develop gas, water and electric remote meter reading devices (Whisper Technology). To further develop the Whisper Technology, which required a manufacturing environment, different personnel requirements and additional funding, DR Corp. spun off the assets, liabilities and operations related to the Whisper Technology in 1996. To effect the spin-off transaction, DRC was created on November 8, 1996 and all non-Whisper related assets and liabilities were transferred to it (i.e., the primary operations of DR Corp. were transferred to DRC to continue its on-going activities). This transaction was accounted for as a reverse spin out. The ownership of DRC was identical to the ownership of Whisper as of the spin-off date. In connection with this transaction, third-party investors acquired a 36% equity interest in both DRC and Whisper (see Note 8).

     BUSINESS -- The Company is engaged in contract engineering and development for emerging products in the communications, control, data transfer and home automation markets.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the Company and Diablo Lighting, Inc., an inactive entity with no assets and liabilities, which is a 79% owned subsidiary. All significant intercompany accounts and transactions are eliminated in consolidation.

     CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES -- The Company operates in a dynamic industry, and accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations and cash flows: ability to obtain additional financing; regulatory changes; fundamental changes in the technology underlying the Company's products or services; market acceptance of the Company's products under development; litigation or other claims against the Company; the hiring, training and retention of key employees; successful and timely completion of product development efforts; and new product introductions by competitors.

     CASH EQUIVALENTS -- The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over estimated useful lives of five years or the lease term, as appropriate.

     REVENUES -- Revenue under time and material contracts is recognized as services are performed and costs are incurred. Revenue under fixed price contracts is recognized using the percentage of completion method. Estimates are reviewed and revised periodically throughout the lives of the contracts and adjustments resulting from such revisions are recorded in the accounting period in which the revisions are made. There were $41 of such revenues earned but not yet billed at December 31, 1998 (none at December 31, 1997). The Company defers recognition of customer advances and deposits until the related services are performed.

                   DIABLO RESEARCH COMPANY LLC AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     INCOME TAXES -- DRC is taxed as a limited liability company for federal and California income tax purposes. Accordingly, DRC's taxable income is allocated to the members, who are responsible for the payment of federal and state taxes in their personal income tax returns. DRC is responsible for the minimum California corporation tax. Furthermore, income taxes for Diablo Lighting, a C corporation, were insignificant.

     COMPREHENSIVE LOSS -- The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total the change in its net assets during the period from nonowner sources. For the years ended December 31, 1997 and 1998, there were no differences between net loss and comprehensive loss.

     SIGNIFICANT ESTIMATES -- The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     CONCENTRATION OF CREDIT RISK -- Financial instruments which potentially subject the Company to a concentration risk principally consist of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents in high quality financial institutions. The Company sells services and products primarily to customers in the United States. To reduce credit risk, the Company periodically evaluates its customers' financial condition. The Company maintains reserves for potential credit losses.

     UNIT COMPENSATION -- The Company accounts for awards of options and units to employees using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees."

     FISCAL YEAR -- The Company's fiscal years for 1997 and 1998 ended on the Sunday closest to December 31 (December 29 and December 28), respectively. For practical purposes, the fiscal years then ended are referred to as December 31 herein.

     RECENTLY ISSUED ACCOUNTING STANDARD -- In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's fiscal year ending December 31, 2001. Management believes that this statement will not have a significant impact on the Company's financial position, results of operations or cash flows.

     RECLASSIFICATIONS -- Certain reclassifications have been made to the 1997 financial statements to conform to the 1998 presentation. Such reclassifications had no effect on net loss or members' equity.

2. TRANSFER OF WHISPER-RELATED ASSETS AND LIABILITIES

     On November 8, 1996, through the reverse spin-out transaction described in
Note 1, DR Corp. spun-off the Whisper-related assets and liabilities, comprising assets of $221 and liabilities of $1,355. In connection with this transaction, the Company received a note receivable from Whisper of $276,

                   DIABLO RESEARCH COMPANY LLC AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

bearing interest at 7% per annum and due in total in November 2006. The net liabilities transferred to Whisper of $1,410 as a result of this spin-off were recorded as additional paid-in capital in 1996 (rather than a gain) due to the related party nature of the transaction.

     The Company also provided certain contract services and administrative and research functions for Whisper for which it has recorded revenues of $12,610 in 1997 and $12,111 in 1998. The Company's total receivables from Whisper of $4,089 and $831 (included in accounts receivable -- related party) at December 31, 1997 and 1998, respectively, include billings for such services, as well as certain other advances made on behalf of Whisper.

3. INVESTMENT IN WHISPER

     In March 1998, the Company agreed to accept 1,198,339 shares of Whisper common stock valued at $3.00 per share as payment for $3,595,017 of accounts receivable due from Whisper. The $3.00 per share value was the fair value of Whisper common stock as determined by Whisper's Board of Directors and agreed to by the Company's management. In October 1998, the Company and Whisper settled and concluded an existing development agreement under which the Company was providing contract services to Whisper. At this point in time, Whisper had not yet issued the 1,198,339 shares mentioned above. As part of the finalization of the contract, the number of shares to be issued by Whisper to Diablo was reduced by 345,883 as repayment for certain advance deposits made by Whisper of approximately $1.0 million (in other words, the Company's liabilities were reduced by reducing the number of shares to be received from Whisper at a value of $3.00 per share). In addition, the number of shares to be issued by Whisper to Diablo was reduced by an additional 200,000 shares. This reduction represented an adjustment to the amounts related to contract services previously provided. Accordingly, contract revenue was reduced by $600,000 as a result of this agreement.

     In December 1998, Whisper revalued its common stock from $3.00 to $0.45 as a result of an expected significantly dilutive round of preferred stock financing, its product market conditions and other factors. Management has evaluated its investment in Whisper common stock and, based on their analysis, believes that this decline in value is other than temporary. Accordingly, the Company has recognized a loss of $1,664 in 1998 as a result of this decline. At December 31, 1998, the Company has 665,120 shares of Whisper common stock valued at $0.45 (representing a less than 10% ownership in Whisper), which includes 12,664 shares repurchased from Company employees originally issued under the Phantom Stock Plan (see Note 7).

4. PROPERTY AND EQUIPMENT

     Property and equipment at December 31 consist of:

                                                               1997       1998
                                                              -------    -------
Equipment...................................................  $ 6,012    $ 6,810
Furniture and fixtures......................................      755        812
Leasehold improvements......................................      697        808
                                                              -------    -------
                                                                7,464      8,430
Accumulated depreciation and amortization...................   (1,681)    (3,586)
                                                              -------    -------
Property and equipment, net.................................  $ 5,783    $ 4,844
                                                              =======    =======

                   DIABLO RESEARCH COMPANY LLC AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     At December 31, 1997 and 1998, property and equipment with a cost of $2,357 and $1,193, respectively (net of accumulated amortization of $455 and $1,925, respectively), was leased under capital lease agreements.

5. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

     Notes payable and capital lease obligations at December 31 consist of:

                                                               1997      1998
                                                              ------    -------
Short-term loan, interest at 8.0%, collateralized by
  substantially all Company assets..........................  $   --    $   500
Promissory note, interest at prime (8.0% at December 31,
  1998) plus 1%, collateralized by substantially all Company
  assets....................................................      --        311
Subordinated promissory note, interest at 12.0%.............                219
Bank term loan, interest at prime (8.0% at December 31,
  1998) plus 1.5%, repaid in 1998...........................     192         --
Unsecured note payable to former employee, interest at
  5.68%, repaid in 1998.....................................      15         --
Capital lease obligations (Note 6)..........................   2,331      1,757
                                                              ------    -------
                                                               2,538      2,787
Current portion.............................................    (919)    (1,935)
                                                              ------    -------
Noncurrent portion..........................................  $1,619    $   852
                                                              ======    =======

     The short-term loan (the Loan), bearing interest at 8.0%, was obtained from a significant unitholder of the Company. The Loan is due on demand, or any unpaid amounts, including interest, may be converted, at the option of the Loan holder, into Class A units of the Company at a price of $0.80 per unit. The Loan is collateralized by substantially all of the assets of the Company.

     Borrowings under the promissory note (the Note) with a bank are due in monthly installments through 2001. The Note agreement requires the Company to maintain certain financial (including a minimum current ratio of 2.0:1.0, tangible net worth of at least $7,500, total debt to tangible net worth ratio of less than 1.0:1.0 and a debt service ratio of at least 1.25:1.0) and nonfinancial covenants and is collateralized by substantially all of the assets of the Company. At December 31, 1998, the Company was not in compliance with the covenants, and, as such, the debt is due on demand and has been classified as current.

     The subordinated promissory note (the Subordinated Note), which bears interest at 12.0%, is payable to a former officer and director of the Company under the terms of his severance agreement. The Subordinated Note was subsequently repaid in 1999.

6. COMMITMENTS AND CONTINGENCIES

     The Company leases its facilities under various operating leases expiring through September 2006, which include rent escalation terms. The Company's primary facility is leased from a related

                   DIABLO RESEARCH COMPANY LLC AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

party. In addition, the Company leases certain equipment under capital leases. Minimum future lease payments are as follows:

                                                          OPERATING LEASES
                                                     ---------------------------
                   YEARS ENDING                      RELATED                        CAPITAL
                   DECEMBER 31,                       PARTY     OTHER     TOTAL     LEASES
                   ------------                      -------    ------    ------    -------
1999...............................................  $  689     $  490    $1,179    $ 1,113
2000...............................................     689        509     1,198        836
2001...............................................     689        526     1,215         28
2002...............................................     689        375     1,064         --
2003...............................................     689         --       689         --
Thereafter.........................................   1,893         --     1,893         --
                                                     ------     ------    ------    -------
Total minimum lease payments.......................  $5,338     $1,900    $7,238      1,977
                                                     ======     ======    ======
Less amount representing interest..................                                    (220)
                                                                                    -------
Present value of minimum lease payments............                                   1,757
Current portion....................................                                  (1,112)
                                                                                    -------
Long-term capital lease obligation.................                                 $   645
                                                                                    =======

     Rent expense, which is calculated on a straight-line basis, was $756 for 1997 ($650 to a related party) and $1,136 for 1998 ($668 to a related party).

7. MEMBERS' EQUITY

CLASS A AND B UNIT SPLIT

     In October 1997, the Board of Members approved a 2 for 1 split of all outstanding Class B units. As such, all Class B unit and per unit amounts were retroactively restated to reflect this split.

CLASS A AND B UNITS

     Upon organization and to effect the reverse spin-out described in Note 1, the Company issued 5,377,644 Class B units to the common shareholders of DR Corp. in exchange for their common stock on a share-for-unit basis, plus cash of $.0005 per share. Also, in 1996, the Company received net proceeds of $13,222 from the sale of 1,915,558 Class A units to new investors. The significant terms of the Class A and B units are as follows:

     - Each Class A and B unit will automatically convert to common stock upon an underwritten public offering in which the Company receives proceeds greater than or equal to $10,000 (and in which the Company will become a "C" corporation).

     - Each Class A and B unit has voting rights.

     - Class A unitholders shall have the right to elect two members to the Board of the Company.

     - In the event of liquidation, dissolution or winding up of the Company, subsequent to the liquidation preference described in Note 8, the holders of Class B units shall receive $3.85 per unit, plus all accrued but unpaid dividends. Any remaining assets shall be distributed pro rata to the Class A and B unitholders.

     - The Class A and B unitholders have no special dividend rights.

     - The Class A and B unitholders have certain registration rights.

                   DIABLO RESEARCH COMPANY LLC AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

PHANTOM STOCK PLAN

     In connection with the reverse spin out described in Note 1, DR Corp.'s phantom stock plan was canceled. At that time, there were 509,000 rights outstanding, of which 225,601 were vested. In exchange for their phantom stock rights, the phantom shareholders were to receive from the Company one Class B unit and one common share of Whisper for each right outstanding and $1.00 for each vested right as of November 8, 1996, subject to adjustment for the stock split. In 1997, all outstanding rights (net of employee terminations prior to issuance) under the Plan were exchanged for 807,210 Class B units valued at $0.325 per share and a cash payment of $226 ($1.00 for each vested right) was made to the phantom shareholders. The Class B units continue to vest in accordance with the phantom stock plan vesting schedule. Upon an employee's termination, the Company has the right to repurchase any unvested units at the lower of original cost or fair market value, and has the right to repurchase vested units at fair market value. In 1997 and 1998, 36,790 and 33,520 units, respectively, were repurchased at prices ranging from $0.325 to $0.65 per unit. At December 31, 1998, there were 45,188 units subject to repurchase by the Company at the lower of original cost or fair market value.

1997 OPTION PLAN

     Under the 1997 Option Plan, the Company has reserved 3,063,476 Class B units for issuance, at the discretion of the Board of Members, to officers, members of the Board, employees and consultants. Options must be granted at not less than fair market value at the date of grant as determined by the Board of Members. Options granted under the 1997 Option Plan generally vest over four years and expire ten years from the date of grant.

     The Company's 1997 Option Plan allows employees to exercise their options immediately. All unvested units are placed in escrow and continue to vest according to the employee's normal option vesting schedule. Upon termination of an employee, the employee's vested units are subject to repurchase at fair market value and the unvested units are subject to repurchase by the Company at the lower of fair market value or original purchase price.

     Additional information with respect to options under the 1997 Option Plan is as follows:

                                                                             WEIGHTED
                                                                             AVERAGE
                                                              NUMBER OF    OPTION PRICE
                                                               OPTIONS       PER UNIT
                                                              ---------    ------------
Outstanding, January 1, 1997................................        --        $  --
Granted (weighted average fair value of $0.21 per unit).....  1,644,580       $0.37
Canceled....................................................   (49,918)       $0.33
                                                              ---------
Outstanding, December 31, 1997..............................  1,594,662       $0.37
Granted (weighted average fair value of $0.14 per unit).....  1,112,215       $0.65
Exercised...................................................   (10,500)       $0.42
Canceled....................................................  (459,102)       $0.38
                                                              ---------
Outstanding, December 31, 1998..............................  2,237,275       $0.51
                                                              =========

     At December 31, 1998, 826,201 units were available for future grant under the 1997 Option Plan.

                   DIABLO RESEARCH COMPANY LLC AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     Additional information regarding options outstanding as of December 31, 1998 is as follows:

                        OPTIONS OUTSTANDING
               -------------------------------------     OPTIONS VESTED
                               WEIGHTED                ------------------
                               AVERAGE      WEIGHTED             WEIGHTED
  RANGE OF                    REMAINING     AVERAGE              AVERAGE
  EXERCISE       NUMBER      CONTRACTUAL    EXERCISE   NUMBER    EXERCISE
   PRICES      OUTSTANDING   LIFE (YEARS)    PRICE     VESTED     PRICE
-------------  -----------   ------------   --------   -------   --------
        $0.05     140,000        7.0         $0.05     138,750    $0.05
         0.33     728,063        8.7          0.33     344,283     0.33
         0.65   1,369,212        9.5          0.65     234,155     0.65
                ---------        ---         -----     -------    -----
$0.05 - $0.65   2,237,275        9.0         $0.51     717,188    $0.38
                =========                              =======

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), requires the disclosure of pro forma net loss had the Company adopted the fair value method. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's option awards. These models also require subjective assumptions, including expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value option pricing model with the following weighted average assumptions: expected life, five years; risk free interest rates ranging from 4.5% to 6.0% in 1998 and 5.7% to 7.1% in 1997; and no dividends during the expected term (since the Company is not public, stock volatility was assumed nil for purposes of this calculation). The Company's calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair market values of the awards had been amortized to expense over the vesting period of the awards, pro forma net loss would have been approximately $2,063 in 1997 and $6,143 in 1998.

8. RELATED PARTY TRANSACTIONS

     During November 1996, third party investors (the Investors) acquired a 36% voting interest in both the Company and Whisper through the purchase of 1,915,558 Class A units of the Company and 1,915,558 shares of Series A preferred stock of Whisper, respectively. Under the terms of a preference sharing agreement among the Class B unitholders and Whisper's Series B preferred shareholders (collectively, the Individual Shareholders) and the Investors, upon liquidation, dissolution or winding up of the Company or Whisper or upon a merger or sale of the Company or Whisper, the Investors are first entitled to an amount of $15,037 less (1) any cash or property distributed to the Investors,
(2) the value of the Company's or Whisper's marketable securities owned by the Investors, and (3) any proceeds received by the Investors in an initial public offering. After such amount is distributed to the Investors, the Individual Shareholders are entitled to $26,000 multiplied by a fraction, the numerator of which, depending on which company is being sold, is the number of Class B units or Series B preferred stock then owned by the Individual Shareholders and the denominator of which is, depending on which company is being sold, the total number of Class B units or Series B preferred stock outstanding on such date, less (1) any cash or property distributed to the Individual Shareholders, (2) the value of the Company's marketable securities owned by the

                   DIABLO RESEARCH COMPANY LLC AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Individual Shareholders and (3) any proceeds received by the Individual Shareholders in an initial public offering.

     Prepaid expenses and other assets at December 31, 1998 include a $50 note receivable due from an officer of the Company. The note receivable bears interest at 8.0% and is due upon termination of employment or will be automatically forgiven upon the officers' first anniversary of employment with the Company.

     The Company paid a management fee of $100 to a significant unitholder in 1997 and 1998, respectively, for certain managerial, legal, financial and other administration services, which has been included in operating expenses.

     In 1998, Whisper granted options to purchase up to 120,400 shares of Whisper common stock at $3.00 per share to the Company's employees dedicated to providing contract services to Whisper. Such options vest based on certain performance criteria and expire in five years. The Company will record compensation expense for these options over the vesting period based upon the fair value of the options as ultimately determined on the vesting dates. At December 31, 1998, the Company had not recorded any amounts related to these options as their fair value at year end is insignificant since the exercise price of $3.00 per share is significantly greater than the fair value of Whisper's common stock of $0.45 per share (see Note 3).

9. MAJOR CUSTOMERS

     Two customers accounted for 53% (Whisper -- see Note 2) and 23% of total revenues in 1997, respectively. Two customers accounted for a total of 62% (Whisper -- see Note 2) and 17% of total revenues in 1998, respectively.

     Two customers accounted for 39% (Whisper) and 19% of total accounts receivable at December 31, 1997, respectively. Two customers accounted for 44% (Whisper -- see Note 2) and 21% of total accounts receivable at December 31, 1998, respectively.

10. EMPLOYEE BENEFIT PLAN

     Under the Company's 401(k) Savings Plan (the Plan), employees may contribute up to 15% of their salary into the Plan, subject to IRS limitations. The Company matches 75% of the employee's contribution up to 10% of their salary. Company contributions were approximately $373 and $645 in 1997 and 1998, respectively, and vest over a period of 36 months.

11. SUBSEQUENT EVENT

     In February 1999, the Company obtained a $1 million revolving line of credit facility with a bank and subsequently repaid its promissory note with the same bank (see Note 5). Borrowings under the line of credit facility bear interest at prime plus 0.25%, are due in February 2000, and are collateralized by substantially all of the Company's assets. The line of credit facility also requires that the Company meet certain financial covenants. The line of credit is guaranteed by certain existing unitholders of the Company. In exchange for this guarantee, the Company issued warrants to purchase 230,770 Class B units at an exercise price of $0.65. Such warrants expire in ten years. At August 3, 1999, $975 was outstanding under the line of credit and the Company was not in compliance with the financial covenants; hence amounts borrowed under the line of credit are due on demand.

                   DIABLO RESEARCH COMPANY LLC AND SUBSIDIARY

                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     In March, June and August 1999, the Company received $1,500, $500 and $500, respectively, pursuant to convertible note agreements (the Notes) with certain existing unitholders. The Notes bear interest at 8.0% and are due upon demand. The Notes are convertible, along with all accrued but unpaid interest, at the option of the Noteholders, into newly designated units of the Company at a conversion price to be determined pursuant to future negotiations between the Company and the Noteholders. The Notes are collateralized by a second lien and security interest in all of the Company's accounts receivable, general intangibles, documents, instruments and chattel paper.

----------------------------------------------------------
----------------------------------------------------------

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

                                           Page
                                           ----
Prospectus Summary.......................    1
Risk Factors.............................    9
Cautionary Note Regarding Forward Looking
  Statements.............................   22
Our Separation from Cadence..............   24
Use of Proceeds..........................   26
Dividend and Distribution Policy.........   26
Capitalization...........................   27
Dilution.................................   28
Selected Financial Data..................   29
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................   32
Business.................................   46
Management...............................   60
Arrangements between Tality and
  Cadence................................   72
Principal Stockholders...................   80
Description of Capital Stock and
  Partnership Units......................   82
Shares Eligible for Future Sale..........   88
Underwriting.............................   90
Validity of Class A Common Stock.........   93
Experts..................................   93
Additional Information...................   93
Index to Consolidated Financial
  Statements.............................  F-1

                            ------------------------

      Through and including                , 2000 (the 25th day after the date
of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as underwriter and with respect to an unsold allotments or subscription.
----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------

                               12,750,000 Shares

                               TALITY CORPORATION

                                    Class A

                                  Common Stock

                            ------------------------

                                 [Tality Logo]

                            ------------------------

                              GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS

                                UBS WARBURG LLC

                                    SG COWEN
----------------------------------------------------------
----------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with this offering. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........  $   46,500
NASD fee....................................................      18,000
Nasdaq National Market listing fee..........................      95,000
Printing and engraving costs................................     300,000
Legal fees and expenses.....................................   2,485,500
Accounting fees and expenses................................     650,000
Blue Sky qualification fees and expenses....................      25,000
Transfer agent and registrar fees and expenses..............       5,000
                                                              ----------
Total.......................................................  $3,625,000
                                                              ==========

---------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Article VII of the Bylaws provide that all persons whom the Registrant is empowered to indemnify pursuant to Delaware General Corporation Law shall be indemnified by the Registrant to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any statute, the Registrant's Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of Section 174 of the Delaware General Corporation law or (iv) any transaction from which the director derived an improper personal benefit.

     All of Tality's directors and officers will be covered by insurance policies maintained by Tality against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended. In addition, the Registrant has entered into indemnity agreements with its directors and executive officers (a form of which is filed as Exhibit 10.5 to this Registration Statement) that obligate the Registrant to indemnify such directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law.

     Reference is made to the Underwriting Agreement, the proposed form of which is filed as Exhibit 1.1, pursuant to which the underwriters agree to indemnify the directors and certain officers of the Registrant and certain other persons in certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In connection with its incorporation and organization, on July 13, 2000, Tality Corporation issued 2,150,000 shares of Class A common stock and one share of Class B common stock to Cadence for an aggregate of $13,437,500. Tality Corporation believes that this issuance was exempt from registration under
Section 4(2) of the Securities Act as a transaction not involving any public offering.


     During July, August and September 2000, Tality Corporation granted options to Cadence to purchase up to 13,492,240 shares under Tality Corporation's stock option plans at a weighted average exercise price of $6.25 per share and sold 220,000 restricted shares of Tality Corporation's Class A common stock to Tality directors at a price of $6.25 per share. Cadence subsequently transferred the options to its employees involved primarily in the electronics design services business. These grants were exempt from registration under Section 4(2) of the Securities Act as (i) a transaction not involving a public offering and (ii) issuances to Cadence employees or Tality non-employee directors pursuant to Rule 701 under the Securities Act.


     During July 2000, Tality Corporation granted options to two employees of Cadence involved primarily in the electronics design services business. These grants were exempt from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.

ITEM 16. EXHIBITS

(a) Exhibits

EXHIBIT
 NUMBER                           DESCRIPTION
-------                           -----------
1.1*      Form of Underwriting Agreement.
3.1*      Certificate of Incorporation of the Registrant.
3.2*      Form of Restated Certificate of Incorporation of the
          Registrant to be in effect prior to completion of the
          offering.
3.3*      Bylaws of the Registrant.
4.1*      Specimen form of Registrant's common stock certificate.
5.1*      Opinion of Gibson, Dunn & Crutcher LLP.
10.1*     Agreement of Limited Partnership of Tality, LP, between the
          Registrant and Cadence Holdings, Inc.
10.2*     Master Separation Agreement dated as of July 14, 2000,
          between the Registrant, Cadence Design Systems, Inc.
          ("Cadence") and Cadence Holdings, Inc.
10.3*     Tality Corporation 2000 Equity Incentive Plan, as amended.
10.4*     Tality Corporation 2000 Broad Based Equity Incentive Plan,
          as amended.
10.5*     Form of Indemnity Agreement between the Registrant and its directors and executive officers.
10.6*     Employment Agreement between the Registrant and Robert P.
          Wiederhold dated as of July 14, 2000.
10.7*     Form of General Assignment and Assumption Agreement by and
          among the Registrant, Cadence, Cadence Holdings, Inc. and
          Tality, LP.
10.8*     Form of Master Intellectual Property Ownership and License
          Agreement by and among the Registrant, Cadence, Cadence
          Holdings, Inc. and Tality, LP.
10.9*     Form of Employee Matters Agreement by and among the
          Registrant, Cadence, Cadence Holdings, Inc. and Tality, LP.
10.10*    Form of Master Corporate Services Agreement by and among the
          Registrant, Cadence, Cadence Holdings, Inc. and Tality, LP.
10.11*    Form of Real Estate Matters Agreement by and among the
          Registrant, Cadence, Cadence Holdings, Inc. and Tality, LP.
10.12*    Form of Master Confidentiality Agreement by and among the
          Registrant, Cadence, Cadence Holdings, Inc. and Tality, LP.

EXHIBIT
 NUMBER                           DESCRIPTION
-------                           -----------
10.13*    Form of Indemnification and Insurance Matters Agreement by
          and among the Registrant, Cadence, Cadence Holdings, Inc.
          and Tality, LP.
10.14*    Form of Fixed Term License Agreement between Cadence and
          Tality, LP.
10.15*    Form of Joint Technology Development and Support Agreement
          by and among the Registrant, Cadence, Cadence Holdings, Inc.
          and Tality, LP.
10.16*    Form of Joint Sales Agreement by and among the Registrant,
          Cadence, Cadence Holdings, Inc. and Tality, LP.
10.17*    Form of Asset Purchase Agreement by and among Cadence,
          Cadence Design Systems (Canada) Limited and Tality Canada
          Corporation.
10.18     Form of Amended and Restated Master Separation Agreement by
          and among the Registrant, Cadence, Cadence Holdings, Inc.
          and Tality, LP.
10.19     Form of Asset Purchase Agreement by and among Symbionics
          Limited, Cadence and Cadence Design Systems Limited.
10.20*    Tality Corporation Directors Stock Option Plan.
10.21*    Form of Amended and Restated Agreement of Limited
          Partnership of Tality, LP between the Registrant and Cadence
          Holdings, Inc.
21.1*     Subsidiaries of the Registrant.
23.1*     Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
          5.1).
23.2      Consent of Arthur Andersen LLP.
23.3      Consent of Deloitte & Touche LLP.
24.1*     Power of Attorney (included on the signature page to this
          Registration Statement, see page II-5).
27.1*     Financial Data Schedule.


---------------
  *  Previously filed.

 ** Confidential treatment request as to certain portions of exhibit. Unredacted versions of this exhibit have been filed separately with the Securities and Exchange Commission.

(b)  Financial Statement Schedule

     Other financial statement schedules have been omitted because the information called for is not required or is shown either in our consolidated financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes the following:

         (i) The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

         (ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation, the Registrant's Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (iii) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act is part of this Registration Statement as of the time it was declared effective.

         (iv) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 5th day of October, 2000.


                                          TALITY CORPORATION

                                          By:  /s/ ROBERT P. WIEDERHOLD*
                                            ------------------------------------
                                                    Robert P. Wiederhold
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:


                   SIGNATURE                                     TITLE                      DATE
                   ---------                                     -----                      ----
            /s/ H. RAYMOND BINGHAM*               Chairman of the Board of Directors   October 5, 2000
------------------------------------------------
               H. Raymond Bingham

           /s/ ROBERT P. WIEDERHOLD*                 President and Chief Executive     October 5, 2000
------------------------------------------------     Officer; Director (Principal
              Robert P. Wiederhold                        Executive Officer)

               /s/ DUANE W. BELL*                    Senior Vice President, Chief      October 5, 2000
------------------------------------------------    Financial Officer and Secretary
                 Duane W. Bell                     (Principal Financial Officer and
                                                     Principal Accounting Officer)

             /s/ RONALD R. BARRIS*                             Director                October 5, 2000
------------------------------------------------
                Ronald R. Barris

             /s/ MICHAEL G. KEITH*                             Director                October 5, 2000
------------------------------------------------
                Michael G. Keith

               /s/ KENNETH LEVY*                               Director                October 5, 2000
------------------------------------------------
                  Kenneth Levy

              /s/ JOHN M. SCANLON*                             Director                October 5, 2000
------------------------------------------------
                John M. Scanlon

         *By: /s/ R.L. SMITH MCKEITHEN
   ------------------------------------------
              R.L. Smith McKeithen
                Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER                           DESCRIPTION
-------                           -----------
1.1*      Form of Underwriting Agreement.
3.1*      Certificate of Incorporation of the Registrant.
3.2*      Form of Restated Certificate of Incorporation of the
          Registrant to be in effect prior to completion of the
          offering.
3.3*      Bylaws of the Registrant.
4.1*      Specimen form of Registrant's common stock certificate.
5.1*      Opinion of Gibson, Dunn & Crutcher LLP.
10.1*     Form of Agreement of Limited Partnership of Tality, LP,
          between the Registrant and Cadence Holdings, Inc.
10.2*     Master Separation Agreement dated as of July 14, 2000,
          between the Registrant, Cadence Design Systems, Inc.
          ("Cadence") and Cadence Holdings, Inc.
10.3*     Tality Corporation 2000 Equity Incentive Plan, as amended.
10.4*     Tality Corporation 2000 Broad Based Equity Incentive Plan,
          as amended.
10.5*     Form of Indemnity Agreement between the Registrant and its directors and executive officers.
10.6*     Employment Agreement between the Registrant and Robert P.
          Wiederhold dated as of July 14, 2000.
10.7*     Form of General Assignment and Assumption Agreement by and
          among the Registrant, Cadence, Cadence Holdings, Inc. and
          Tality, LP.
10.8*     Form of Master Intellectual Property Ownership and License
          Agreement by and among the Registrant, Cadence, Cadence
          Holdings, Inc. and Tality, LP.
10.9*     Form of Employee Matters Agreement by and among the
          Registrant, Cadence, Cadence Holdings, Inc. and Tality, LP.
10.10*    Form of Master Corporate Services Agreement by and among the
          Registrant, Cadence, Cadence Holdings, Inc. and Tality, LP.
10.11*    Form of Real Estate Matters Agreement by and among the
          Registrant, Cadence, Cadence Holdings, Inc. and Tality, LP.
10.12*    Form of Master Confidentiality Agreement by and among the
          Registrant, Cadence, Cadence Holdings, Inc. and Tality, LP.
10.13*    Form of Indemnification and Insurance Matters Agreement by
          and among the Registrant, Cadence, Cadence Holdings, Inc.
          and Tality, LP.
10.14*    Form of Fixed Term License Agreement between Cadence and
          Tality, LP.
10.15*    Form of Joint Technology Development and Support Agreement
          by and among the Registrant, Cadence, Cadence Holdings, Inc.
          and Tality, LP.
10.16*    Form of Joint Sales Agreement by and among the Registrant,
          Cadence, Cadence Holdings, Inc. and Tality, LP.
10.17*    Form of Asset Purchase Agreement by and among Cadence,
          Cadence Design Systems (Canada) Limited and Tality Canada
          Corporation.
10.18     Form of Amended and Restated Master Separation Agreement by
          and among the Registrant, Cadence, Cadence Holdings, Inc.
          and Tality, LP.
10.19     Form of Asset Purchase Agreement by and among Symbionics
          Limited, Cadence and Cadence Design Systems Limited.
10.20*    Tality Corporation Directors Stock Option Plan.
10.21*    Form of Amended and Restated Agreement of Limited
          Partnership of Tality, LP between the Registrant and Cadence
          Holdings, Inc.
21.1*     Subsidiaries of the Registrant.
23.1*     Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
          5.1).
23.2      Consent of Arthur Andersen LLP.
23.3      Consent of Deloitte & Touche LLP.
24.1*     Power of Attorney (included on the signature page to this
          Registration Statement, see page II-5).
27.1*     Financial Data Schedule.

---------------
  *  Previously filed.

 ** Confidential treatment request as to certain portions of exhibit. Unredacted versions of this exhibit have been filed separately with the Securities and Exchange Commission.

(b)  Financial Statement Schedule

     Other financial statement schedules have been omitted because the information called for is not required or is shown either in our consolidated financial statements or the notes thereto.